Exhibit 10.20

OFFICE LEASE

(30930 RUSSELL RANCH ROAD)

BETWEEN

RUSSELL RANCH ROAD, LLC,

a Delaware limited liability company

AS LANDLORD

AND

KYTHERA BIOPHARMACEUTICALS, INC.,

a Delaware corporation

AS TENANT

OFFICE LEASE

(30930 RUSSELL RANCH ROAD)

THIS OFFICE LEASE (this “Lease”) is made and entered into as of March 12, 2014 (the “Effective Date”), by and between

“Landlord”                         RUSSELL RANCH ROAD, LLC, a Delaware limited liability company

and

“Tenant”                                       KYTHERA BIOPHARMACEUTICALS, INC., a Delaware corporation

SECTION 1: DEFINITIONS

Access Laws:  The Americans With Disabilities Act of 1990 (including the Americans with Disabilities Act Accessibility Guidelines for Building and Facilities) and all other Governmental Requirements relating to the foregoing.

Additional Rent:  Defined in paragraph captioned “Additional Rent”.

Base Amount Allocable to the Premises:  Defined in paragraph captioned “Additional Rent”.

Base Rent: Base Rent shall be as follows:

Monthly Base Rent:

Lease Months	Monthly Base Rent

1-12	$62,411.25

13-24	$64,283.59

25-36	$66,212.10

Base Year:  Calendar year 2015

Brokers:  Tenant was represented in this transaction by CRESA Los Angeles, a licensed real estate broker.  Landlord was represented in this transaction by Jones, Lang, LaSalle and IDS Real Estate Group, each licensed real estate brokers.

Building:  The building located on the Land and commonly known by the address of 30930 Russell Ranch Road, Westlake Village, California and containing approximately 64,304 rentable square feet, which rentable square footage  is hereby stipulated by Landlord and Tenant to be true and correct.

Business Day:  Calendar days, except for Saturdays and Sundays and holidays observed by a majority of Comparable Buildings (as hereinafter defined) (“Holidays”).

Claims:  An individual and collective reference to any and all claims, demands, damages, injuries, losses, liens, liabilities, penalties, fines, lawsuits, actions, other proceedings and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the proceeding whether at trial or on appeal).

Commencement Date:  The date which is ninety (90) days after the date Landlord delivers possession of the Premises to Tenant in connection with Tenant’s Early Access (the “Delivery Date”) subject to Commencement Date Delays, which Commencement Date is estimated to be August 1, 2014.

Commencement Date Memorandum:  Defined in the Section entitled “Commencement Date Memorandum”.

Common Areas:  Areas of the Building or Project reasonably designated by Landlord from time to time as common areas for the use and enjoyment of all tenants and occupants of the Project, which shall include Tenant’s non-exclusive right to use the exterior courtyards and seating areas located on the South side of the Building.

ERISA:  The Employee Retirement Income Security Act of 1974, as now or hereafter amended, and the regulations promulgated under it.

Estimated Operating Costs Allocable to the Premises:  Defined in the Section captioned “Additional Rent”.

Events of Default:  One or more of those events or states of facts defined in the Section captioned “Events of Default”.

Governmental Agency:  The United States of America, the State of California, any county, city, district, municipality or other governmental subdivision, court or agency or quasi-governmental agency having jurisdiction over the Project and any board, agency or authority associated with any such governmental entity, including the fire department having jurisdiction over the Project.

Governmental Requirements:  Any and all statutes, ordinances, codes, laws, rules, regulations, orders and directives of any Governmental Agency as now or later amended.

Green Agency Ratings:  Any one or more of the following ratings, as same may be in effect or amended or supplemented from time to time:  The U.S. EPA’s Energy Star® rating and/or Design to Earn Energy Star, the Green Building Initiative’s Green Globes TM  for Continual Improvement of Existing Buildings (Green GlobesTM-CIEB), the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, LEED EBOM (existing buildings operations and maintenance) and any applicable substitute third party or government mandated rating systems.

Hazardous Substance(s):  Any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other material expected to be on the Project, is either (a) potentially injurious to the public health, safety or welfare, the environment or the Project, or (b) a basis for potential liability of Landlord or Landlord’s Agents to any Governmental Agency or third party under any applicable statute or common law theory.  Hazardous Substances shall include asbestos, PCB, petroleum or petroleum-based chemicals or substances, urea formaldehyde or any chemical, material, element, compound, solution, mixture, substance or other matter of any kind whatsoever which is now or later defined, classified, listed, designated or regulated as hazardous, toxic or radioactive by any Governmental Agency or is similarly defined pursuant to any applicable Governmental Requirements.

Land:  The land upon which the Building is located in Los Angeles County, State of California, as legally described in Exhibit A attached to this Lease and incorporated herein by this reference.

Landlord:  The limited liability company named on the first page of this Lease, or its successors and assigns as provided in the Section captioned “Assignment by Landlord”.

Landlord’s Agents:  Landlord’s trustees, affiliates, officers, partners, members, consultants, employees, agents, managers and advisors, and their respective officers, directors, employees and agents.

Lease Term:  Commencing on the Commencement Date and ending on the last day of that calendar month which occurs thirty-six (36) months after the Commencement Date (the “Expiration Date”).

Lender:  Defined in paragraph entitled “Landlord’s Default”.

Manager:  IDS Real Estate Group, or its replacement as specified by written notice from Landlord to Tenant.

Manager’s Address: Set forth in Landlord’s signature block below, which address may be changed by written notice from Landlord to Tenant.

Operating Costs:  Defined in the Section captioned “Additional Rent”.

Operating Costs Allocable to the Premises:  Defined in the Section captioned “Additional Rent”.

Original Tenant:  The Tenant originally named in this Lease.

Parking:  Subject to the terms and conditions of this paragraph and Section 4.11 below and subject to the Parking Encumbrance (as defined below), during the Lease Term, Tenant shall be permitted to use free of charge during the Lease Term, as may be extended, up to 98 parking passes, which parking passes shall permit Tenant to initially use up to (i) ninety-two (92) unreserved parking spaces (the “Unreserved Spaces”), on a first-come, first-serve, non-exclusive basis, and (ii) six (6) reserved parking spaces located (the “Reserved Spaces”) in the locations depicted on Exhibit “F-1” attached hereto (the “Reserved Spaces Location”), all of which parking passes pertain to the parking stalls located on the Land and serving the Building during the Lease Term.  The number of Unreserved Spaces and Reserved Spaces to which Tenant shall be entitled to use during the Term is subject to change based upon Tenant’s construction of “Carports” (as that term is defined in Section 4.11, below) in accordance with the terms of Section 4.11, below.

Permitted Use.  General office use (including sales and training), so long as such use is strictly in accordance with (i) the applicable zoning for the Project, (ii) similar class buildings of the same or similar use as the Building and located in the metropolitan area in which the Building is located, and (iii) Governmental Requirements and matters of record.  In no event shall Tenant be permitted to engage in retail, food or restaurant sales or activities at the Premises, except as incidental to Tenant’s office use where such services and activities are offered to Tenant’s Agents, and not to the general public.

Prepaid Rent:  $62,411.25, to be applied toward Base Rent for the first month of the Lease Term.

Premises:  Approximately 24,475 rentable square feet consisting of space located on the third (3rd) floor of the Building, as depicted on Exhibit “B” attached hereto and incorporated herein by this reference, and commonly known as Suite 300.  Landlord and Tenant hereby stipulate that the Premises contains the number of rentable square feet specified above.  Such square footage shall be final, conclusive and controlling.

Prime Rate:  Defined in the Section captioned “Default Rate”.

Project:  The project known as Westlake Landmark within which the Building and the Land are located, consisting of two (2) 3-story office buildings (including the Building).

Property Taxes:  (a) Any form of ad valorem real or personal property tax or assessment imposed by any Governmental Agency on the Land, Building, related improvements or any personal property owned by Landlord associated with such Land, Building or improvements; (b) any other form of tax or assessment, license fee, license tax, tax or excise on rent or any other levy, charge, expense or imposition made or required by any Governmental Agency on any interest of Landlord in such Land, Building, related improvements or personal property; (c) any fee for services charged by any Governmental Agency for any services such as fire protection, street, sidewalk and road maintenance, refuse collection, school systems or other services provided or formerly provided to property owners and residents within the general area of the Land; (d) any governmental impositions allocable to or measured by the area of any or all of such Land, Building, related improvements or personal property or the amount of any base rent, additional rent or other sums payable under any lease for any or all of such Land, Building, related improvements or personal property; (e) any gross receipts or other excise tax allocable to, measured by or a function of any one or more of the matters referred to in clause (d); (f) any impositions by any Governmental Agency on any transaction evidenced by a lease of any or all of such Land, Building, related improvements or personal property or charge with respect to any document to which Landlord is a party creating or transferring an interest or an estate in any or all of such Land, Building, related improvements or personal property; and (g) any increase in any of the foregoing based upon construction of improvements or change of ownership of any or all of such Land, Building, related improvements or personal property.  Notwithstanding anything to the contrary in this Lease, in no event shall Property Taxes included in Operating Costs for any Year subsequent to the Base Year be less than the amount of Property Taxes included in Operating Costs for the Base Year.  In addition, when calculating Property Taxes for the Base Year, special assessments shall only be deemed included in Property Taxes for the Base Year to the extent that such special assessments are included in Property Taxes for the applicable subsequent Year during the Lease Term.  Notwithstanding anything to the contrary set forth in this Lease, the amount of Property Taxes for the Base Year and any subsequent year under this Lease shall be calculated without taking into account any decreases in real estate taxes obtained in connection with California Revenue and Taxation Code Paragraph 51 (“Proposition 8”), and, therefore, the Property Taxes in the Base Year and/or a subsequent Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Property Taxes due under this Lease; provided that (1) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Property Taxes nor included in Operating Costs for purposes of this Lease, and (2) tax refunds under Proposition 8 shall not be deducted from Property Taxes nor refunded to Tenant, but rather shall be the sole property of Landlord.  Landlord and Tenant acknowledge that the preceding sentence is not intended to in any way affect (A) the inclusion in Property Taxes of the statutory two percent (2.0%) annual increase in Property Taxes (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Property Taxes pursuant to the terms of Proposition 13.  Any taxes, bonds or assessments that may be paid over more than a one-year period shall be included in Property Taxes as if such payments were made in the maximum number of installments permitted by applicable law without causing Landlord to incur any late charge, interest or other cost or expense, and only the portion thereof attributable to a given year shall be in included in Property Taxes for that year (except to the extent inconsistent with the general practice of the Comparable Buildings).  Notwithstanding anything to the contrary contained in this Section, there shall be excluded from Property Taxes (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items to the extent included as Operating Costs, (iii) any items to the extent  paid by Tenant under Section 4.28.2 of this Lease, (iv) any items to the extent for which Tenant or other tenants of the Project are liable pursuant to their lease (other than as an Operating Costs pass-through item), and (v) penalties to the extent incurred as a result of Landlord’s negligence, inability or unwillingness to make payments of, and/or to file any tax or informational returns with respect to, any real property taxes or assessment, when due.

Substantial Completion:  Defined in Exhibit “C” attached hereto.

Telecommunication Facilities:  Equipment, facilities, apparatus and other materials utilized for the purpose of electronic telecommunication, including cable, switches, wires, conduit and sleeves.

Telecommunication Services:  Services associated with electronic telecommunications, whether in a wired or wireless mode.  Basic voice telephone services are included within this definition.

Tenant:  The entity named on the first page of this Lease.

Tenant’s Agents:  Any and all officers, partners, members, contractors, subcontractors, consultants, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors of Tenant.

Tenant Alterations:  Defined in the Section captioned “Tenant Alterations”.

Tenant Improvement Allowance:  The maximum amount, if any,  to be expended by Landlord for the cost of Tenant Improvements (including architectural, engineering, permitting and space planning fees and the cost of cabling, security system, signage, furniture, fixtures and equipment) as opposed to costs incurred by Landlord which are expressly in addition to the Tenant Improvement Allowance, which maximum shall not exceed Two Hundred Forty-Four Thousand Seven Hundred Fifty and NO/100 Dollars ($244,750.00).

Tenant Improvements:  Defined in Exhibit “C” attached hereto.

Tenant’s Pro Rata Share: 38.06%.

Year:  A calendar year commencing January 1 and ending December 31 or that portion of the calendar year within the Lease Term.

SECTION 2:  PREMISES AND TERM

2.1         Lease of Premises.  Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, upon the terms and conditions set forth in this Lease.  Subject to Landlord’s reasonable regulations, restrictions and guidelines, Tenant’s rights to the Premises shall include the non-exclusive right to use and access the janitorial closet, and the electrical and telephone rooms, if any, on the floors containing the Premises as reasonably necessary for Tenant’s effective and efficient use of the Premises, and the non-exclusive right to enter such areas to service its equipment, provided such rights shall be (i) subject to the terms and conditions of this Lease, all applicable laws, and Landlord’s reasonable, non-discriminatory rules and regulations; and (ii) subject to Landlord’s right to have a representative present to supervise or inspect said use and access, so long as such representative is reasonably available.  Tenant shall have the right to use, or access, any ceilings or space above the ceilings on the floor containing the Premises and utility raceways of the Building to the extent necessary to service Tenant’s equipment in the Premises and to run wires, cables and other conduits to the Premises and to use such space as necessary for providing utility services to the Premises, such as the installation of computer cable and telecom conduits to the extent permitted by applicable laws; provided, however, all such work shall be (A) scheduled with Landlord, (B) subject to Landlord’s right of access to other tenants’ premises, if any, (C) completed in a manner which creates the minimal reasonable interference with such other tenants, if any, (D) subject to Landlord’s right to have a representative present to supervise or inspect said work, so long as such representative is reasonably available, and (E) subject to Landlord’s reasonable, non-discriminatory rules and regulations.  Tenant shall have access to the risers of the Building, subject to the reasonable non-discriminatory rules and regulations of Landlord and any manager of such risers.  Tenant, at its expense, shall be permitted to run cabling and wiring through such risers as Tenant desires from time to time, provided that all such work shall be (I) reasonably scheduled with Landlord, (II) subject to Landlord’s right to have a representative present to supervise or inspect said work, so long as such representative is reasonably available, and (III) subject to Landlord’s reasonable, non-discriminatory rules and regulations.  Tenant shall be solely responsible for installing any cabling and wiring through such risers and for maintaining, repairing and/or replacing (as necessary) said cabling and wiring upon no less than one (1) Business Days’ prior written notice.

2.2                            Lease Term.  The Lease Term shall be for the period stated in the definition of that term, unless earlier terminated as provided in this Lease.  Except as provided in Section 2.4 below, if this Lease is executed before the Premises become vacant or otherwise available or if any present tenant or occupant of the Premises holds over, and Landlord cannot acquire possession of the Premises in time to deliver them by any estimated or anticipated Commencement Date, or if Landlord is otherwise unable to deliver the Premises by any estimated or anticipated Commencement Date, this Lease shall not be void or voidable, and Landlord shall not be deemed to be in default hereunder, nor shall Landlord be liable for any loss or damage directly or indirectly arising out of or resulting from such holdover or otherwise; provided, however, Landlord agrees to use reasonable efforts to obtain possession of the Premises as soon as possible, including pursuing an unlawful detainer action against such tenant or occupant, to the extent such action is ripe under California law.

2.3                            Tenant Improvements.  All Tenant Improvements (but not trade fixtures, equipment and similar personal property), regardless of which party constructed or paid for them, shall become the property of Landlord and shall remain upon and be surrendered with the Premises upon the expiration or earlier termination of this Lease.  Tenant shall not be required to remove all or any portion of the Tenant Improvements (including Telecommunication Facilities) currently existing in the Premises or installed by Tenant pursuant to Exhibit C or any supplemental HVAC units upon the expiration or earlier termination of this Lease; provided, further, notwithstanding anything to the contrary herein, so long as Landlord notifies Tenant at the time of Landlord’s consent to any Tenant Alterations (or, with respect to Tenant Alterations that do not require Landlord’s consent, within ten (10) days following Tenant’s written notice to Landlord of such Tenant Alterations), Tenant shall only be required to remove any Tenant Alterations which are not typical, normal and customary for general office purposes.

2.4                            Tenant’s Early Access.  Subject to all applicable legal requirements and Section 2.11 of this Lease, commencing on the Delivery Date (which is estimated to be May 1, 2014), Tenant may enter into the Premises prior to the Commencement Date (but following the date of mutual execution and delivery of this Lease) (“Early Access”) for the purpose of constructing the Tenant Improvements, installing Tenant’s cabling and furniture, fixtures and equipment and commencing business therein (to the extent legally permitted), and conducting Tenant’s business.  Such early entry in and of itself will not advance the Commencement Date.  All of the provisions of this Lease shall apply to Tenant during any early entry, including, without limitation, the indemnities set forth in this Lease and Tenant’s obligation to not interfere with the performance of Landlord’s obligations under Section 1 of the Tenant Work Letter, but excluding only the obligation to pay Base Rent and Operating Costs until the Commencement Date has occurred.  During any such early entry, Landlord shall not be responsible for any loss, including theft, damage or destruction to any work or material installed or stored by Tenant at the Premises or for any injury to Tenant or its agents, employees, contractors, subcontractors, subtenants, assigns, licensees or invitees, except to the extent such loss is caused by, related to or arising of the negligence or willful misconduct of Landlord or any of Landlord’s Agents.  Landlord shall have the right to post appropriate notices of non-responsibility and to require Tenant to provide Landlord with evidence that Tenant has fulfilled its obligation to provide insurance pursuant to the provisions of this Lease.  Notwithstanding the foregoing, if the Delivery Date does not occur by June 15, 2014, then Tenant shall be entitled to a credit equal to one (1) day’s Base Rent for each day after such date until such time as the Delivery Date occurs.

2.5         Commencement Date Memorandum.  Landlord may, at its option, prepare and submit to the Tenant a Commencement Date Memorandum in the form of Exhibit D, completed in good faith by Landlord, and executed by Landlord.  If Landlord does not prepare and submit to Tenant a Lease Memorandum within thirty (30) days following the Commencement Date, then Tenant may, at its option, prepare and submit to Landlord a Lease Memorandum in the form of Exhibit D, completed in good faith by Tenant, and executed by Tenant.  The information inserted on the Commencement Date Memorandum shall be controlling and conclusive and shall prevail over any inconsistent provision in this Lease upon the mutual execution of the Commencement Date Memorandum by Landlord and Tenant. Tenant or Landlord (as the case may be) shall execute and return the Commencement Date Memorandum within ten (10) Business Days of its receipt thereof; provided, however, if Tenant or Landlord does object in good faith to any information set forth in the Commencement Date Memorandum, it shall execute the Commencement Date Memorandum with such 10-business day period subject to its specifically-stated, written objections.  Tenant or Landlord, as applicable, must explain the reasons for its objections in reasonable detail.  That portion of the Commencement Date Memorandum to which no objection was made shall be conclusive and controlling.  Pending resolution of any dispute by agreement or a final determination by a court of competent jurisdiction in accordance with this Lease, Landlord’s or Tenant’s information, as applicable, as inserted in the Commencement Date Memorandum shall be utilized subject to any later adjustment agreed or found to be appropriate.  Tenant’s refusal or failure to execute a Commencement Date Memorandum shall neither prevent nor delay the occurrence of the Commencement Date.  In no event shall this Lease or the Commencement Date Memorandum be recorded without the prior written consent of Landlord and Tenant, in their sole and absolute discretion.

2.6         Use and Conduct of Business.

2.6.1                                   The Premises are to be used only for the Permitted Uses, and for no other business or purpose without the prior consent of Landlord.  Landlord makes no representation or warranty as to the suitability of the Premises for Tenant’s intended use.  Except as otherwise provided herein, Tenant shall, at its own cost and expense, obtain and maintain any and all licenses, permits, and approvals necessary or appropriate for its use, occupation and operation of the Premises for the Permitted Uses.  Except as otherwise provided herein, Tenant’s inability to obtain or maintain any such license, permit or approval necessary or appropriate for its use, occupation or operation of the Premises shall not relieve it of its obligations under this Lease, including the obligation to pay Base Rent and Additional Rent.  Subject to the terms of this Lease (including, without limitation, Landlord’s rules and regulations and Governmental Requirements), Tenant shall have access to the Premises and Project parking areas twenty-four (24) hours per day, seven (7) days per week.

2.6.2                              No act other than pursuant to the Permitted Uses shall be done in or about the Premises that is unlawful or that will increase the existing rate of insurance on any or all of the Land or Building.  Tenant shall not commit or allow to be committed or exist: (a) any waste upon the Premises, (b) any public or private nuisance, or (c) any act or condition which unreasonably disturbs the quiet enjoyment of any other tenant in the Building, violates any recorded covenants affecting any or all of the Land or Building, creates or contributes to any work stoppage, strike, picketing, labor disruption or dispute, unreasonably interferes in any way with the business of Landlord or any other tenant in the Building or with the rights or privileges of any contractors, subcontractors, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors or any other persons lawfully in and upon the Land or Building.

2.6.3                              Tenant shall not, without the prior consent of Landlord, use any apparatus, machinery, device or equipment in or about the Premises which will cause any substantial noise or vibration to emanate from the Premises.  If any of Tenant’s apparatus, machinery, devices or equipment should unreasonably disturb the quiet enjoyment of any other tenant in the Building, then Tenant shall provide, at its sole cost and expense, adequate insulation or take other such action, including removing such apparatus, machinery, devices or equipment, as may be necessary to eliminate the disturbance.  No food or beverage dispensing machines shall be installed by Tenant in the Premises for use by persons other than Tenant’s Agents without the prior written consent of Landlord.

2.6.4                              Tenant shall not use or operate the Premises in any manner that will cause the Building or any part thereof not to conform with Landlord’s commercially reasonable sustainability practices or the certification of the Building issued pursuant to any Green Agency Rating (of which Tenant is made aware by written notice).

2.7         Compliance with Governmental Requirements and Rules and Regulations.  Tenant shall comply with all Governmental Requirements relating to the Premises (including, without limitation, Tenant’s use, occupancy and operation thereof), and/or the use of the Building by Tenant and/or Tenant’s Agents, and all other covenants, conditions and restrictions and other matters of record; provided, however, Tenant shall not be required to make any structural alterations or structural modifications to the Premises, or alterations or modifications to the areas outside of the Premises, unless the same are triggered by Tenant’s particular manner of use of the Premises for other than general office purposes or improvements or equipment installed or constructed in the Premises by or for the benefit of Tenant; provided, further, if Landlord desires to create any covenants, conditions and restrictions or other matters of record and/or modify any existing covenants, conditions and restrictions or other matters of record in a manner that materially and adversely interferes with Tenant’s use of the Premises for the Permitted Uses hereunder, materially and unreasonably interferes with Tenant’s access to the Premises or Tenant’s parking rights, or Tenant’s right hereunder, or materially increases Operating Costs or other amounts payable by Tenant under this Lease (all of which shall be determined on an objective basis), then Landlord shall obtain Tenant’s prior written consent, which may be given or withheld in Tenant’s reasonable discretion and which shall be granted or denied by Tenant within twenty (20) days following Landlord’s delivery of such request to Tenant.  Tenant shall observe such reasonable non-discriminatory rules and regulations as may be adopted and published by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building, and for the preservation of good order in the Building, including the rules and regulations attached to this Lease as Exhibit D, so long as such rules and regulations do not unreasonably interfere with Tenant’s Permitted Uses, the rights granted Tenant hereunder or access to the Premises, Building or Project parking areas.  Notwithstanding anything to the contrary contained in this Lease, Landlord agrees that, except as may be required by law, the rules and regulations for the Project shall not be (i) modified or enforced in any way by Landlord so as to unreasonably and materially interfere with Tenant’s Permitted Uses of the Premises or Tenant’s access to the Premises, Building or Project parking areas, or (ii) discriminatorily enforced against Tenant but not against other tenants of the Project.  In the event any other tenant or occupant fails to comply with the rules and regulations of the Project, and such non-compliance unreasonably and materially interferes with Tenant’s use of the Premises or Project parking areas, upon request from Tenant, Landlord shall use its reasonable efforts to cause such other tenants and/or occupants to comply with such rules and regulations [but Landlord shall have no obligation to litigate such issue or incur expenses in connection therewith].

2.8                            Condition of Premises “AS-IS”.  Subject to Landlord’s continuing maintenance and repair obligations under this Lease and any latent defects in the Building systems or the core and shell of the Building, Tenant hereby agrees that, except as provided in Exhibit C or in Section 4.1 below or as expressly provided in this Lease to the contrary, the Premises shall be taken “as is”, “with all faults”, without any representations or warranties, and Tenant hereby further agrees and acknowledges that, except as expressly set forth herein, neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises, the Building, the Project or with respect to the suitability of either for the conduct of Tenant’s business, and Tenant expressly warrants and represents that Tenant has relied solely on its own investigations in its decision to enter into this Lease and let the Premises in an “as is” condition.  Subject to Landlord’s continuing maintenance and repair obligations under this Lease and except for any latent defects, the taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in satisfactory condition.  Tenant hereby waives subsection 1 of Section 1932 of the Civil Code of California or any successor provision of law.  Landlord shall be responsible for any costs associated with causing, as of the Commencement Date, (a) the Premises (including any work performed by Landlord as required hereunder) to be in material compliance with all Governmental Regulations applicable to the Premises, including, without limitation, the Americans With Disabilities Act, except to the extent any non-compliance is triggered by Tenant’s specific use of the Premises (for other than ordinary office use) or any alterations or work performed by or on behalf of Tenant, (b) the Common Areas (including the existing restrooms and elevator lobby on the 3rd floor) to be in material compliance with all Governmental Regulations applicable to the Project, including, without limitation, the Americans With Disabilities Act, except to the extent any non-compliance is triggered by Tenant’s specific use of the Premises (for other than ordinary office use) or any alterations or work performed by or on behalf of Tenant, (c) the Building systems and equipment and core and shell to be in good condition and working order, (d) the Premises and Common Area, to be free and clear of all Hazardous Substances in violation of Governmental Regulations and the removal and/or remediation of any Hazardous Substances discovered in the Premises during or as a result of the construction of the Tenant Improvements by Tenant  (except to the extent such Hazardous Substances therein exist as a result of any act of Tenant or Tenant’s Agents) and (e) latent defects in the Building systems or core and shell.  Landlord’s costs, if any, described in the preceding sentence shall not be included in Operating Costs and shall be in addition to the Tenant Improvement Allowance.  Tenant acknowledges that Landlord may be doing exterior renovations (the “Exterior Renovations”) to the Building during the Tenant’s occupancy and/or construction period, including work involving window flashing and sealant, work involving sealing of cracks in the cement plaster, sealing of cement plaster expansion joints and architectural reveals, renovations and recoating of the cement plaster, and other miscellaneous exterior renovation work.  Landlord shall use commercially reasonable efforts not to interfere with Tenant’s use and occupancy of and access to the Premises and parking areas during said Exterior Renovations (including, without limitation, providing Tenant with a minimum of five (5) Business Days advance written notice of any planned Exterior Renovations, completing such Exterior Renovations during Tenant’s non-business hours and/or reasonably scheduling the timing of such Exterior Renovations with Tenant).  Tenant hereby agrees that, to the extent Landlord has used commercially reasonable efforts not to interfere with Tenant’s use and occupancy of and access to the Premises and parking areas during said Exterior Renovations, the performance of the Exterior Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent or damages of any kind.  Notwithstanding the foregoing, Tenant expressly agrees that the remedy described in Section 4.1.2 shall not be available to Tenant in connection with the Exterior Renovations.

2.9                            Sustainable Building Operations.

2.9.1                This Building is or may become in the future certified under certain Green Agency Ratings or operated pursuant to Landlord’s sustainable building practices, as same may be in effect or modified from time to time.  Landlord’s sustainability practices address, without limitation, whole-building operations and maintenance issues including chemical use; indoor air quality; energy efficiency; water efficiency; recycling programs; exterior maintenance programs; and systems upgrades to meet green building energy, water, Indoor Air Quality, and lighting performance standards.  All of Tenant’s maintenance methods and procedures, material purchases, and disposal of waste must be in compliance with all Governmental Requirements.

2.9.2                Tenant shall use commercially reasonable efforts (if possible without the expenditure of additional money) to use proven energy and carbon reduction measures, including energy efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid overlighting interior spaces; closing shades on the south side of the Building to avoid over heating the space; turning off lights and equipment at the end of the work day; and purchasing ENERGY STAR® qualified equipment, including but not limited to lighting, office equipment, commercial and residential quality kitchen equipment, vending and ice machines;  and purchasing products certified by the U.S. EPA’s Water Sense® program.

2.10                    Option to Renew.

2.10.1                           Renewal Option.  Provided Tenant is not in default under this Lease at the time of Tenant’s exercise of the Option to Renew (as defined below) or any time thereafter up to the commencement of the Option Term (as defined below) beyond any applicable notice and cure periods and subject to the terms and conditions of this Section 2.10, Tenant shall have one (1) option to renew (the “Option to Renew”) the Lease Term with respect to the entire Premises for a period of thirty six (36) months  (the “Option Term”).   Except as set forth in this Section 2.10, all terms and conditions of this Lease shall remain the same during the Option Term.  Rent during the Option Term, if any, shall be the then Fair Market Rental Rate.  “Fair Market Rental Rate” shall mean the rental, including all escalations, Operating Costs, Property Taxes, additional rent and other charges at which tenants, (i) pursuant to leases or related agreement(s) which are executed prior to the commencement of the Option Term, but no more than six (6) months prior to the date of the Interest Notice (as defined below), and (ii) which have a term which is reasonably anticipated to commence within nine (9) months immediately preceding, or after, the commencement of the Option Term, for non-equity, non-sublease, non-encumbered, space comparable in size, location and quality to the Premises, in an arms-length transaction of unrelated parties, for a term comparable to the Option Term, which comparable space is located in office buildings comparable to the Project in terms of age, services, quality and location in Westlake Village, California (“Comparable Buildings”), taking into consideration and granting the following concessions:  (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (b) tenant improvements or allowances to be provided for such comparable space, (c) a new 2018 base year, and (d) all other concessions, if any, being granted such tenants in connection with such comparable space, provided that the value of the then existing tenant improvements in each space shall be taken into account in determining what improvements are granted by landlords under similar circumstances.  In addition, other material economic differences between this Lease and any comparison lease or amendment such as length of term, the manner in which the landlord under any comparison lease or amendment is reimbursed for taxes and operating expenses (including the applicable “base year” used to calculate pass through charges, if any), the value of parking ratios and parking locations at each space (considering the certainty of parking rights and how parking rights are structured), the value, if any, of signage availability, exposure and visibility at each space, the divisibility of the floor plate of each space, the relative load factor of each space and all other relevant factors (positive and negative) of each space shall be taken into account in determining the Fair Market Rental Rate.

2.10.2                           Notice of Exercise.  In order to timely exercise the Option to Renew, Tenant shall give Landlord written notice of its unconditional exercise of the Option to Renew (the “Interest Notice”) on a date which is at least two hundred forty (240) days and not more than three hundred sixty (360) days prior to the expiration of the initial Lease Term.  If Tenant fails to timely deliver the Interest Notice to Landlord, the Option to Renew shall terminate, and Landlord shall be free to enter into a lease for the Premises (or any part thereof) with a third party on any terms Landlord desires.  Within twenty (20) Business Days after Landlord receives the Interest Notice, Landlord will provide Tenant with Landlord’s good faith determination of the Fair Market Rental Rate for the Option Term.  Tenant shall have thirty (30) days from Landlord’s notification of the proposed Fair Market Rental Rate for the Option Term to accept Landlord’s determination of Fair Market Rental Rate for the Option Term or provide its own good faith determination of Fair Market Rental Rate for Landlord’s consideration accompanied by market information on which Tenant based its determination.

2.10.3 Dispute Regarding Fair Market Rental Rate.  If Landlord and Tenant are unable to agree on the Fair Market Rental Rate for the Option Term using their best good faith efforts within thirty (30) days from Landlord’s notification of the proposed Fair Market Rental Rate good faith determination of Fair Market Rental Rate, Landlord shall, no more than ten (10) days thereafter, select an independent M.A.I. (certified in the State of California) real estate appraiser, or real estate broker with at least seven (7) years’ experience in the metropolitan areas of Los Angeles or Ventura County, California (including the Market Area) office real estate market, who shall prepare a written appraisal or market report of the Fair Market Rental Rate using the assumptions described in Section 2.10.1.  The report shall be completed and delivered to Tenant and Landlord within thirty (30) days from the date Landlord selects the appraiser or real estate broker.  Such appraiser’s/broker’s determination of Fair Market Rental Rate shall be determinative unless Tenant disputes it as provided in the next sentence.  If Tenant disputes such report, Tenant shall, within thirty (30) days following delivery of the report, deliver to Landlord written notice (a) that Tenant disputes such report, and (b) of the identity of another appraiser or real estate broker selected by Tenant meeting the qualifications set forth in this paragraph.  The appraiser/broker selected by Tenant shall submit his report of the Fair Market Rental Rate using the assumptions described in Section 2.10.1 within thirty (30) days following the delivery of Tenant’s notice to Landlord disputing the initial report.  Within ten (10) Business Days after the delivery of the second report, the two appraisers/brokers shall appoint a third appraiser/broker meeting the qualifications set forth in this paragraph, and the third appraiser/broker shall deliver his decision within ten (10) Business Days following his selection and acceptance of the appraisal assignment.  The third appraiser/broker shall be limited in authority to selecting, in his opinion, which of the two earlier reports determinations best reflects the Fair Market Rental Rate under the assumptions set forth in this paragraph.  The third appraiser/broker must choose one of the two earlier reports, and, upon doing so, the third appraiser’s/broker’s determination shall be the controlling determination of the Fair Market Rental Rate.  Each party shall pay the costs and fees of the appraiser/broker it selected; if a third appraiser/broker is selected, the party whose report is not selected to be the Fair Market Rental Rate by said third appraiser/broker shall pay all of said third appraiser’s/broker’s costs and fees.

2.10.4        Conditions.   The Option to Renew shall be conditioned upon the following: (i) if Tenant fails to timely and properly exercise the Option to Renew then the Option to Renew shall immediately terminate and be of no force or effect, and (ii) the rights contained in this Section 2.10 shall be personal to the Original Tenant under this Lease or a permitted assignee pursuant to the terms of Section 4.16 (provided that in all such cases the Original Tenant shall remain directly, primarily and fully responsible and liable under this Lease).

2.11                    Lease Contingent on Termination of Existing Lease.  Tenant hereby acknowledges that the Premises is currently occupied by an existing tenant (the “Existing Tenant”).  If Landlord is unable for any reason to deliver the Premises to Tenant by the estimated Delivery Date, then Landlord shall not be subject to any liability for its failure to do so and, except as expressly set forth herein, such failure shall not affect the validity of this Lease or the obligations of Tenant hereunder.  Notwithstanding the foregoing, Landlord and Tenant hereby agree that the effectiveness of this Lease is conditioned upon the following occurring on or prior to March 1, 2014: (i) this Lease has been fully executed and delivered, (ii) Landlord and Exiting Tenant have agreed to terminate Existing Tenant’s tenancy at the Premises, and (iii)

an agreement between Landlord and the Existing Tenant (the “Lease Termination Agreement”) setting forth the terms of the agreement described in (ii) above, has been fully executed and delivered by Landlord and Existing Tenant.  The Delivery Date and the Commencement Date shall both be extended one (1) day for each day on which there is any delay in the delivery of the Premises to Tenant for Early Access because the Existing Tenant has not vacated the Premises; provided, however, Landlord agrees to use commercially reasonable efforts to ensure that Existing Tenant timely vacates the Premises including, without limitation, the filing and prosecution of an unlawful detainer action against Existing Tenant to recover possession of the Premises, if legally warranted and Section 2.4 shall apply to any holdover by the Existing Tenant which delays the Early Access Date.

2.12 Tenant’s Right to Use Existing Furniture.  During the Lease Term (including the Option Term), Tenant shall have the right to use the furniture currently existing in the Premises, as more particularly described on Exhibit “H” attached hereto (the “Furniture”), at no additional charge.  Tenant acknowledges that Tenant is leasing the Furniture in its “as-is” condition.  Tenant shall be responsible for the repair and maintenance of the Furniture during the Lease Term.  Landlord makes no representation and gives no warranty as to the condition of the Furniture. Landlord shall not remove any of the Furniture from the Premises prior to the date on which the Premises are delivered to Tenant, except that Landlord, at Landlord’s cost and within thirty (30) days following the date on which the Premises are delivered to Tenant, shall remove from the Premises certain portions of the Furniture specified in writing by Tenant in a detailed list which shall be submitted by Tenant to Landlord prior to the date on which the Premises are delivered to Tenant.  Within fifteen (15) days after the Effective Date, a representative of Landlord and a representative of Tenant shall perform a walk-through inspection of the Premises and shall jointly prepare a list of the actual Furniture in the Premises.  Landlord and Tenant will modify Exhibit “H” as necessary following the walk-through.  Tenant, at its sole cost, shall insure and maintain the Furniture in good working condition, except for normal wear and tear.  Tenant shall have the right to remove and/or modify the Furniture subject to Landlord’s approval which shall not be unreasonably withheld, delayed or conditioned.  Landlord shall retain ownership of the Furniture during the Lease Term.

2.13 Delivery Date.  Notwithstanding the foregoing, if the Delivery Date does not occur by August 1, 2014 (the “Outside Date”), then, as Tenant’s sole and exclusive remedy in connection therewith except as provided in Section 2.4, Tenant shall be entitled to terminate this Lease upon written notice (the “Outside Date Termination Notice”) electing to terminate this Lease effective upon receipt of the Outside Date Termination Notice by Landlord.  Except as provided hereinbelow, the Outside Date Termination Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Outside Date and not later than thirty (30) days after the Outside Date.  If Tenant terminates the Lease pursuant to the right set forth herein, this Lease shall be null and void and of no further effect and Landlord and Tenant shall be released of all obligations in connection with this Lease as of the termination date set forth in Tenant’s notice, and Landlord shall return to Tenant all prepaid rent, letters of credits and deposits in connection with this Lease within fifteen (15) days following the Landlord’s receipt of Tenant’s termination notice.  Notwithstanding the foregoing or anything to the contrary set forth in this Lease, the Outside Date shall be extended one (1) day for each day on which there is any delay in the Delivery Date as a result of any Force Majeure event (not to exceed ninety (90) days in the aggregate and any holdover by the Existing Tenant shall not be deemed a Force Majeure event).  Further, if Tenant does not timely exercise its right to terminate this Lease as provided in this Section 2.13, the Expiration Date shall be extended one (1) day for each day on which there is any delay in the Delivery Date.

2.14 Accessibility Disclosure.  Landlord hereby discloses to Tenant, in accordance with California Civil Code Section 1938, and Tenant hereby acknowledges that the Premises have not undergone an inspection by a Certified Access Specialist (CASp) to determine whether the Premises meet all applicable construction-related accessibility standards pursuant to California Civil Code §55.51 et seq.

SECTION 3:  BASE RENT, ADDITIONAL RENT AND OTHER SUMS PAYABLE UNDER LEASE

3.1         Payment of Rental.  Tenant agrees to pay Base Rent, Additional Rent and any other sum due under this Lease to Landlord without demand, deduction, credit, adjustment or offset of any kind or nature (except as may be set forth to the contrary in this Lease), in lawful money of the United States when due under this Lease, at the offices of Manager at Manager’s Address, or to such other party or at such other place as Landlord may from time to time designate in writing in accordance with the provisions of this Lease.

3.2         Base Rent.  On execution of this Lease, Tenant shall pay to Landlord the amount specified in the definition of Prepaid Rent for the month specified in the definition of that term.  Tenant agrees to pay the monthly installments of Base Rent to Landlord, without demand and in advance, on or before the first day of each calendar month of the Lease Term.  The monthly Base Rent installment for any partial month at the beginning or end of the Lease Term shall be prorated based on the actual number of days in any such calendar month.

Provided that Tenant is not then in material default under this Lease beyond any applicable notice and cure period, Tenant shall be credited with the payment of monthly Base Rent in the amount of Sixty-Two Thousand Four Hundred Eleven and 25/100 Dollars ($62,411.25) for each of the second (2nd) through fourth (4th) months of the initial Lease Term (the “Base Rent Abatement”).  No such Base Rent credit shall reduce the amount of Additional Rent or other amounts which are otherwise payable by Tenant under this Lease (Tenant hereby acknowledging and agreeing that, without limiting the generality of the foregoing, Tenant shall be responsible for the payment of any Operating Costs otherwise owed hereunder (if any) during such Basmust tae Rent credit period).  Tenant understands and agrees that the foregoing Base Rent credit is conditioned upon Tenant’s not being in material default during the Base Rent credit period beyond any applicable notice and cure period, and Tenant’s not having wrongfully terminated this Lease or Landlord not having terminated this Lease during the Base Rent credit period by reason of Tenant’s default under this Lease beyond any applicable notice and cure period.

3.3         Letter of Credit.  Within ten (10) Business Days following the execution of this Lease by Landlord and Tenant, Tenant shall deliver to Landlord an unconditional, irrevocable and renewable letter of credit (“Letter of Credit”) in favor of Landlord in the form attached hereto as Exhibit “I”, issued by Silicon Valley Bank (or another bank reasonably satisfactory to Landlord with a branch located in Southern California), in the principal amount of Three Hundred Ninety-Three Thousand Six Hundred Eighty-Five and 47/100 Dollars ($393,685.47) (“Stated Amount”), as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease.  Notwithstanding anything to the contrary contained herein, provided that Tenant is not then in default under the Lease beyond applicable notice and cure periods, the Stated Amount shall be reduced by two-thirds in the amount of $262,457.39 at the end of the twelfth (24th) month of the Lease Term.  Landlord agrees to execute any commercially reasonable documentation required by the issuer of the Letter of Credit to effectuate such reductions.  Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the Letter of Credit.  The Letter of Credit shall state that an authorized officer or other representative of Landlord may make demand on Landlord’s behalf for the Stated Amount of the Letter of Credit, or any portion thereof (based upon a default hereunder beyond all applicable notice and cure periods), and that the issuing bank must immediately honor such demand, without qualification or satisfaction of any conditions, except the proper identification of the party making such demand.  In addition, the Letter of Credit shall indicate that it is transferable in its entirety by Landlord as beneficiary and that upon receiving written notice of transfer, and upon presentation to the issuing bank of the original Letter of Credit, the issuer or confirming bank will reissue the Letter of Credit naming such transferee as the beneficiary (subject to Landlord paying any applicable transfer fees).  If the term of the Letter of Credit held by Landlord will expire prior to the last day of the Lease Term and it is not extended, or a new Letter of Credit for an extended period of time is not substituted, within thirty (30) days prior to the expiration of the Letter of

Credit, then Landlord shall be entitled to make demand for the Stated Amount of said Letter of Credit and, thereafter, to hold such funds in accordance with this Section 3.3.  Notwithstanding the foregoing, Landlord acknowledges and agrees that Tenant shall have the right, from time to time throughout the Lease Term, to post a substitute Letter of Credit for the Letter of Credit required hereunder that shall meet the requirements of this Section 3.3.  The Letter of Credit and any such proceeds thereof shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease.  If Tenant commits a default with respect to any provision of this Lease (beyond all applicable notice and cure periods), Landlord may (but shall not be required to) draw upon all or any portion of the Stated Amount of the Letter of Credit, and Landlord may then use, apply or retain all or any part of the proceeds for the payment of any sum which is in default (beyond all applicable notice and cure periods), or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s default.  If any portion of the Letter of Credit proceeds are so used or applied, Tenant shall, within ten (10) Business Days after demand therefor, post an additional Letter of Credit in an amount to cause the aggregate amount of the unused proceeds and such new Letter of Credit to equal the Stated Amount required in this Section 3.3.  Landlord shall not be required to keep any proceeds from the Letter of Credit separate from its general funds.  Should Landlord sell its interest in the Premises during the Lease Term and if Landlord deposits with the purchaser thereof the Letter of Credit or any proceeds of the Letter of Credit, thereupon Landlord shall be discharged from any further liability with respect to the Letter of Credit and said proceeds.  Any remaining proceeds of the Letter of Credit held by Landlord after expiration of the Lease Term, after any deductions described in this Section 3.3, shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within thirty (30) days following the expiration of the Lease Term.

3.4         Additional Rent.  Definitions of certain terms used in this paragraph are set forth in the last subparagraph of this Section 3.4.  Commencing January 1, 2016, Tenant agrees to pay to Landlord, as additional rent as computed in this paragraph (individually and collectively the “Additional Rent”), all Operating Costs Allocable to the Premises in excess of the Base Amount Allocable to the Premises.

3.4.1                         Estimated Operating Costs.  Landlord shall furnish Tenant a reasonably detailed written statement of Estimated Operating Costs Allocable to the Premises for each Year and the amount payable monthly by Tenant for the same shall be computed as follows:  one-twelfth (1/12) of the amount of Estimated Operating Costs Allocable to the Premises in excess of the Base Amount Allocable to the Premises shall be Additional Rent and shall be paid monthly by Tenant for each month during such Year after the Commencement Date.  If such written statement is furnished after the commencement of the Year, Tenant shall also make, within thirty (30) days after receipt of such written statement, a retroactive lump-sum payment to Landlord equal to the monthly payment amount multiplied by the number of months during the Year for which no payment was paid.  Notwithstanding the foregoing, Landlord reserves the right, from time to time during each Year, to reasonably revise the Estimated Operating Costs Allocable to the Premises and, within thirty (30) days after written notice to Tenant of such revision, Tenant shall adjust its payments to Landlord accordingly.  Except as expressly set forth herein, failure of Landlord to furnish any statement hereunder shall in no event affect or impair Tenant’s obligation to pay all Operating Costs Allocable to the Premises and all other amounts due under this Lease.

3.4.2                         Actual Costs.  After the close of each Year, Landlord shall deliver to Tenant a reasonably detailed written statement setting forth the Operating Costs Allocable to the Premises during the preceding Year.  If such Operating Costs Allocable to the Premises for any Year exceed the Estimated Operating Costs Allocable to the Premises paid by Tenant to Landlord pursuant to subparagraph 3.4.1 for such Year, Tenant shall pay the amount of such excess to Landlord within twenty (20) Business Days after receipt of such statement by Tenant.  If such statement shows the Operating Costs Allocable to the Premises to be less than the Estimated Operating Costs Allocable to the Premises paid by Tenant to Landlord pursuant to subparagraph 3.4.1, then the amount of such overpayment shall be paid by Landlord to Tenant within twenty (20) Business Days following the date of such statement or, at Landlord’s option

(at any time during the Lease Term), shall be credited towards the installment(s) of Rent next coming due from Tenant.  The failure of Landlord to timely furnish such statement for any Year shall not preclude Landlord from subsequently enforcing its rights to collect any amounts hereunder  Notwithstanding anything to the contrary contained herein, including the immediately preceding sentence, Tenant shall not be responsible for Operating Costs Allocable to the Premises attributable to any Year which is first billed to Tenant more than two (2) Years after the earlier of the expiration of the applicable Year or the end of the Lease Term, provided that in any event Tenant shall be responsible for Operating Costs Allocable to the Premises levied by any governmental authority or by any public utility companies at any time following the expiration of the applicable Year or end of the Lease Term which is attributable to any Year (provided that Landlord delivers Tenant a bill for such amounts within ninety (90) days following Landlord’s receipt of the bill therefor).

3.4.3                         Determination.  The determination of Operating Costs Allocable to the Premises shall be made by Landlord based upon Tenant’s Pro Rata Share.

3.4.4                         Operating Cost Audit. Landlord shall maintain records concerning estimated and actual Operating Costs Allocable to the Premises for no less than two (2) years following the period covered by the statement or statements furnished Tenant, after which time Landlord may dispose of such records.  Provided that Tenant is not then in default beyond applicable notice and cure periods with respect to its obligation to pay Base Rent, Additional Rent or other payments required to be made by it under this Lease beyond applicable notice and cure periods and provided that Tenant is not otherwise in material default under this Lease beyond applicable notice and cure periods, Tenant may, at Tenant’s sole cost and expense, cause a Qualified Person (defined below) to inspect Landlord’s records.  Such inspection, if any, shall be conducted no more than once each Year, during Landlord’s normal business hours within one (1) year after receipt of the applicable written statement of Operating Costs Allocable to the Premises, upon first furnishing Landlord at least twenty (20) calendar days prior written notice.  Landlord shall provide Tenant with reasonable accommodations for such review and reasonable use of available office equipment, but may charge Tenant for telephone calls, copying expenses, facsimile expenses and other reasonable out-of-pocket expenses at Landlord’s actual cost.  In connection with the review, Landlord shall furnish Tenant with such reasonable supporting documentation relating to the subject statement as Tenant may reasonably request.  If after such inspection, Tenant notifies Landlord in writing that Tenant still disputes such amounts (or if Landlord disputes the results of such inspection), a certification as to the proper amount shall be made at Tenant’s expense, by a Qualified Person mutually selected by Tenant and Landlord and who is a member of a nationally or regionally recognized accounting firm, which certification shall be binding upon Landlord and Tenant.  Landlord shall cooperate in good faith with Tenant and the Qualified Person to show Tenant and the Qualified Person the information upon which the certification is to be based.  However, if such certification by the Qualified Person proves that the Operating Costs Allocable to the Premises set forth in the statement were overstated by more than five percent (5%), then the cost of Tenant’s original Qualified Person and the cost of such certification by the second Qualified Person shall be paid for by Landlord.  Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification.

3.4.5                         End of Term.  If this Lease shall terminate on a day other than the last day of a Year, (a) Landlord shall estimate the Operating Costs Allocable to the Premises for such Year predicated on the most recent reliable information available to Landlord; (b) the amount determined under clause (a) of this sentence shall be prorated by multiplying such amount by a fraction, the numerator of which is the number of days within the Lease Term in such Year and the denominator of which is the actual number of days in such Year; (c) the Base Amounts Allocable to the Premises shall be prorated in the manner described in clause (b); (d) the clause (c) amount (i.e., the prorated Base Amount Allocable to the Premises) shall be deducted from the clause (b) amounts (i.e., the prorated Operating Costs Allocable to the Premises); (e) if the clause (d) amounts exceed the Estimated Operating Costs Allocable to the Premises paid by Tenant for the last Year in the Lease Term, then Tenant shall pay the excess to Landlord within thirty (30) days after Landlord’s delivery to Tenant of a statement for such excess; and (f) if the

Estimated Operating Costs Allocable to the Premises paid by Tenant for the last Year in the Lease Term exceeds the clause (d) amount, then Landlord shall refund to Tenant the excess within the thirty (30) day period described in clause (e) if any proceeds then being held by Landlord under Section 3.3 are otherwise sufficient to compensate Landlord for any default by Tenant of any of its obligations under this Lease (if any).  Landlord’s and Tenant’s obligations under this Section 3.4.5 shall survive the expiration or other termination of this Lease.

3.4.6                         Definitions.  Each underlined term in this Section 3.4 shall have the meaning set forth next to that underlined term:

Base Amount Allocable to the Premises:  Operating Costs Allocable to the Premises for the Base Year.

Estimated Operating Costs Allocable to the Premises:  Landlord’s written estimate of Operating Costs Allocable to the Premises for a calendar year to be given by Landlord to Tenant pursuant to Section 3.4.1.

Operating Costs: Except as otherwise set forth herein, all costs and expenses paid or incurred by Landlord for maintaining, operating, owning and repairing any or all of the Land, Building, Premises, Project, related improvements, and the personal property used in conjunction with such Land, Building, Premises, Project and related improvements, all as determined in accordance with generally accepted accounting principles consistently applied.  Included, without limitation, except as otherwise provided herein; are all expenses paid or incurred by Landlord for: (a) utilities, including electricity, water, gas, sewers, fire sprinkler charges, refuse collection, Telecommunication Services, cable television, steam, heat, cooling or any other similar service and which are not payable directly by tenants in the Project; (b) supplies; (c) cleaning, painting and janitorial services (including window washing), landscaping and landscaping maintenance (including irrigating, trimming, mowing, fertilizing, seeding and replacing plants and repairing irrigation equipment) and other services; (d) security services, if any; (e) management fees (at three percent (3%) of gross revenues of the Project); (f) compensation (including employment taxes and fringe benefits) of all persons and business organizations who perform duties in connection with any service, repair, maintenance, replacement or improvement or other work included in this subparagraph; (g) license, permit and inspection fees; (h) assessments and special assessments due to deed restrictions, declarations or owners associations or other means of allocating costs of a larger tract of which the Land is a part; (i) rental of any machinery or equipment; (j) audit fees and accounting services related to the Project, and charges for the computation of the rents and charges payable by tenants in the Project (but only to the extent the cost of such fees and services are in addition to the cost of the management fee); (k) the cost of repairs or replacements; (l) charges under maintenance and service contracts; (m) reasonable legal fees and other expenses of legal or other dispute resolution proceedings; (n) subject to item (w) below, maintenance and repair of the roof and roof membranes, (o) costs incurred by Landlord for compliance with any and all Governmental Requirements, including Access Laws, and to increase the efficiency of any electrical, mechanical or other system servicing the Premises, Building or Land; (p) subject to item (w) below, elevator service and repair, if any; (q) business taxes and license fees; (r) Property Taxes; (s) all insurance maintained by Landlord, together with commercially reasonable deductibles therefor; (t) any other expense or charge which in accordance with generally accepted accounting and management principles consistently applied would be considered an expense of maintaining, operating, owning or repairing the Building; (u) insurance endorsements or insurance policies purchased in order to repair, replace and re-commission the Building for re-certification pursuant to any Green Agency Rating (to the extent the Building has achieved any certification under any Green Agency Rating) or support achieving energy and carbon reduction targets;  (v) all costs of maintaining, managing, reporting and recommissioning the Building or any part thereof that was designed and /or built to be sustainable and conform with any Green Agency Rating, and all costs of applying, reporting and commissioning the Building or any part thereof to seek certification under any Green Agency

Rating; and (w) the amortization of costs of capital expenditures (A) which are intended to effect economies in operation or maintenance of the Building, or any portion thereof, to the extent of cost savings reasonably anticipated by Landlord at the time of such expenditure to be incurred in connection therewith, or (B) that are required under any governmental law or regulation, except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Commencement Date and if such condition was not subject to a variance or a grandfathered code waiver exception would have then required to be remedied pursuant to then current governmental laws or regulations; provided, however, that any such permitted capital expenditure shall be amortized (with the interest at the Interest Rate) over its reasonable useful life.  If less than ninety-five percent (95%) of the net rentable area of the Building or Project is occupied by tenants at all times during any calendar year, then Operating Costs for such year shall include all additional costs and expenses that Landlord reasonably determines would have been incurred had ninety-five percent (95%) of the Building and Project been occupied at all times during such year by tenants.  If a category or categories of services are provided or an unexpected increase in services are provided by Landlord in the Base Year, but not in “subsequent” calendar year(s), the Base Year shall be retroactively adjusted to reflect the Operating Costs which would have been incurred during the Base Year had such category or categories of services or unexpected increase in services not been provided during the Base Year.  In the event and to the extent Landlord incurs costs or expenses associated with or relating to separate items or categories or subcategories of Operating Costs which were not part of Operating Costs during the entire Base Year, Operating Costs for the Base Year shall be deemed increased by the amounts Landlord would have incurred during the Base Year with respect to such costs and expenses had such separate items or categories or subcategories of Operating Costs been included in Operating Costs during the entire Base Year.  Landlord shall not (x) include in Operating Costs any costs which Landlord collects separately outside of Operating Costs (i.e., Landlord may not “double count” expenses), and (y) collect Operating Costs from Tenant and all other tenants/occupants in the Building in an amount in excess of what Landlord incurred for the items included in Operating Costs.  Any refunds or discounts actually received by Landlord for any category of Operating Costs shall reduce Operating Costs in the applicable Year (pertaining to such category of Operating Costs), including the Base Year.

Notwithstanding the foregoing, Operating Costs shall not include: (A) Any ground lease rental; (B) Costs incurred by Landlord for the repair of damage to the Project to the extent that Landlord is reimbursed by insurance proceeds, subject, however, to the provisions of Section 4.9 [Damage or Destruction] below, condemnation awards, or a tenant of the Building (other than as part of Operating Cost payments), or otherwise to the extent so reimbursed, provided that Landlord shall use its commercially reasonable efforts to achieve reimbursement of reimbursable items that are Operating Costs; (C) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant or other occupants’ improvements in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for other occupants of the Project; (D) Depreciation, amortization and interest payments, except as provided herein and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (E) Marketing costs, including leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters of intent, leases, subleases and/or assignments and space planning costs; (F) Costs incurred by Landlord due to the violation by Landlord or any other tenant of the terms and conditions of any lease of space in the Project or any applicable law or Governmental Requirement; (G) Overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same unreasonably exceeds a competitive cost given the quality of such goods and/or services; (H) Interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Project (except as permitted above); (I) Landlord’s general corporate overhead expenses; (J) Advertising and promotional expenditures; (K) intentionally deleted; (L) Costs arising from Landlord’s charitable or political contributions; (M) Costs for the acquisition of (as contrasted with the maintenance of) sculptures, paintings or other objects of art; (N) Costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with or claims by any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, costs of any disputes between Landlord and its employees (if any) not engaged in Project operation, disputes of Landlord with Project management, or outside fees paid in connection with disputes with other tenants; (O) Capital improvements, except as expressly permitted herein; (P) Any travel expenses; (Q) Any “finders fees”, brokerage commissions, job placement costs or job advertising cost; (R) Any reserves for Operating Costs including, without limitation, bad debts or for future improvements, repairs or additions; (S) Costs incurred to (i) comply with Governmental Requirements relating to the removal of any Hazardous Substances which were in existence on the Project prior to the date hereof, and were of such a nature that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions that it then existed on the Project, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto, and (ii) to remove, remedy, contain, or treat any Hazardous Substances, which Hazardous Substances (A) is located in the ground and/or water below the surface of the Project or (B) is brought onto the Project after the date hereof by Landlord or Landlord’s Agents (or by a third party unaffiliated with Tenant or Tenant’s Agents if neither Tenant nor Tenant’s Agents or assigns is the tenant or subtenant of the other building within the Project), and is of such a nature, at that time, that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Substances, in the state, and under the conditions, that it then exists on the Project, would have then required the removal of such Hazardous Substances or other remedial or containment action with respect thereto; (T) Costs incurred to repair latent defects with respect to the structural components of the Building (provided that such latent structural defects are not attributable to the acts or omissions of Tenant or Tenant’s Agents) and incurred in connection with the original construction, permitting, licensing and development of the Project; (U) the cost of the Exterior Renovations; (V) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord above FMV (other than in the parking facility for the Building and/or Project); (W) Wages and benefits of any employee who does not devote substantially all of his or her employed time to the Building unless such wages and benefits are prorated to reflect time spent on operating and managing the Building; (X) Fines, penalties and interest incurred as a result of the Landlord’s negligence, financial inability or unwillingness to make payments when due; (Y) intentionally omitted; (Z) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment, to the extent the cost of which, if purchased, would be excluded from Operating Costs as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project; (AA) Rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space materially exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings in the vicinity of the Project, with adjustment where appropriate for the size of the applicable project and taking into consideration the quality and amenities of the Project, including, without limitation, the Project’s parking ratios; (BB) All assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law without causing Landlord to incur penalties, late charges, interest or any other additional cost or expense (except to the extent inconsistent with the general practice of the Comparable Buildings) and shall be included as Operating Costs in the year in which the assessment or premium installment is actually paid; (CC) Costs to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s Agents; (DD) Any above Building standard cleanup, including construction and special events cleanup (other than special events where Tenant is invited or when as a result of events not within the reasonable control of Landlord); (EE) legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and Tenant, Landlord and other tenants or prospective occupants or prospective tenants/occupants; (FF) the costs of any flowers, gifts, balloons, etc. provided to any prospective tenants, Tenant, other tenants, and occupants of the Building, except to the extent such costs are customarily included in operating expenses by landlords of Comparable Buildings; (GG) costs to the extent reimbursed to Landlord under any warranty carried by Landlord for the Building and/or the Project; and (HH) Costs due to violations of any covenants, conditions, restriction or other matters of record; and (II) any earthquake insurance deductible which is used for capital repairs, replacements or additions (e.g., in the event of a major loss where the useful life and economic value of the damaged structure(s) are being increased), except to the extent such deductible is amortized over the reasonable useful life of such structure(s).

Operating Costs Allocable to the Premises:  The aggregate of (a) Tenant’s Pro Rata Share of Building Operating Costs plus (b) Tenant’s Pro Rata Share of the Building Share of Project Operating Costs.

Qualified Person:  An accountant or other person experienced in accounting for income and expenses of office projects, who is engaged on terms which do not entail any compensation based or measured in any way upon any savings in Additional Rent or reduction in Operating Costs Allocable to the Premises achieved through the inspection process described in this Section 3.4.

Project Operating Costs:  All expenses paid or incurred by Landlord for maintaining, operating, owning and repairing the common areas of the Project subject to the exclusions from Operating Costs listed above.  Expenses listed as examples under the definition of Building Operating Costs may be Project Operating Costs if the first sentence of this paragraph is satisfied.

Building Share of Project Operating Costs:  The portion of Project Operating Costs allocated to the Building and to the tenants in the Building by Landlord in a reasonably consistent and equitable manner taking into consideration the size of the Building and other buildings in the Project, the uses to which the Building and other buildings in the Project are being put or to which they are primarily suited and the relative benefits, demands and burdens associated with each such cost item.

3.4.7                         Tenant’s Costs. Tenant agrees to reimburse or pay Landlord within thirty (30) days after invoice from Landlord for (a) any extra expense incurred by Landlord relating to or arising out of the abnormal usage by Tenant or Tenant’s Agents of the public or common areas of the Building or Project, or any of the equipment contained therein (excluding with respect to the fitness center), and (b) any other direct expense incurred by Landlord on Tenant’s behalf and not includable in Operating Costs.

3.4.8                         Payments Deemed Additional Rent.  Any sums payable under this Lease pursuant to this Section 3.4 or otherwise shall be Additional Rent and, in the event of nonpayment of such sums, Landlord shall have the same rights and remedies with respect to such nonpayment as it has with respect to nonpayment of the Base Rent due under this Lease.

3.5         Utilities.

3.5.1                Landlord shall have the right from time to time to select the company or companies providing electricity, gas, fuel, local telephone, telecommunication and any other utility services to the Building and to purchase green or renewable energy.  Landlord shall, as part of Operating Costs, cause to be furnished (a) electricity to the Premises twenty-four (24) hours per day, seven (7) days a week for normal office uses of up to approximately 5 watts per usable square foot at 120/208 volts for power (not including and separate for the watts required for lighting and HVAC in the Premises) and commercially reasonable wattage per usable square foot for lighting, (b) HVAC to the Premises in such reasonable quantities as is reasonably necessary for the comfortable occupancy of the Premises for the Permitted Uses and consistent with Comparable Buildings, but in no event less than maintaining inside space conditions of no greater than 74 degrees Fahrenheit during cooling mode and no less than 71 degrees Fahrenheit during heating mode, Monday through Friday from 8:00 a.m. to 6:00 p.m. and Saturday from 9:00 a.m. to 1:00 p.m., excluding Holidays (the “Regular Business Hours”), and (c) janitorial services to the Premises five (5) days per week pursuant to Landlord’s janitorial specifications attached hereto as Exhibit “J”, as the same may be updated or amended from time to time (but not reduced) (the “Janitorial; Services”), excepting Holidays.  In connection with the foregoing, as of the Commencement Date,  the Building’s electrical system shall be 2,000 AMP, 277/480 volt, 3-phase 4 wire.  If Tenant requires HVAC to the Premises during times other than the Regular Business Hours, Tenant shall give Landlord such advance notice (if any) as Landlord shall reasonably require and shall pay Landlord’s then-standard charge for such after-hours use.  Landlord’s standard charge for after-hours HVAC use is currently as of the date of this Lease, $34.00 per hour per floor for the Premises, and which rate shall only increase to the extent Landlord’s actual cost of obtaining electricity increases.  Tenant may install supplemental HVAC units in the Premises and/or on the roof of the Building (in an area reasonably designated by Landlord) including duct work and other connections from the roof to the Premises, as applicable (“Additional HVAC Equipment”), and may use, at Tenant’s sole expense, electricity for the Additional HVAC Equipment provided that Tenant’s use of such utilities shall be separately metered using existing meters or meters installed at Tenant’s sole expense.  If such Additional HVAC Equipment is installed on the roof of the Building, the terms of Section 3.5.2 below (regarding the Telecommunications Equipment and the use of the conduits and risers) shall be applicable to the installation, repair and maintenance of and access to such Additional HVAC Equipment.  The Additional HVAC Equipment and the utilization of electricity shall comply with applicable insurance regulations and applicable laws, shall not cause permanent damage or injury to the Building, Building systems, Building structure or the Premises, shall not create a dangerous or hazardous condition nor interfere with or disturb other tenants in the Building, and shall be consistent with a first-class office building.  The installation of Additional HVAC Equipment shall be subject to Landlord’s prior written approval pursuant to the terms of Exhibit “C” or Section 4.4 below, as applicable.  Tenant shall be responsible for all costs related to the Additional HVAC Equipment and installation thereof, including without limitation, costs of any modification to the Building and costs of subsequent maintenance in connection therewith.

Tenant shall contract directly and pay for all telephone and telecommunications charges used on or from the Premises together with any taxes, penalties, surcharges or similar charges relating to the same.  If Tenant desires to use the services of a provider of local telephone or telecommunication services whose equipment is not then servicing the Building, no such provider shall be permitted to install its lines or other equipment within the Building without the prior reasonable written consent of Landlord.  Landlord reserves the right to install and activate separate metering of electricity, water or other utilities to the Premises, and Tenant agrees to reimburse or pay Landlord within thirty (30) calendar days after invoice from Landlord for all actual, reasonable, out-of-pocket costs of such separate metering, after which the Base Amount Allocable to the Premises and the Operating Costs shall be equitably adjusted by Landlord accordingly.  Landlord shall not be liable for any loss of, or injury to, or interference with, Tenant’s business, including, without limitation, loss of profits however occurring, and, except to the extent of the negligence or willful misconduct of Landlord, Landlord shall not be liable for loss of, or injury to, or interference with, Tenant’s personal property (and then, subject to the waiver of subrogation contained in this Lease).  Additionally, except as set forth to the contrary in this Section 3.5.1 below, there shall be no rent abatement as a result of, any stoppage, reduction or interruption of any such services caused by Governmental Requirements, riot, strike, labor disputes, breakdowns, accidents, necessary repairs or other cause.

In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Commencement Date and required by this Lease, which substantially interferes with Tenant’s use of the Premises; (ii) any failure to provide services, utilities or ingress to and egress from the Building or Premises or the parking facility as required by this Lease; or (iii) the presence of Hazardous Substances in, on or around the Building taking into account the standards and guidelines included in the definition of applicable laws with respect to Hazardous Substances, which pose a significant health risk to occupants of the Premises (any such set of circumstances as set forth in items (i) through (iii), above, to be known as an “Abatement Event”), and such Abatement Event did not result from any act of Tenant or any of Tenant’s Agents, then Tenant shall give Landlord written notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive Business Days after Landlord’s receipt of any such notice, or occurs for ten (10) non-consecutive Business Days in a twelve (12) month period (provided Landlord is sent written notice of each of such Abatement Events) (in either of such events, the “Eligibility Period”), then the Monthly Base Rent and Operating Costs shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use (“Unusable Area”), bears to the total rentable area of the Premises.  However, in the event that Tenant is prevented from using, and does not use, the Unusable Area for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Monthly Base Rent and Operating Costs for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises.  If, however, Tenant reoccupies any portion of the Premises during such period, the Monthly Base Rent and Operating Costs allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises.  Such right to abate Monthly Base Rent and Operating Costs shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event; provided, however, that (a) nothing in this Section 3.5.1 shall impair Tenant’s rights under Section 5.4 below, and (b) if Landlord has not cured such Abatement Event within one hundred eighty (180) days after receipt of written notice from Tenant (or, in the event that the Premises or the Building are rendered inaccessible to Tenant by a casualty or condemnation, then this sentence shall not apply and Sections 4.9 and 4.10 below shall govern the termination rights of the parties), Tenant shall have the right to deliver written notice to Landlord stating that if such Abatement Event is not cured within sixty (60) days thereafter, Tenant shall, as its sole and exclusive remedy, terminate this Lease (the “Abatement Event Termination Notice”)  effective as of a date set forth in the Abatement Event Termination Notice (the “Abatement Event Termination Date”), which Abatement Event Termination Date shall not be less than sixty (60) days, and not more than one (1) year, following the delivery of the Abatement Event Termination Notice.  Notwithstanding anything contained in this Section 3.5.1 to the contrary, Tenant’s Abatement Event Termination Notice shall be null and void if Landlord cures such Abatement Event prior to the Abatement Event Termination Date.  To the extent Tenant is entitled to abatement because of an event covered by Sections 4.9 or 4.10 of this Lease, then the Eligibility Period shall not be applicable.  Except as provided in this Section 3.5.1, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Monthly Base Rent or Operating Costs due under this Lease.  Further, such right to abate Monthly Base Rent and Operating Costs or terminate this Lease shall be Tenant’s sole and exclusive remedies at law or in equity for an Abatement Event.

3.5.2  Tenant acknowledges that space on the Building rooftop and in Building risers, equipment rooms and equipment closets is limited and may not be used or accessed without the prior written consent of Landlord (in Landlord’s reasonable discretion, not to be unreasonably conditioned or delayed).  Tenant shall have no right to obtain Telecommunication Services for the Premises from providers other than those selected by Landlord without the prior written consent of Landlord (in Landlord’s reasonable discretion, not to be unreasonably conditioned or delayed).  Notwithstanding anything to the contrary contained herein, Tenant, at no charge to Tenant, shall have (i) the right use the existing Building’s risers and/or install additional risers for Tenant’s cabling, and (ii) reasonable unrestricted access to all areas within the Premises and Building, including Building’s MPO (main point of entry), to install the required infrastructure to service Tenant’s IT and telecommunication requirements (collectively, “Telecommunications Work”).  Unless otherwise required by law, Tenant or a provider of Telecommunication Services to Tenant, shall be entitled to locate or install additional Telecommunication Facilities at no additional charge (including fiber) in, on or about the Building after (a) first obtaining Landlord’s advance, written consent (given in its reasonable discretion, not to be unreasonably conditioned or delayed) and (b) the advance execution by Landlord and Tenant of a commercially reasonable agreement granting a license to Tenant for such purposes and setting forth the scope, the additional rent, if any, royalties and the other terms and conditions of  that license, and (c) Tenant negotiating and obtaining the right, if any is required, to bring such additional Telecommunication Facilities across public or private property to an approved entry point to the Building.  The license agreement referred to above is hereby incorporated into this Lease.  Any future application by Tenant for permission to locate or install additional Telecommunication Facilities shall (1) be in such commercially reasonable form and shall be accompanied by such commercially reasonable supporting information as the Landlord may reasonably require, (2) be subject to such procedures, regulations and controls as the Landlord may reasonably specify and (3) be accompanied by such payment as the Landlord may reasonably request to reimburse Landlord for its costs of evaluating and processing the application and in negotiating and preparing the agreement described earlier in this Section 3.5.2.  Notwithstanding the foregoing, Tenant shall have the right to install, in accordance with plans reasonably approved by Landlord, at Tenant’s sole cost and expense but no additional charge, one (1) satellite dish or an antenna, not to exceed eighteen (18) inches in diameter, and related telecommunications equipment (including the right to access existing risers and conduits to connect such equipment to the Premises) (collectively, the “Telecommunications Equipment”) upon the roof of the Project in a location reasonably designated by Landlord.  The Telecommunications Equipment shall be only for Tenant’s use in connection with the conduct of business in the Premises.  Tenant shall also pay as Additional Rent the cost of any utilities as billed by Landlord necessary for Tenant’s operation of the Telecommunications Equipment.  Tenant shall maintain such equipment at Tenant’s sole cost.  In the event that Tenant exercises its right to install the Telecommunications Equipment as set forth in this Section 3.5.2, then Tenant shall, at Landlord’s request, execute Landlord’s commercially reasonable license agreement, which shall cover the terms set forth in this Section 3.5.2 and other matters related to the Telecommunications Equipment.  Tenant may, at Tenant’s own cost, upon reasonable prior written notice to Landlord, and only when accompanied by a representative of Landlord, access the rooftop to repair, replace, reorient or remove the Telecommunications Equipment or any portion thereof, or replace it with generally similar equipment.  Tenant acknowledges that the rooftop may be managed by Landlord’s rooftop manager.  Tenant shall not lease or otherwise make available the Telecommunications Equipment to any third party (other than approved subtenants or assignee).  Tenant, at Tenant’s sole cost, shall remove all of the Telecommunications Equipment upon the expiration or earlier termination of this Lease.  Tenant shall make any repairs to the roof of the Building that may be required in Landlord’s reasonable judgment as a result of such removal.  Landlord shall have no responsibility, obligation or liability of any nature whatsoever with respect to the Telecommunications Equipment.  Tenant shall indemnify, defend and protect Landlord and hold Landlord harmless from any and all loss, costs, liability, damage or expense (including, without limitation, reasonable attorney’s fees and costs) incurred in connection with or in any way arising from the performance of the Telecommunications Work, the presence of the Telecommunications Equipment on the roof of the Building or the installation, use, operation, maintenance, repair, replacement or removal thereof by Tenant (except to the extent the same are caused by the gross negligence or willful misconduct of Landlord or Landlord’s Agents).

3.5.3                Landlord’s Right to Audit Utility Usage.  Notwithstanding anything to the contrary contained in this Lease, Tenant agrees that Landlord, at its election, may contact any utility company providing utility services to the Premises in order to obtain data on the energy being consumed by the occupant of the Premises.  Furthermore, Tenant agrees to provide Landlord with Tenant’s energy consumption data within thirty (30) days after Landlord’s request for the same in a form reasonably requested by Landlord.  Tenant agrees to take such further actions as are reasonably necessary in order to further the purpose of this paragraph, including, without limitation, providing to Landlord the names and contact information for all utility providers serving the Premises, copies of utility bills, written authorization from Tenant to any such utility company to release information to Landlord, and any other relevant information reasonably requested by Landlord or the applicable utility company.

3.5.4                UPS System.  During its tenancy, the Existing Tenant installed and utilized two (2) uninterrupted power supply (UPS) systems (collectively, the “UPS Systems” and each, a “UPS System”) in the Building.  Tenant may (until the earlier of the expiration or earlier termination of the Lease Term), at Tenant’s sole cost and expense, subject to the provisions of this Lease, use one (1) of two (2) UPS Systems for backup power when standard electricity service to the Building is interrupted; provided however that Tenant’s right to use either UPS System shall be subordinate and secondary to the rights of the “GM Group” (as defined in Section 6.18, below) and the Existing Tenant to use or remove either or both of the UPS Systems, respectively.  For purposes of this Section 3.5.4, all subsequent references to the “UPS System” shall mean the UPS System, if any, ultimately utilized by Tenant in connection with this Section 3.5.4.  Tenant acknowledges that the UPS System will be utilized by Tenant in its “as-is” condition.  Landlord makes no representation and gives no warranty as to the condition of the UPS System.  All costs and expenses associated with the UPS System, including, without limitation, all costs and expenses relating to the initial relocation of the UPS System to a mutually agreed upon location within the Premises, structural reinforcing, if required, compliance with all laws, rules, regulations and ordinances, safety, protection of property, installation, noise reduction, environmental monitoring and remediation, maintenance, repairs, replacements and removal shall be paid for by Tenant, immediately upon demand, at Tenant’s sole cost and expense; without limiting the other terms of this Lease, Landlord may require that Tenant implement, at Tenant’s sole cost and expense, any or all of the foregoing items set forth in this sentence  as Landlord deems appropriate.  Tenant shall ensure that the UPS System complies at all times with Landlord’s rules and regulations and with all laws, rules, regulations and ordinances and matters of record in all respects.  Tenant shall ensure that the presence and use of the UPS System does not disturb or interfere with any adjacent tenants and does not create a nuisance or interfere with Landlord’s activities in the Project.  Except as otherwise set forth herein, the UPS System shall be considered a “Tenant Alteration” under this Lease (and shall accordingly be subject to all of the terms of Sections 4.4 and 4.5 of this Lease).  Without limiting the foregoing, Landlord shall have the right, at any time in the case of emergency and upon reasonable prior notice and affording Tenant an opportunity to have a representative present at other times, to have access to the UPS System, and may take whatever reasonable steps Landlord deems advisable to protect the Project and Landlord’s interest therein in connection therewith.

Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims arising out of or in connection with the UPS System, and shall repair all damage to the Premises, the Building and the Project contained therein arising in connection with the UPS System (except to the extent the damage is caused by the negligence or willful misconduct of Landlord). Tenant’s indemnification obligation pursuant to this paragraph shall survive the expiration or earlier termination of this Lease.  Additionally, Landlord shall have no liability whatsoever in connection with the UPS System, and Tenant shall look to its insurance in connection with any claims or losses suffered in connection with the UPS System.  The presence and use of the UPS System shall otherwise be subject to all of Tenant’s obligations, liabilities and restrictions (but not rights) set forth in this Lease.

Subsequent to the initial relocation of the UPS System, which Tenant acknowledges will be at Tenant’s sole cost and expense, Landlord may, upon thirty (30) days prior written notice to Tenant, require Tenant to relocate the UPS System to another location in the Building reasonably designated by Landlord (provided, however, Tenant may object to such new location if the location will have the effect of materially adversely impacting Tenant’s operation of its business from the Premises), and Tenant shall do so at Landlord’s reasonable cost and expense (except that Tenant shall be responsible for said relocation costs to the extent the need to relocate the UPS System results from any damage to the Project caused by the UPS System or from any risk of damage to the Project caused by the UPS System).

Tenant, at Tenant’s sole cost and expense, will, at all times in connection with the installation, use, operation and maintenance of the UPS System, comply with all laws, rules, regulations and ordinances and matters of record affecting the installation, use, operation and maintenance of the UPS System, including, without limitation, applicable building and fire codes.  Tenant, at Tenant’s sole cost and expense, shall be obligated to secure and obtain and provide Landlord with copies of all required permits, approvals and licenses for or with respect to the installation or operation of the UPS System prior to the commencement of any installation activities hereunder, and Tenant shall be obligated to keep in full force and effect and renew, as applicable, all required permits, approvals and licenses required hereunder.

3.6  Holdover.  If Landlord consents in writing to a holdover and no other agreement is reached between Tenant and Landlord concerning the duration and terms of the holdover, Tenant’s holdover shall be a month-to-month tenancy subject to termination by Landlord or Tenant at any time upon not less than thirty (30) days’ prior written notice.  If Tenant holds over without the written consent of Landlord, Landlord shall have all the rights and remedies provided for by law and this Lease, and the same shall be a tenancy at will, terminable at any time.  During any holding over, whether with or without consent, Tenant shall pay to Landlord 125% of the rate of Base Rent in effect on the expiration or termination of the Lease Term plus all Additional Rent and other sums payable under this Lease, and shall be bound by all of the other covenants and conditions specified in this Lease, so far as applicable.  In addition, in the event Tenant does not vacate the Premises in accordance with the terms of Section 4.6 below on or before the date which is the earlier to occur of (i) thirty (30) days after the expiration or earlier termination of the Lease Term, or (ii) the thirtieth (30th) day after receiving written notice from Landlord demanding that Tenant vacate the Premises (“Vacation Notice”) (which Vacation Notice may be delivered by Landlord during the Lease Term), Tenant shall be liable to Landlord for, and Tenant shall indemnify, protect, defend and hold Landlord harmless from and against, any damages, liabilities, losses, costs, expenses or claims suffered or caused by any holdover (including the right to recover consequential damages suffered by Landlord in the event of Tenant’s refusal to relinquish possession of the Premises at the end of the Lease Term), including, without limitation, damages and costs related to any successor tenant of the Premises to whom Landlord could not deliver possession of the Premises when promised.  Tenant is not authorized to hold over beyond the expiration or earlier termination of the Lease Term, and nothing contained herein shall authorize Tenant to do so and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or earlier termination of the Lease Term.

3.7  Late Charge.  If Tenant fails to make any payment (more than once during a consecutive 12 month period) of Base Rent, Additional Rent or other amount within ten (10) days from when Tenant receives notice that such amount is past due, a late charge is immediately due and payable by Tenant equal to five percent (5%) of the amount of any such payment.  Landlord and Tenant agree that this charge compensates Landlord for the administrative costs caused by the delinquency.  The parties agree that Landlord’s damage would be difficult to compute and the amount stated in this Section 3.7 represents a reasonable estimate of such damage.  Assessment or payment of the late charge contemplated in this Section 3.7 shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under law.

3.8  Default Rate.  Any Base Rent, Additional Rent or other sum payable under this Lease (whether by Tenant or Landlord) which is not paid when due shall bear interest at a rate equal to the lesser of: (a) the published prime or reference rate of Bank of America, N.A., or such other national banking institution designated by Landlord if such bank ceases to publish such rate (the “Prime Rate”), then in effect, plus two (2) percentage points, or (b) the maximum rate of interest per annum permitted by applicable law (the

“Interest Rate”), but the payment of such interest shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under law.

SECTION 4:  MANAGEMENT AND LEASING PROVISION

4.1                            Maintenance and Repair by Landlord.

4.1.1                Subject to the Sections captioned “Damage or Destruction” and “Condemnation”, Landlord shall maintain, as part of Operating Costs to the extent permitted under Section 3.4 above, the structural elements of the Building, including foundation, exterior walls, roof structure and roof membranes, the mechanical base Building electrical, life safety, plumbing, elevator, sprinkler systems and heating, ventilating and air-conditioning and other systems and equipment serving the Premises (other than any supplemental systems or equipment installed by or at the request of Tenant that were not part of the base Building), and the public and common areas of the Building and the Project in reasonably good order and condition subject to reasonable wear and tear.  Landlord shall make such repairs thereto as become necessary after obtaining actual knowledge of the need for such repairs.  All repair costs shall be included in Operating Costs to the extent permitted by Section 3.4 above, except for damage occasioned by the act or omission of Tenant or Tenant’s Agents which shall be paid for entirely by Tenant within thirty (30) days of demand by Landlord (subject to waiver of subrogation).  In the event any or all of the Building becomes in need of maintenance or repair which Landlord is required to make under this Lease, Tenant shall immediately give written notice to Landlord, and Landlord shall not be obligated in any way to commence such maintenance or repairs until a reasonable time elapses after Landlord’s receipt of such notice.  Notwithstanding anything to the contrary contained herein, Landlord shall cause the Project to be maintained and operated in a manner consistent with that of other Comparable Buildings.

4.1.2                Notwithstanding Section 4.1.1, above, if Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance which Landlord is required to provide pursuant to the express terms of this Lease, and Landlord fails to provide such required action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than twenty (20) days after receipt of such notice (except in the event of an emergency with an imminent threat to the health or safety of Tenant’s employees, then no later than five (5) Business Days), unless such repair would normally take longer and Landlord has diligently commenced said repair work within said twenty (20) day period (or five (5) Business Days in the event of an emergency with an imminent threat to the health or safety of Tenant’s employees), then Tenant may deliver to Landlord an additional five (5) Business Days’ written notice (or an additional 1 Business Day if there is an emergency with imminent threat to the health and safety of Tenant’s employees or of significant damage to person or property) specifying that Tenant will take such required action.  If such action was required under the terms of this Lease to be taken by Landlord and was not taken by Landlord within such additional five (5) Business Day (or 1 Business Day, as applicable) period, then Tenant may take the action that was required of Landlord under this Lease and, if the cost of such repair or maintenance is expressly set forth as the responsibility of Landlord under this Lease, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s actual reasonable out-of-pocket costs paid to unaffiliated third parties in taking such action, plus a 5% administration fee.  Subject to the last sentence of this paragraph, in the event Tenant takes such action, and such work may affect the Building systems or the structural integrity of the Building, Tenant shall use only those contractors used by Landlord in the Building for work on such Building systems or structure unless there is an emergency with imminent threat to the health and safety of Tenant’s employees or of significant damage to person or property or if such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Class A buildings (subject to the last sentence of this Section 4.1.2) and who are reasonably approved by Landlord in writing. Further, if Landlord does not deliver a written objection to Tenant within thirty (30) days after receipt of a detailed written invoice by Tenant of its costs of taking action which Tenant claims should have been taken by Landlord, and if such invoice from Tenant sets forth a reasonably detailed particularized breakdown of its costs and expenses in connection with taking such action on behalf of Landlord, then Tenant may deliver a second written  invoice of its costs of taking action which Tenant claims should have been taken by Landlord (with a reasonably detailed particularized breakdown of its costs and expenses in connection with taking such action on behalf of Landlord); if Landlord does not deliver a written objection to Tenant within ten (10) Business Days after receipt of such second written invoice, then Tenant shall be entitled to deduct from rent payable by Tenant under this Lease, the amount set forth in such invoice.  If, however, Landlord delivers to Tenant a written objection to the payment of such invoice, setting Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not be entitled to such deduction from rent, but as Tenant’s sole and exclusive remedy, Tenant may proceed to claim a default by Landlord under this Lease (if any), provided that under no circumstances shall Tenant be allowed to terminate this Lease based upon any such default by Landlord.  If, in connection with any such claimed default under the immediately preceding sentence, Tenant obtains a non-appealable final judgment from a court of competent jurisdiction, awarding damages to Tenant in connection therewith, then Tenant may deduct such final judgment against Base Rent next becoming due. Notwithstanding anything to the contrary set forth in this Section 4.1, any work performed by or on behalf of Tenant under this Section 4.1.2 shall be subject to Sections 4.4 and 4.5 of this Lease (and, without limiting this sentence, shall be subject to all of Landlord’s union labor requirements).

4.1.3  Tenant hereby waives the benefit of Sections 1941 and 1942 of the California Civil Code and any other statute providing a right to make repairs and deduct the cost thereof from the Rent.  Tenant waives any right to terminate this Lease or offset or abate Rent by reason of any failure of Landlord to make repairs to the Premises.

4.2              Maintenance and Repair by Tenant.  Except as is expressly set forth as Landlord’s responsibility pursuant to the Section captioned “Maintenance and Repair by Landlord,” and except to the extent the necessity for any such repairs or replacements results from the gross negligence or willful misconduct of Landlord or Landlord’s Agents (but subject in such event to the waiver of subrogation contained herein), Tenant shall at Tenant’s sole cost and expense clean, keep and maintain the interior non-structural portions of the Premises in good condition and repair, ordinary wear and tear excepted, including interior painting, clean the interior side of all exterior glass, plumbing and utility fixtures and installations, carpets and floor coverings, all interior wall surfaces and coverings (including tile and paneling), window cleaning interior doors, roof penetrations and membranes in connection with any Tenant installations on the roof, non-building standard light bulb replacement (which lighting purchases must comply with Landlord’s sustainability practices and shall be reported to Landlord in a format reasonably suitable to Landlord), interior preventative maintenance and any supplemental maintenance referred to in the last sentence of this paragraph.  All maintenance and repairs made by Tenant must comply with Landlord’s sustainability practices and any applicable Green Agency Rating, as the same may change from time to time.  If Tenant fails to maintain or repair the Premises in accordance with this Section 4.2, then Landlord may, but shall not be required to, enter the Premises upon five (5) Business Days prior written notice to Tenant (or immediately without any notice in the case of an emergency) to perform such maintenance or repair at Tenant’s sole cost and expense.  Tenant shall pay to Landlord the cost of such maintenance or repair plus a five percent (5%) administration fee within thirty (30) days of written demand from Landlord.  Tenant shall, at its sole cost and expense, enter into a regularly scheduled preventative maintenance/service contract with a maintenance contractor for servicing all supplemental heating, ventilation and air conditioning systems and equipment located within or dedicated solely to the Premises which were installed by or for Tenant.  The maintenance contractor and the contract must be reasonably (other than with respect to union requirements, which shall be in Landlord’s sole and absolute discretion) approved in advance by Landlord.  The service contracts must include all services recommended by the equipment manufacturer within the operation/maintenance manual and shall become effective (and a copy of such contract or contracts delivered to Landlord) within thirty (30) days following the date Tenant takes possession of the Premises.

4.3              Common Areas/Fitness Center/Security.

4.3.1                              The Common Areas shall be subject to Landlord’s reasonable management and control as long as such management and control does not materially and unreasonably interfere with the rights granted to Tenant in this Lease and the Permitted Uses.  Subject to the terms and conditions of this Lease, Tenant and Tenant’s Agents shall have the non-exclusive right to use the Common Areas (including, without limitation, the exterior courtyards and seating areas location of the south side of the Building) in common with others, subject to such reasonable, non-discriminatory rules and regulations as Landlord may promulgate from time to time.  Without limiting the generality of the immediately preceding sentence, subject to Tenant’s rights under the Lease, Landlord reserves the exclusive right as it reasonably deems necessary or desirable to install, construct, remove, maintain and operate lighting systems, facilities, improvements, equipment, Telecommunication Facilities and signs on, in or to all parts of the common areas; change the number, size, height, layout, or locations of walks, driveways and truckways or parking areas now or later forming a part of the Land, Building or Project; make alterations or additions to the Building, the Land or the Project; close temporarily all or any portion of the common areas to make repairs, changes or to avoid public dedication; grant easements to which the Land or the Project will be subject; replat, subdivide, or make other changes to the Land or the Project; place or relocate or cause to be placed or located (and maintain the right to use and have access to) utility lines and Telecommunication Facilities through, over or under the Land, Building (including utility closets) or Project; and use or permit the use of all or any portion of the roof of the Building and utility closets associated with any such use; provided, however, no such actions or changes shall be permitted which increase in any material respect Tenant’s obligations under this Lease or which, on more than a temporary basis, materially reduce Tenant’s access or rights hereunder unless required by law or in the event of emergencies or required repairs and provided further that, except for emergencies, Tenant shall receive prior written notice of any such closures, additions or alterations, if the same are material and will materially adversely affect Tenant’s use of or access to the Premises or parking area, and such work by Landlord will not materially and unreasonably interfere with Tenant’s conduct of normal business operations from the Premises, except in the event of emergencies or as required by Governmental Regulations.  Subject to the terms of this Lease, Landlord reserves the right to relocate parking areas (to the extent Tenant’s parking areas remain within a reasonable proximity of the Building) and driveways and to build additional improvements in the common areas so long as Tenant’s number of allocated parking spaces under this Lease are not decreased thereby (including those obtained through use of a valet system) and so long as Tenant’s access to the Premises is not materially adversely and unreasonably affected thereby.  Subject to the terms of this Lease, Landlord shall use commercially reasonable efforts to not materially and unreasonably interfere with Tenant’s permitted use of the Premises, or with Tenant’s ability to use (to the extent permitted by this Lease) a reasonable amount of common areas of the Project for customary purposes, in connection with any work performed, or other action taken, by Landlord pursuant to this Section 4.3.1.

4.3.2                              During the Lease Term, Landlord shall offer the use of a fitness center at the Project (the “Fitness Center”) to Tenant and its employees on a non-exclusive basis with other tenants and occupants of the Project as part of the Common Areas as shown on the floor plan attached hereto as Exhibit “B-3”.  For the avoidance of doubt, Landlord will not be operating the Fitness Center, but will repair and maintain the Fitness Center in a commercially reasonable manner with equipment and facilities consistent with similar types of equipment and facilities as are existing as of the date of this Lease.  Tenant shall not be charged a fee to use the Fitness Center; provided, however, that Landlord shall have the right to include all costs to operate, repair and maintain as Operating Costs pursuant to Section 3, above, so long as done so on a consistent basis.  Tenant’s continued right to use the Fitness Center is conditioned upon Tenant abiding by all reasonable, non-discriminatory rules and regulations which are prescribed from time to time for the orderly operation and use of such facilities, Tenant’s commercially reasonable cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations, and Tenant not being in default under this Lease beyond all applicable notice and cure periods.  Landlord specifically reserves the right to change the size (but only on a non-material basis, in which case, Tenant’s Pro Rata Share and the rentable square footage of the Premises (and all corresponding numbers based on such measurement) will adjust if Common Area reduces), configuration, design, layout and all other aspects of the Fitness Center at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of rent under this Lease, from time to time, temporarily close-off or restrict access to the Fitness Center as determined reasonably necessary by Landlord.

4.3.3                              Landlord has no duty or obligation to provide any security services in, on or around the Premises, Land or Building, and Tenant recognizes that security services, if any, provided by Landlord will be for the sole benefit of Landlord and the protection of Landlord’s property and under no circumstances shall Landlord be responsible for, and Tenant waives any rights with respect to, Landlord providing security or other protection for Tenant or Tenant’s Agents or property in, on or about the Premises, Land, Building or Project.  Subject to Landlord’s prior reasonable approval, Tenant may, at its sole cost and expense, install, establish and maintain security services within the Premises (including the use of a keycard or entry code system, provided Landlord is given a keycard or entry code, as applicable, to gain access to the Premises and can otherwise gain access to the Premises at all times); provided that, such security services (including any apparatus, facilities, equipment or people utilized in connection with the provision of such security services) comply with the Governmental Requirements and shall not cause the Premises or Building to be out of compliance with the Governmental Requirements.  Notwithstanding the foregoing, any such security services installed, established or maintained by Tenant must not affect or impact any portion of the Building or the Land other than the Premises and shall not in any way limit or interfere with Landlord’s ability to exercise its rights as provided in the Section captioned “Access”.  Tenant’s rights under this Section 4.3 are subject to all the obligations, limitations and requirements as set forth in the Sections captioned “Tenant Alterations” and “Tenant’s Work Performance”.  Notwithstanding the foregoing or anything to the contrary herein, Landlord acknowledges and agrees that:  (a) it utilizes a card-key access control system for the entry lobbies, exit doors and elevator cabs of the Building; (b) Tenant may provide additional security on its own security system provided it does not adversely interfere with Landlord’s security system; (c) Tenant shall have the right to secure elevator access to its floor; (d)  Landlord, at Landlord’s cost and expense, shall provide Tenant with ninety-eight (98) card-keys for such system prior to the Commencement Date; and (e) Tenant shall have the right to purchase additional card-keys from Landlord for such system at Landlord’s actual cost.

4.4                            Tenant Alterations.  Except as otherwise provided in this Lease to the contrary, Tenant shall not make any alterations, additions or improvements in or to the Premises, or make changes to locks on doors, or add, disturb or in any way change the roof of the Premises, any floor covering, wall covering, fixtures, plumbing or wiring (individually and collectively “Tenant Alterations”), without first obtaining the consent of Landlord which shall not be unreasonably withheld and shall be granted or denied within ten (10) Business Days, except that Landlord may withhold its approval in its sole and absolute discretion if the Tenant Alterations (a) will adversely affect, as reasonably determined by Landlord, the structure or exterior of the Building or the Project, or are visible from the exterior of the Building or any other exterior portion of the Project, (b) will adversely affect, as reasonably determined by Landlord, the Building systems, or (c) will violate any Governmental Requirements (collectively, a “Project Impact”).  Notwithstanding the foregoing, Tenant may make alterations to the interior of the Premises, without Landlord’s consent, provided that the aggregate cost of any such Tenant Alterations does not exceed One Hundred Thousand and NO/100 Dollars ($100,000.00) in any twelve (12) month period, and such Tenant Alterations do not create a Project Impact.  Tenant shall give Landlord at least ten (10) days prior notice of such cosmetic alterations, which notice shall be accompanied by reasonably adequate evidence that such changes meet the criteria contained in this Section 4.4 and in Section 4.5 below. Tenant shall deliver to Landlord full and complete plans and specifications, if appropriate, for any proposed Tenant Alterations and, if consent by Landlord is given, all such work shall be performed by Tenant at Tenant’s expense.  Tenant shall pay to Landlord all actual, reasonable out-of-pocket costs incurred by Landlord for any architectural, engineering, supervisory and/or legal services in connection with any Tenant Alterations including, without limitation, Landlord’s review of the plans and specifications for the Tenant Alterations.  Without limiting the generality of the foregoing, Landlord may require Tenant, at Tenant’s sole cost and expense, to obtain and provide Landlord with proof of insurance coverage, in forms, amounts and by companies reasonably acceptable to Landlord.  Should Tenant make any Tenant Alterations without Landlord’s prior written consent (except as otherwise allowed hereunder), or without satisfaction of any conditions reasonably established by Landlord, Landlord shall have the right, in addition to and without limitation of any right or remedy Landlord may have under this Lease, at law or in equity, to require Tenant to remove some or all of the Tenant Alterations at Tenant’s sole cost and expense and restore the Premises to the same condition existing prior to undertaking the Tenant Alterations.  All Tenant Alterations to the Premises, regardless of which party constructed them or paid for them, shall become the property of Landlord and shall remain upon and be surrendered with the Premises upon the expiration or earlier termination of this Lease; provided, however, at Landlord’s sole election delivered at the time of Landlord’s consent to the Tenant Alterations (or, with respect to Tenant Alterations that do not require Landlord’s consent (or, with respect to cosmetic Alterations described above as not requiring Landlord’s consent, around the time of and in connection with Tenant’s written request of Landlord as to whether removal will be required), within ten (10) days following Tenant’s written notice to Landlord of such Tenant Alterations), may require Tenant, at its sole cost and expense, to remove all (or such portion as Landlord shall designate) of the Tenant Alterations which are not typical and customary for general office purposes, and repair any damage resulting from such removal and return the Premises to the same condition existing prior to the undertaking upon the expiration or earlier termination of this Lease.  Notwithstanding anything to the contrary contained herein, in no event shall Tenant be obligated to remove any fixtures, cabling or improvements currently located in the Premises as of the date of this Lease.  If Tenant fails to remove any such Tenant Alterations as required by Landlord’s consent, Landlord may do so and Tenant shall pay the entire cost thereof to Landlord within thirty (30) days after Tenant’s receipt of Landlord’s written demand therefor.  Tenant shall reimburse Landlord, within thirty (30) days of demand therefor, for all out of pocket costs and expenses reasonably incurred by Landlord during its review of Tenant’s plans and specifications (regardless of whether Landlord approves Tenant’s request) and Tenant’s construction.  Nothing contained in this Section 4.4 or the Section captioned “Tenant’s Work Performance” shall be deemed a waiver of the provisions of the Section captioned “Mechanic’s Liens.”

4.5                            Tenant’s Work Performance.

Landlord may, in its reasonable discretion, require that Tenant provide a payment and performance bond to cover the entire work to be performed, which bond must be in form, amount and by a company reasonably acceptable to Landlord; provided, however, the Original Tenant shall not be required to provide such a bond, provided that its financial condition is not materially less favorable than as of the date of this Lease.  Any Tenant Alterations or any other work to be performed by or on behalf of Tenant in the Premises (including, without limitation, any racking) shall be performed by contractors employed by Tenant under one or more construction contracts, in form and content approved in advance in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  Unless otherwise specified by Landlord in writing (in its sole and absolute discretion), with respect to any Tenant Alterations or any other work performed by or at the request of Tenant in the Premises (including, without limitation, the Tenant Improvements and any racking), the prime contractor and the respective subcontractors of any tier shall: (a) be parties to, and bound by, a collective bargaining agreement with a labor organization affiliated with the Building and Construction Trades Council of the AFL CIO applicable to the geographic area in which the Building is located and to the trade or trades in which the work under the contract is to be performed, (b) employ only members of such labor organizations to perform work within their respective jurisdictions, and (c) satisfy any of Landlord’s other union requirements reasonably imposed at any time by Landlord.  Tenant’s contractors, workers and suppliers shall work in harmony with and not interfere with workers or contractors of Landlord or other tenants of Landlord.  If Tenant’s contractors, workers or suppliers do, in the reasonable opinion of Landlord, cause such disharmony or interference, Landlord’s consent to the continuation of such work may be withdrawn upon written notice to Tenant.  All Tenant Alterations shall be (1) completed in accordance with the plans and specifications reasonably approved by Landlord (which approval shall be granted or denied within ten (10) Business Days); (2) completed in accordance with all Governmental Requirements; (3) carried out promptly in a good and workmanlike manner; (4) of all new materials; and (5) free of defect in materials and workmanship.  Subject to the waiver of subrogation contained in this Lease, Tenant shall pay for all damage to the Premises, Building and Land caused by Tenant or Tenant’s Agents.  Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from any Claims arising as a result of the Tenant Alterations or any defect in design, material or workmanship of any Tenant Alterations (except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s Agents).

4.6  Surrender of Possession.  Tenant shall, at the expiration or earlier termination of this Lease, surrender and deliver the Premises to Landlord in as good condition as when received by Tenant from Landlord or as later improved, reasonable use and wear, casualty and condemnation excepted, and free from all tenancies or occupancies by any person.

4.7  Removal of Property.  At any time during the Lease Term, Tenant may remove its personal property, trade fixtures (such as computer systems, telephone and communication systems, storage systems, security systems, racking systems, specialized HVAC equipment installed by Tenant at its sole expense and servicing only its computer room, and cubicles), office supplies, movable partitions, hardware for phone and security systems, card scanners, and office furniture and equipment if (a) such items are moveable or can be removed without material damage to the Premises; and (b) Tenant immediately repairs all damage caused by or resulting from such removal.  Subject to Sections 2.3 and 4.4 above, all other property in the Premises and any Tenant Alterations (including, wall-to-wall carpeting, paneling, wall covering, lighting fixtures and apparatus or Telecommunication Facilities or any other article affixed to the floor, walls, ceiling or any other part of the Premises or Building) shall become the property of Landlord and shall remain upon and be surrendered with the Premises.  If Tenant shall fail to remove any of its property from the Premises, Building or Land at the expiration or earlier termination of this Lease, Landlord may, at its option, (i) treat such property as abandoned by Tenant or (ii) remove and store such property at Tenant’s expense without liability for loss of or damage to such property, such storage to be for the account and at the expense of Tenant.  Tenant shall pay all costs incurred by Landlord therefor within five (5) Business Days after demand for such payment.  If Tenant fails to pay the cost of storing any such property, Landlord may, at its option, after it has been stored for a period of twenty (20) Business Days or more, sell or permit to be sold, any or all such property at public or private sale (and Landlord may become a purchaser at such sale), in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, and Landlord shall apply the proceeds of such sale:  first, to the cost and expense of such sale, including reasonable attorney’s fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or later become due Landlord from Tenant under this Lease; and, fourth, the balance, if any, to Tenant.

4.8  Access.  Tenant shall permit Landlord and Landlord’s Agents to enter into the Premises at any reasonable time on at least one (1) Business Day’s notice (except in case of emergency in which case no notice or particular time shall be required), for the purpose of inspecting the same, for the purpose of showing the same to prospective purchasers or lenders, for the purpose of providing janitorial services (if Landlord is to provide the same pursuant to the terms of this Lease) or for the purpose of repairing, altering or improving the Premises or the Building.  Nothing contained in this Section 4.8 shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease.  Landlord shall use commercially reasonable efforts to not materially and unreasonably interfere with Tenant’s permitted use of the Premises in connection with any such access by Landlord.  Notwithstanding anything to the contrary contained herein, Landlord and/or those acting on Landlord’s behalf may only enter the Premises upon reasonable prior notice to Tenant, except in cases of emergency or regularly scheduled service in which event no notice shall be required.  In any event, any such entry shall be accomplished as expeditiously as reasonably possible and in a manner so as to cause as little interference to Tenant as reasonably possible and Landlord shall attempt to make entries during Regular Business Hours (except with respect to emergencies) and reasonably schedule such entries with Tenant.  Landlord acknowledges and agrees that Tenant may request that Landlord be accompanied by an employee of Tenant during any such entry into the Premises by Landlord; provided, however, that in no event shall the unavailability of such escort at the time that Landlord is permitted to enter the Premises delay Landlord’s entry into the Premises as permitted hereunder.  In addition, notwithstanding anything to the contrary set forth in this Section 4.8, Tenant may designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information; provided however that the location of the Secured Areas are subject to Landlord’s reasonable approval as to location and size.  In connection with the foregoing, provided Landlord has been given written notice of such Secured Areas, Landlord shall not enter such Secured Areas except in the event of an emergency or to the extent necessary to perform repairs or maintenance work.  Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such Secured Areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Building; (ii) required by applicable law, or (iii) in response to specific requests by Tenant and/or in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval.  When reasonably necessary, Landlord may temporarily close Building or Land entrances, Building doors or other facilities and access to and within the Project, without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or as relieving Tenant from the duty of observing or performing any of the provisions of this Lease; provided that with respect to the closure of the Building entrance, Landlord shall not, subject to the provisions of Sections 4.1, 4.9 and 4.10, unreasonably impair Tenant’s rights under this Lease or increase in any material respect Tenant’s obligations under this Lease in the exercise of the foregoing unless otherwise required by any applicable Governmental Requirements.  Upon reasonable notice and during reasonable times.  Landlord shall attempt to perform any such work with the least inconvenience to Tenant as is reasonably practicable.  During the last twelve (12) months of the Lease Term but subject to the terms of this Section 4.8, Landlord shall have the right, upon reasonable notice, to enter the Premises for the purpose of showing the Premises to prospective tenants and to erect on the Premises a suitable sign indicating the Premises are available.  Upon expiration or termination of this Lease, Landlord shall contact Tenant for the purpose of conducting an exit walk-through of the Premises with Tenant.  The exit walk-through is to be conducted on a date and time mutually acceptable to Landlord and Tenant; however, if the parties are unable to agree on a time and date, such walk-through shall be conducted at 10:00 a.m. on the fifth (5th) day after written notice from Landlord to Tenant, except if such day falls on a holiday, Saturday or Sunday in which case such walk-through shall be conducted on the next business day.  As soon as is reasonably practicable after such walk-through, Landlord will provide Tenant with a list of items, if any, that are Tenant’s responsibility pursuant to this Section 4.8.  Except for Landlord’s or Landlord’s Agents negligence or willful misconduct, Landlord shall not be liable for the consequences of admitting by passkey, or refusing to admit to the Premises, Tenant or any of Tenant’s Agents, or other persons claiming the right of admittance.

4.9                Damage or Destruction.

4.9.1                            If the Premises are damaged by fire, earthquake or other casualty, Tenant shall give immediate written notice thereof to Landlord to the extent Landlord does not have knowledge of the same.  If Landlord estimates that the damage can be repaired in accordance with the then-existing Governmental Requirements within two hundred ten (210) days after Landlord is notified by Tenant of such damage (or otherwise has knowledge of the same) and if there are sufficient insurance proceeds available to repair such damage (other than the deductible), then Landlord shall proceed with reasonable diligence to restore the Premises (including all improvements and Tenant Alterations located therein) to substantially the condition which existed prior to the damage and this Lease shall not terminate and until such repairs are completed (with a reasonable amount of time for Tenant to move back into the Premises) rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business in accordance with Section 3.5.1 above.  Within forty-five (45) days after the date Landlord learns of the necessity for repairs as a result of damage, Landlord shall notify Tenant (“Damage Repair Estimate”) of Landlord’s estimated assessment of the period of time in which the repairs will be completed based upon an estimate of a qualified contractor.  If, pursuant to the Damage Repair Estimate, the damage cannot be repaired within such 210 day period or if there are insufficient insurance proceeds available to repair such damage (excluding Landlord’s deductible), Landlord may elect in its absolute discretion within 45 days of the damage or destruction to either: (a) terminate this Lease; or (b) restore the Premises to substantially the condition which existed prior to the damage and this Lease will continue.  If Landlord restores the Premises under this paragraph, then Landlord shall use commercially reasonable efforts to proceed toward completion of the restoration and Landlord shall not be required to repair or restore Tenant Improvements, Tenant Alterations (including Telecommunication Facilities), or any or all furniture, fixtures, equipment, inventory, improvements or other property which was in or about the Premises at the time of the damage and was not owned by Landlord.  Base Rent and Operating Costs under Section 3.5.1 of this Lease shall be abated during any reconstruction period in proportion to the amount of the Premises that is untenantable and not used by Tenant as a result of the casualty in question.  Except as otherwise provided herein, Tenant agrees to look to the provider of Tenant’s insurance for coverage for the loss of Tenant’s use of the Premises and any other related losses or damages incurred by Tenant during any reconstruction period.

4.9.2                            Intentionally Deleted.

4.9.3                            Notwithstanding anything contained in this Lease to the contrary, if there is damage to the Premises or Building and the holder of any indebtedness secured by a mortgage or deed of trust covering any such property requires that the insurance proceeds be applied to such indebtedness or if the insurance proceeds are otherwise inadequate to complete the repair of the damages to the Premises, the Building or both, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) Business Days after Landlord is notified of such requirement.

4.9.4                            Notwithstanding the foregoing, if the Premises or the Building are wholly or partially damaged or destroyed within the final twelve (12) months of the Term and the Damage Repair Estimate estimates that the repair thereof will exceed sixty (60) days, then either party may, at its option, elect to terminate this Lease upon written notice to the other within thirty (30) days following such damage or destruction.

4.9.5  Notwithstanding anything contained in this Lease to the contrary, if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the Damage Repair Estimate indicates that repairs cannot be completed within two hundred ten (210)  days after being commenced, Tenant may elect, not later than forty-five (45) days after Tenant’s receipt of the Damage Repair Estimate, to terminate this Lease by 30-day prior written notice to Landlord.  Also, in the event that Landlord fails to substantially complete such repairs within thirty (30) days after the date set forth in the Damage Repair Estimate (the “Outside Repair Date”), Tenant shall have the right to terminate this Lease upon at least thirty (30) day’s prior written notice to Landlord, provided that such termination right must be exercised by Tenant, if at all, upon written notice delivered to Landlord no later than ten (10) Business Days after the Outside Repair Date with such termination to be effective as of the date specified in Tenant’s notice; provided, further, however, that if Landlord thereafter substantially completes the restoration work prior to the scheduled termination date, Tenant’s termination notice shall be null and void and this Lease shall continue in full force and effect.

4.9.6                Landlord and  Tenant waive the provisions of any statutes presently existing or hereafter enacted (including, without limitation, California Civil Code sections 1932 and 1933) which relate to termination of leases when the thing leased is destroyed and agrees that such event will be governed by the terms of this Lease.

4.10        Condemnation.  If all of the Premises, or such portions of the Building as may be required for the Tenant’s reasonable use of the Premises, are taken by eminent domain or by conveyance in lieu thereof, this Lease shall automatically terminate as of the date the physical taking occurs, and all Base Rent, Additional Rent and other sums payable under this Lease shall be paid to that date.  In case of taking of a part of the Premises or a portion of the Building not required for the Tenant’s reasonable use of the Premises, then this Lease shall continue in full force and effect and the Base Rent and Tenant’s Pro Rata Share shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, such reduction in Base Rent to be effective as of the date the physical taking occurs.  Landlord reserves all rights to damages or awards for any taking by eminent domain relating to the Premises, Building, Land and the unexpired term of this Lease.  Tenant assigns to Landlord any right Tenant may have to such damages or award and Tenant shall make no claim against Landlord for damages for termination of its leasehold interest or interference with Tenant’s business.  Notwithstanding the foregoing, Tenant shall have the right, however, to claim and recover from the condemning authority compensation for any loss to which Tenant may be entitled for Tenant’s moving expenses or other relocation costs and Tenant’s personal property, trade fixtures and goodwill.  Tenant waives all rights it may have under California Code of Civil Procedure section 1265.130, or otherwise, to terminate this Lease based on a partial condemnation.

4.11        Parking.

4.11.1        General.  Tenant shall have the right to use up to ninety eight (98) parking passes, which parking passes shall pertain to the parking stalls located on the Land and serving the Building during the Lease Term, as extended, in common with other tenants of the Project; provided however that, initially, six (6) of such parking passes shall be for the Reserved Spaces; provided, however, that Tenant shall forfeit one (1) Reserved Space for each Carport constructed by or for Tenant.  Tenant may use such parking passes free of charge during the Lease Term, as extended; however, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of such parking spaces by Tenant or the use of the Project parking facility by Tenant.  The parking spaces under this Lease shall be only for the use of Tenant and its employees, customers and invitees, subtenants and assignees.  Landlord may (but shall not be obligated to) install gates and/or other monitoring devices at the parking facilities. Tenant’s continued right to use the parking spaces is conditioned upon Tenant abiding by all rules and regulations which are reasonably prescribed from time to time for the orderly operation and use of the parking facility where the parking spaces are located, including any sticker or other identification system reasonably established by Landlord or any other party, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations, and Tenant not being in default under this Lease beyond all applicable notice and cure periods.  Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the parking facilities at any time (provided that Tenant’s parking rights are not permanently reduced as a result thereof and as long as Tenant’s obligations are not materially or unreasonably increased as a result thereof and such change(s) do not create a material security risk for Tenant) and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of rent under this Lease, from time to time, temporarily close-off or restrict access to the Project parking facilities for purposes of permitting or facilitating any such construction, alteration or improvements; provided, however, except in the event of an emergency or if circumstances do not allow for ten (10) Business Days notice, Landlord will provide Tenant at least ten (10) Business Days prior notice of any such events.  Landlord shall use commercially reasonable efforts to cause any such work to be conducted in a manner which will minimize material interference (to the extent reasonably possible) with Tenant’s use of the

Premises pursuant to the terms of this Lease, which efforts shall include, to the extent reasonably necessary, providing Tenant with alternative parking in reasonable proximity to the Premises at no additional cost to Tenant.  Notwithstanding anything to the contrary contained in this Lease (including, without limitation, this Section 4.11), Tenant acknowledges and agrees that throughout the Lease Term, forty (40) of the parking stalls that are located on the Land must be made available for the benefit of an adjacent property and its restaurant and hotel patrons as more particularly set forth on Schedule 4.11 attached hereto (the “Parking Encumbrance”), and as such, Tenant agrees that the Project (and Tenant’s parking rights therein) shall be subject and subordinate to the Parking Encumbrance and Tenant shall comply with the terms and conditions of the Parking Encumbrance.

4.11.2        Carports; Charging Stations.  Subject to all Governmental Requirements, any applicable covenants, conditions and restrictions, and Landlord’s reasonable consent with respect to design and type of construction, Landlord agrees to permit Tenant to construct up to ten (10) carports (each a “Carport” and collectively, the “Carports”) at a location reasonably selected by Landlord and Tenant in the Project parking areas, but subject to modification as required by any Governmental Agency.  The Carports will be reserved for Tenant’s use during the Lease Term.  Tenant shall be responsible for all costs related to the construction and installation of the Carports, including without limitation, costs of any (i) modification to the Project parking areas, (ii) subsequent maintenance in connection therewith, as may be required by any Governmental Agency (but not regular maintenance for the Project parking areas which are included in Operating Expenses), and (iii) increased Property Taxes due as a result of the Carports.  As mentioned in Section 4.11.1, above, Tenant will forfeit one (1) Reserved Space for each Carport constructed by or for Tenant.  For example, if Tenant constructs two (2) Carports, Tenant will then have the right to use four (4) Reserved Spaces and two (2) Carports.  Notwithstanding the foregoing, in no event shall Tenant have the right to use more than ninety eight (98) parking passes during the Lease Term (of which, a maximum of ten (10) shall be for Carports); provided further that in the event the number of Reserved Spaces to which Tenant is entitled to use increases above six (6), the amount of Unreserved Spaces to which Tenant is entitled to use shall decrease, on a one-for-one basis.  Tenant shall have no obligation to remove at the expiration or early termination of the Lease any Carports installed by or for Tenant.  Finally, within six (6) months following the Commencement Date, Landlord shall, subject to all applicable laws, install, at Landlord’s sole cost and expense, charging stations for electrical vehicles (in an amount to be mutually agreed upon by Landlord and Tenant) at a location reasonably designated by Landlord at the Project parking facility and reasonably close to the Building.  Landlord may, from time to time, temporarily relocate any reserved parking spaces (but not the spaces with Carports) used by Tenant to another location in the Project parking areas.  Notwithstanding the foregoing, except to the extent required by law or on a temporary basis in the event of damage or destruction or condemnation, or on a temporary basis in connection with the repair or maintenance of the parking facility, Landlord shall not relocate Tenant’s parking located within the parking facility(ies) to a different location (unless such different location is within reasonable proximity to the Premises).  Landlord will use its commercially reasonable efforts to provide Tenant with reasonable alternative parking in the event Tenant’s parking is relocated by law or on a temporary basis pursuant to the immediately preceding sentence.  Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking facility in which case such parking operator or lessee shall have all the rights of control attributed hereby to the Landlord.

4.12        Indemnification.

4.12.1                     Subject to Section 4.15 below, Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims, arising in whole or in part out of (a) the possession, use or occupancy of the Premises or the business conducted therein, (b) any act, omission or negligence of Tenant or Tenant’s Agents, or (c) any breach or default under this Lease by Tenant.  The provisions of this Section 4.12 shall survive the expiration or earlier termination of this Lease.  Notwithstanding the foregoing, Tenant shall not be required to defend, save harmless or indemnify Landlord from any Claims to the extent caused by or resulting from the negligence or willful misconduct of or breach of this Lease by Landlord or Landlord’s Agents.  Subject to Section 4.15 below, and except for Claims to the extent arising out of the negligence or willful misconduct of Tenant or Tenant’s Agents, Landlord shall indemnify, protect, defend and hold Tenant harmless from and against any and all Claims to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s Agents.

4.12.2                     Except as specified in the next sentence or as otherwise provided in this Lease, neither Landlord nor Landlord’s Agents shall, to the extent permitted by law, have any liability to Tenant, or to Tenant’s Agents, for (1) any Claims arising out of any cause whatsoever, including repair to any portion of the Premises; (2) interruption in or interference with the use of the Premises or any equipment therein; (3) any accident or damage resulting from any use or operation by Landlord, Tenant or any person or entity of heating, cooling, electrical, sewerage or plumbing equipment or apparatus or Telecommunication Facilities; (4) termination of this Lease by reason of damage to the Premises or Building; (5) fire, robbery, theft, vandalism, mysterious disappearance or a casualty of any kind or nature; (6) actions of any other tenant of the Building or of any other person or entity; or (7) inability to furnish any service required of Landlord as specified in this Lease.  Landlord shall be responsible only for Claims to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s Agents.  Notwithstanding anything to the contrary set forth in this Lease, in no event shall Landlord’s responsibility extend to any interruption to Tenant’s business or any indirect or consequential damages (including, without limitation, loss of business or lost profits) suffered by Tenant or Tenant’s Agents.

4.13        Tenant Insurance.

4.13.1                     Tenant shall, throughout the Lease Term, at its own expense, keep and maintain in full force and effect the following policies, each of which shall be endorsed as needed to provide that the insurance afforded by these policies is primary and that all insurance carried by Landlord is strictly excess and secondary and shall not contribute with Tenant’s liability insurance:

(a)       A policy of commercial general liability insurance, including a contractual liability endorsement covering Tenant’s obligations under Section 4.12, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of this Lease of not less than Three Million Dollars ($3,000,000.00) per occurrence, which limit may be reasonably increased during the Lease Term at Landlord’s reasonable request (based on the coverages required by prudent institutional landlords of Comparable Buildings), which policy shall be payable on an “occurrence” rather than a “claims made” basis, and which policy names Landlord and Manager, investment advisor and, at Landlord’s request Landlord’s mortgage lender(s), as additional insureds;

(b)      A policy of extended property insurance (so called “special form”) covering Tenant Improvements, Tenant Alterations (including Telecommunication Facilities), and any and all furniture, fixtures, equipment, machinery, inventory, improvements and other property in or about the Premises, for the then current replacement cost of such property (such policy may be a “blanket” policy which cover other properties owned by Tenant);

(c)       Business interruption insurance in an amount sufficient to cover costs, damages, lost income, expenses, Base Rent, Additional Rent and all other sums payable under this Lease, should any or all of the Premises not be usable for a period of up to twelve (12) months;

(d)      A policy of worker’s compensation insurance as required by applicable law and employer’s liability insurance with limits of no less than One Million Dollars ($1,000,000.00); and

(e)       A policy of comprehensive automobile liability insurance, including loading and unloading, and covering owned, non-owned and hired vehicles, with limits of no less than One Million Dollars ($1,000,000.00) per occurrence.

4.13.2        All insurance policies required under this Section 4.13 shall be with companies having an A.M. Best’s rating of not less than A- VII (or otherwise reasonably approved by Landlord) and each policy shall provide that it is not subject to cancellation, lapse or reduction in coverage below the required limits except after thirty (30) days’ written notice to Landlord.  Tenant shall deliver to Landlord and, at Landlord’s request Landlord’s mortgage lender(s), prior to the Commencement Date and from time to time thereafter, certificates evidencing the existence and amounts of all such policies. Tenant shall carry and maintain during the entire Lease Term (including any option periods, if applicable), at Tenant’s sole cost and expense, reasonably increased amounts of the insurance required to be carried by Tenant pursuant to this Section 4.13 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably required by Landlord (based on the coverages required by prudent institutional landlords of Comparable Buildings).  Notwithstanding the foregoing, except to the extent prohibited by law, Tenant shall have the right to furnish the insurance coverage required to be furnished by Tenant pursuant to Section 4.13.1 above through a self-insurance program so long as (i) Landlord and Tenant are protected by such self insurance program for no less coverage than all of the coverages required under this Lease; (ii) Tenant administers Tenant’s self-insurance program in a commercially reasonable manner so as to ensure availability of funds to cover all losses required to be insured against by Tenant hereunder; (iii) Tenant maintains a reasonably verifiable tangible net worth (determined in accordance with generally accepted accounting principles, consistently applied) of not less than One Hundred Million Dollars ($100,000,000.00); and (iv) the coverages required to be furnished by Tenant under this Lease are not diminished or limited by the aggregate limits of such self-insurance program.

4.13.3                    If Tenant fails to acquire or maintain any insurance or provide any certificate required by this paragraph, Landlord may, but shall not be required to, upon five (5) Business Days prior written notice to Tenant, obtain such insurance or certificates and the costs associated with obtaining such insurance or certificates shall be payable by Tenant to Landlord within thirty (30) days of demand.

4.14        Landlord’s Insurance.  Landlord shall maintain, as part of Operating Costs, such types and amounts of insurance as Landlord deems appropriate (with such deductibles as Landlord deems appropriate), including, but not limited to, commercial general liability insurance applicable to the Project on an occurrence basis with a minimum combined limit of not less than $3,000,000.00, and a standard form policy of property insurance (so called “all risk”) covering the Building in the amount of the then current replacement cost of such property, and may also include such other insurance (which may include, without limitation, earthquake insurance, flood insurance and loss of rent insurance) and in such amounts as Landlord deems appropriate.  Such policies may be “blanket” policies which cover other properties owned by Landlord or affiliates thereof.

4.15        Waiver of Subrogation.  Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby each waive and release the other from any and all Claims or any loss or damage that may occur to the Land, Building, Premises, or personal property located therein, by reason of fire or other casualty regardless of cause or origin, including the negligence or misconduct of Landlord, Tenant, Landlord’s Agents or Tenant’s Agents, but only to the extent of the insurance proceeds paid to such releasor under its policies of insurance or, if it fails to maintain the required policies, the insurance proceeds that would have been paid to such releasor if it had maintained such policies.  Each party to this Lease shall promptly give to its insurance company written notice of the mutual waivers contained in this Section 4.15, and shall cause its insurance policies to be properly endorsed, if necessary, to prevent the invalidation of any insurance coverages by reason of the mutual waivers contained in this Section 4.15.

4.16        Assignment and Subletting by Tenant.

4.16.1                    Except as otherwise expressly provided herein, Tenant shall not have the right to assign, transfer, mortgage or encumber this Lease in whole or in part, nor sublet the whole or any part of the Premises, nor allow the occupancy of all or any part of the Premises by another, without first obtaining Landlord’s consent, which consent may not be unreasonably withheld or conditioned and shall be granted or denied within ten (10) Business Days.  Notwithstanding any permitted assignment or subletting, Tenant shall at all times (including the Option Term) remain directly, primarily and fully responsible and liable for the payment of all sums payable under this Lease and for compliance with all of its other obligations as tenant under this Lease.  Landlord’s acceptance of Base Rent, Additional Rent or any other sum from any assignee, sublessee, transferee, mortgagee or encumbrance holder shall not be deemed to be

Landlord’s approval of any such conveyance.  Upon the occurrence of an Event of Default, in addition to any other remedies provided in this Lease or by law, if the Premises or any part of the Premises are then subject to an assignment or subletting, Landlord may, at its option, collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and apply such rents against any sums due to Landlord from Tenant under this Lease.  No such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.  Landlord’s right of direct collection shall be in addition to and not in limitation of any other rights and remedies provided for in this Lease or at law.  Tenant makes an absolute assignment to Landlord of such assignments and subleases and any rent, security deposits (or letters of credit) and other sums payable under such assignments and subleases as collateral to secure the performance of the obligations of Tenant under this Lease.

4.16.2                    Except as otherwise expressly provided herein, in the event Tenant desires to assign this Lease or to sublet all or any portion of the Premises, Tenant shall give written notice of such desire to Landlord setting forth the name of the proposed subtenant or assignee, the proposed term, the nature of the proposed subtenant’s or assignee’s business to be conducted on the Premises, the rental rate, and any other particulars of the proposed subletting or assignment that Landlord may reasonably request.  Without limiting the preceding sentence, Tenant shall also provide Landlord with: (a) such financial information as Landlord may reasonably request concerning the proposed subtenant or assignee, including recent financial statements certified as accurate and complete by a certified public accountant or by the president, managing partner or other appropriate officer of the proposed subtenant or assignee; and (b) a copy of the proposed sublease or assignment or letter of intent.  Tenant shall pay to Landlord, upon Landlord’s written demand therefor, Landlord’s reasonable out-of-pocket attorneys’ fees incurred in the review of such documentation and in documenting Landlord’s consent (not to exceed $1,500.00), plus an administrative fee of $750.00 as Landlord’s fee for processing such proposed assignment or sublease.  Receipt of such fee shall not obligate Landlord to approve the proposed assignment or sublease.

4.16.3                    In determining whether to grant or withhold consent to a proposed assignment or sublease, Landlord may consider, and weigh, any factor it deems relevant, in its reasonable discretion.  Without limiting what may be construed as a factor considered by Landlord, Tenant agrees that any one or more of the following will reasonable grounds for Landlord’s disapproval of a proposed assignment or sublease:

(a)       Intentionally Omitted.

(b)      The proposed assignee or subtenant does not, in Landlord’s reasonable and good faith judgment, have financial worth or creditworthiness reasonably sufficient to insure full and timely performance under the sublease or assignment;

(c)       Landlord has received insufficient evidence of the financial worth or creditworthiness of the proposed assignee or subtenant to make the determination set forth in clause (b);

(d)      Intentionally Omitted;

(e)       Intentionally Omitted;

(f)        Landlord has had prior negative leasing experience with the proposed assignee or subtenant or an affiliate;

(g)       The use of the Premises by the proposed assignee or subtenant will not be permitted under the Permitted Uses;

(h)      In Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in a business, or the Premises or any part of the Premises will be used in a manner, that is not in keeping with the then standards of the Building as a first-class office building or that will violate any negative covenant as to use contained in any other lease of space in the Building (Landlord agrees to provide notice to Tenant of all negative covenants within ten (10) Business Days of request);

(i)          The use of the Premises by the proposed assignee or subtenant will violate any Governmental Requirement or Restriction or create a violation of Access Laws;

(j)          Tenant is in default of any obligation of Tenant under this Lease beyond applicable notice and cure periods;

(k)      Intentionally Omitted; or

(l)          The proposed assignee or subtenant will introduce one or more Hazardous Substances (other than ordinary office supplies) to the Premises or will increase the risk of loss or damage to the Premises, Building or Land or Project or the risk of Landlord liability to any Governmental Agency or third party under any applicable statute or common law theory.

4.16.4                    In connection with a particular request for Landlord’s consent to a proposed assignment or sublease, Landlord shall, within ten (10) Business Days after Tenant, in good faith, reasonably informs Landlord that all information required under this Lease in connection with the applicable proposed assignment or sublease has been submitted to Landlord, inform Tenant as to what information, if any, Landlord still requires under this Section 4.16.  Within ten (10) Business Days after Landlord’s receipt of all required information to be supplied by Tenant pursuant to this Section 4.16, Landlord shall notify Tenant of Landlord’s approval, disapproval or conditional approval of any proposed assignment or subletting.  If Landlord does not approve or disapprove (whether conditional or otherwise) of the proposed assignment or sublease in question (after receipt of all information required to be provided to Landlord pursuant to this Section 4.16) within such ten (10) Business Day period, then Tenant may, within five (5) Business Days after the end of such ten (10) Business Day period send a written notice to Landlord (the “Second Transfer Notice”) stating that if Landlord does not approve or disapprove (whether conditional or otherwise) of the proposed assignment or sublease in question within five (5) Business Days after Landlord receives the Second Transfer Notice, the proposed assignment or sublease in question will be deemed approved; if Landlord does not approve or disapprove (whether conditional or otherwise) of the proposed assignment or sublease in question within such five (5) Business Day period, then the proposed assignment or sublease in question will be deemed approved.  In the event Landlord approves (or is deemed to have approved) of any proposed assignment or subletting, Tenant and the proposed assignee or sublessee shall execute and deliver to Landlord an assignment (or subletting) and assumption agreement in form and content reasonably satisfactory to Landlord.

4.16.5                    Any transfer, assignment or hypothecation of any of the stock or interest in Tenant, or the assets of Tenant, or any other transaction, merger, reorganization or event, however constituted which (a) results in fifty percent (50%), or more of such stock, interest or assets going into different ownership, or (b) is a subterfuge denying Landlord the benefits of this Section 4.16, shall be deemed to be an assignment within the meaning and provisions of this Section 4.16 and shall be subject to the provisions of this Section 4.16.  Notwithstanding Section 4.16.1 or subsection (a) of this Section 4.16.5, an assignment or subletting of all or a portion of the Premises to an “Affiliate” of Tenant shall deemed permitted hereunder (a “Permitted Affiliate Transfer”) without the requirement of obtaining Landlord’s consent and without being subject to the provisions of Section 4.16.6 below, provided that (i) Tenant notifies Landlord of any such assignment or sublease no later than fifteen (15) days after its effective date and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such Affiliate, (ii) the transfer does not have the effect of materially reducing the tangible net worth of Tenant that would render Tenant materially less likely to perform its obligations under this Lease, (iii) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iv) the assignee or subtenant assumes, in full, the obligations of Tenant under this Lease, (v) Tenant remains fully liable under this Lease, and (vi) the use of the Premises remains unchanged and consistent with the character of a first-class office building.  The term “Affiliate” of Tenant shall mean an entity which is (a) controlled by, controls, or is under common control with Tenant; (b) any entity with which Tenant has merged or consolidated, or (c) any entity which acquires all or substantially all of the assets and/or shares of stock or assets of Tenant or an entity which is controlled by, controls, or is under common control with, Tenant, and which continues to operate substantially the same business at the Premises as had been maintained by Tenant.  The term “control,” or “controlled” as used in this Section 4.16.5, shall mean the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty percent (50%) of the voting interest in, an entity.

4.16.6                    If Landlord consents to any assignment or sublease and Tenant receives rent or any other consideration, either initially or over the term of the assignment or sublease, in excess of the Base Rent and Additional Rent (or, in the case of a sublease of a portion of the Premises, in excess of the Base Rent paid by Tenant on a square footage basis under this Lease) (after deducting the reasonable, out-of-pocket expenses incurred by Tenant [provided that all such expenses shall be amortized over the remainder of the Lease Term] for (i) any changes, alterations and improvements to the Premises paid for by Tenant in connection with the assignment or sublease, including the cost of any unamortized Tenant Improvements paid by Tenant, (ii) any monetary inducements and concessions provided by Tenant to the assignee or sublessee, (iii) any brokerage commissions and attorneys’ fees paid for by Tenant in connection with the assignment or sublease, and (iv) any advertising costs paid for by Tenant in connection with the marketing of the space for sublease), Tenant shall pay to Landlord fifty percent (50%) of such excess (“Transfer Premium”).  “Transfer Premium” shall not include consideration paid by a transferee to Tenant in connection with the sale of the business or for the fair market value for services rendered by Tenant to the transferee or the fair market value paid for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the transferee.  No Transfer Premium shall be paid to Landlord until Tenant has first recovered all of its deductible expenses, it being understood that if in any year the deductible expenses exceed the gross revenues described above, the amount of the excess deductible expenses shall be carried over to the next year and then deducted from the gross revenues described above, with the procedure repeated until a Transfer Premium is achieved.  The foregoing shall not be applicable to a Permitted Affiliate Transfer.

4.17        Assignment by Landlord.  Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations under this Lease and in any and all of the Land or Building.  If Landlord sells or transfers any or all of the Building, including the Premises, Landlord and Landlord’s Agents shall, upon consummation of such sale or transfer, be released automatically from any liability relating to obligations or covenants under this Lease to be performed or observed after the date of such transfer, and in such event, Tenant agrees to look solely to Landlord’s successor-in-interest with respect to such liability; provided that, the successor-in-interest expressly assumes such liability arising from and after such transfer, and provided further that as to the Prepaid Rent, Landlord shall not be released from liability therefor unless Landlord has delivered (by direct transfer or credit against the purchase price) the Prepaid Rent to its successor-in-interest.

4.18        Estoppel Certificates and Financial Statements.  Tenant shall, from time to time, upon the written request of Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement stating:  (a) the date this Lease was executed and the date it expires; (b) the date Tenant entered into occupancy of the Premises; (c) the amount of monthly Base Rent and Additional Rent and the date to which such Base Rent and Additional Rent have been paid; and (d) certifying that (1) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date of the agreement so affecting this Lease); (2) to Tenant’s actual knowledge, Landlord is not in breach of this Lease (or, if so, a description of each such breach); (3) this Lease represents the entire agreement between the parties with respect to the Premises; (4) all required contributions by Landlord to Tenant on account of Tenant Improvements have been received; (5) on the date of execution, to Tenant’s actual knowledge, there exist no defenses or offsets which the Tenant has against the enforcement of this Lease by the Landlord; (6) no Base Rent, Additional Rent or other sums payable under this Lease have been paid in advance except for Base Rent and Additional Rent for the then current month; (7) no security has been deposited with Landlord (or, if so, the amount of such security); (8) it is intended that any Tenant’s statement may be relied upon by a prospective purchaser or mortgagee of Landlord’s interest or an assignee of any such mortgagee; and (9) such other information as may be reasonably requested by Landlord.  If Tenant fails to respond within ten (10) Business Days of its receipt of a written request by Landlord as provided in this Section 4.18, such shall be a breach of this Lease and Tenant shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser, mortgagee or assignee.  In addition, to the extent Tenant is not publicly traded, Tenant shall, from time to time, upon the written request of Landlord, deliver to or cause to be delivered to Landlord or its designee then current financial statements (including a statement of operations and balance sheet and statement of cash flows) as are prepared in the ordinary course of business certified as accurate by a certified public accountant and prepared in conformance with generally accepted accounting principles for (i) Tenant, (ii) any entity which owns a controlling interest in Tenant, (iii) any entity the controlling interest of which is owned by Tenant, (iv) any successor entity to Tenant by merger or operation of law, and (v) any guarantor of this Lease.  Any such financial statements that are not publicly available and are furnished to Landlord hereunder may be designated by Tenant as “confidential”, in which case Landlord shall execute a commercially reasonable non-disclosure agreement with respect to the same.

4.19        Except as may be required by subpoena or other legal requirement or for the purposes or except as may be required in connection with the sale, or refinancing of, or other financial transaction regarding, the Building or Project, all information learned by or disclosed to Landlord with respect to Tenant’s business (including, without limitation, a copy of this Lease and the terms hereof and payments due hereunder) or information disclosed or discovered during an entry by Landlord into the Premises, shall be kept strictly confidential by Landlord, Landlord’s legal representatives, successors, assigns, employees, servants and agents and shall not be used (except for Landlord’s confidential internal purposes) or disclosed to others by Landlord, or Landlord’s servants, agents, employees, legal representatives, successors or assigns, without the express prior written consent of Tenant, which Tenant may withhold in its sole and absolute discretion.  In the event it is necessary to disclose any confidential information to a court of competent jurisdiction or pursuant to a subpoena as described above, Landlord shall (i) notify Tenant in writing of any such order or subpoena as soon as reasonably practicable of the receipt of such order or subpoena and prior to making such a disclosure, and (ii) provide Tenant the opportunity to obtain an injunction prohibiting such disclosure.  The notice pursuant to this Section shall include any documents which require or purport to require the disclosure of such confidential information.  The parties hereto expressly agree that there shall be no press releases or other publicity originated by the parties hereto, or any representatives thereof, concerning the Lease, without the prior consent of both parties except as required by law or the SEC.

4.20        Hazardous Substances.

4.20.1                    Tenant is authorized and permitted to store, handle and use reasonable quantities and types of cleaning fluids and office supplies in the Premises for prudent, usual and customary cleaning and maintenance of bathrooms, windows, kitchens and administrative offices and for functions customarily performed in an administrative office.

4.20.2                    Except as described above in this Section 4.20, Tenant shall neither cause or permit any Hazardous Substance to be stored, placed, manufactured, refined, handled, generated, blended, recycled, used, located, disposed of, or released from on, in, under or about the Premises, the Building, the Land or the Project (provided, however, the foregoing is not intended to require Tenant to prevent migration from an off-site property onto the Project unless it is within Tenant’s reasonable control to do so).

4.20.3                    Intentionally omitted.

4.20.4                    Tenant agrees that (a) the storage, handling and use of all permitted Hazardous Substances by Tenant or Tenant’s Agents must at all times conform to all Governmental Requirements and to applicable fire, safety and insurance requirements; (b) the types and quantities of permitted Hazardous Substances which are stored in the Premises must be reasonable and appropriate to the nature and size of Tenant’s operation in the Premises and reasonable and appropriate for a first-class building of the same or similar use and in the same market area as the Building; and (c) no Hazardous Substance shall be spilled or disposed of on, in, under or around the Land, Building or Project or discharged from the Premises (provided, however, the foregoing is not intended to require Tenant to prevent migration from an off-site property onto the Project unless it is within Tenant’s reasonable control to do so).  In no event will Tenant be permitted to store, handle or use on, in, under or around the Premises any Hazardous Substance which will increase the rate of fire or extended coverage insurance on the Land or Building, unless (a) such Hazardous Substance and the expected rate increase have been specifically disclosed in writing to

Landlord; and (b) Tenant has agreed in writing to pay any rate increase related to each such Hazardous Substance.

4.20.5                    Tenant shall not excavate, disturb or conduct any testing of any soils on or about the Land or the Project without obtaining Landlord’s prior written consent (which Landlord may withhold in its sole discretion), and any investigation or remediation on or about the Land or Project shall be conducted only by a consultant approved in writing by Landlord and pursuant to a work letter, approved in writing by Landlord.  Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims and damages arising out of any breach of any provision of this Section 4.20.  Landlord’s expenses shall include laboratory testing fees, personal injury claims, clean-up costs and environmental consultants’ fees.

4.20.6                    Upon reasonable prior notice to Tenant and pursuant to Section 4.8 (except in the event of emergency, in which case, no notice shall be required), Landlord shall have the right (but not the obligation) to enter upon the Premises and cure any non-compliance by Tenant with the terms of this Section 4.20 of which Landlord has reasonable evidence or any Governmental Requirements applicable to Hazardous Substances or any release, discharge, spill, improper use, storage, handling or disposal of Hazardous Substances on, under, from, or about the Premises, the Building, the Land or Project, regardless of the quantity of such release, discharge, spill, improper use, storage, handling or disposal of Hazardous Substances, the full cost of which shall be deemed to be Rent and shall be due and payable by Tenant to Landlord immediately upon demand.  If Landlord elects to enter upon the Premises and cure any such non-compliance or release, discharge, spill, improper use, storage, handling or disposal of Hazardous Substances, Tenant shall not be entitled to participate in Landlord’s activities on the Premises.

4.20.7                    If any information provided to Landlord by Tenant relating to information concerning Hazardous Substances is false or misleading in any material respect, it shall be deemed an Event of Default by Tenant.  Tenant agrees that Landlord may be irreparably harmed by Tenant’s breach of this Section 4.20 and that a specific performance action may appropriately be brought by Landlord; provided that, Landlord’s election to bring or not bring any such specific performance action shall in no way limit, waive, impair or hinder Landlord’s other remedies against Tenant.

4.20.8                    Without limiting in any way Tenant’s obligations under other provisions of this Lease, Landlord’s damages shall include (a) damages arising out of the diminution in value of the Premises, Building, Land or Project or any portion thereof, (b) damages for the loss of the Premises, Building, Land or Project, and (c) damages arising from any adverse impact on the marketing of space in the Building or Project, which arise during or after the Term in whole or in part as a result of a violation or suspected violation of this Section 4.20.

4.20.9        To Landlord’s actual knowledge as of the date of this Lease, and without independent investigation or inquiry, Landlord represents that, except as may be set forth on Schedule 4.20.9 attached hereto, no Hazardous Substances have been handled at the Building by Landlord or Landlord’s Agents in violation of applicable Governmental Requirements (specifically excluding, however, any Hazardous Substances released, disturbed, transported, stored, generated or used by Tenant or any of Tenant’s Agents).

In the event of (I) a breach by Landlord of this Section 4.20.9 during the Lease Term, or (II) in the event of the release or generation of Hazardous Substances within the Premises in violation of applicable Governmental Requirements that are caused by the default by Landlord (following the expiration of all applicable notice and cure periods) in the performance of  its repair and maintenance obligations expressly set forth as Landlord’s responsibility to repair and maintain under the terms of this Lease (and specifically excluding, however, any Hazardous Substances released, disturbed, transported, stored, generated or used by Tenant or any of Tenant’s Agents), then Landlord’s sole obligation and responsibility to Tenant shall be (A) the commencement, within ninety (90) days after Landlord receives notice of such breach or discovery and verifies the accuracy of such claim, of a removal, encapsulation or other containment program relating to the breach in question to the extent required by the applicable Governmental Agency in order to comply with applicable Governmental Requirements, and (B) the diligent prosecution of such program to completion.

4.20.10            Notwithstanding the foregoing, Tenant’s obligations under this Section 4.20 shall not apply to any Hazardous Substance spill, release, storage, use or generation that occurred at the Project prior to the Delivery Date, unless such Hazardous Substances were spilled, released, stored, used, generated or exacerbated by Tenant or any of Tenant’s Agents.  Notwithstanding anything to the contrary set forth in this Lease, Tenant shall have no obligation to clean up, remediate, monitor, abate or comply with any law regarding, or to reimburse, indemnify, or defend Landlord with respect to, any Hazardous Substances which Tenant did not cause to be introduced onto the Premises or any other portion of the Project.  Landlord and Tenant specifically agree that Tenant shall not be responsible or liable to Landlord for Hazardous Substances which are released or brought in, on, under or about the Project by Landlord or any agent, employee, contractor or representative of Landlord or by any other tenants or occupants of the Project and their agents, invitees, employees and contractors or any other third parties.  Landlord agrees to indemnify, defend, protect and hold Tenant harmless from any and all Claims to the extent arising as a direct result of Landlord’s failure to comply with applicable laws in connection with Landlord’s handling of Hazardous Substances in, on or under the Project, except to the extent such failure is caused by Tenant or Tenant’s Agents.

4.21        Advertising.  Subject to Landlord’s written approval, which shall not be unreasonably withheld, delayed or conditioned, Tenant shall have the right to use the name and image of the Building in Tenant’s advertising, website and/or other business related publications.

4.22        Quiet Enjoyment.  Landlord covenants that Tenant, upon paying Base Rent, Additional Rent and all other sums payable under this Lease and performing all covenants and conditions required of Tenant under this Lease within applicable notice and cure periods shall and may peacefully have, hold and enjoy the Premises without hindrance or molestation by Landlord subject to the provisions of this Lease, any ground lease, mortgage or deed of trust and all matters of record now or hereafter encumbering the Premises or the Project.

4.23        Signs.  Tenant, at Landlord’s sole cost and expense, shall have the right to one (1) line in the lobby directory for each 2,000 rentable square feet of the Premises during the Lease Term.  Further, subject to compliance with all Governmental Requirements and all matters of record, Tenant shall have the right to install, at Tenant’s sole cost and expense, a sign bearing its name or logo (or the name or logo of its subtenant or assignee pursuant to a Permitted Affiliate Transfer) on the Building in a position visible from the 101 Freeway as shown on Exhibit “G-1” attached hereto and on the top line of the monument sign serving the Building in accordance with (with respect to exact size, appearance, substance and location), and only to the extent permitted by, the master signage criteria approved by the applicable Governmental Agencies (as such master signage criteria is set forth on Exhibit “G” attached hereto [the “Master Signage Criteria”]).  Notwithstanding anything to the contrary contained herein, in the event the applicable Governmental Agencies only provide approval for one (1) Building façade sign, Tenant shall be entitled to such exterior signage.  Landlord shall use commercially reasonable efforts (at no cost to Landlord) to assist Tenant in obtaining the required permits and approvals for such signage that has been reasonably approved by Landlord.  Furthermore, and notwithstanding anything to the contrary contained herein, Tenant, subject to Government Requirements, and subject to the Master Signage Criteria except for location, shall have right to install a Building top façade sign described above in an alternate location (the “Building Façade Sign Alternate Location”) as depicted as “4.1A” on the first page of Exhibit “G-1”.  Landlord, at no cost to Landlord, shall use commercially reasonable efforts to assist Tenant in securing approval for any Government Requirements in connection with the Building Façade Sign Alternate Location and such approval process shall be at Tenant’s sole cost and expense.  Tenant shall also have the right, subject to Government Requirements only, to install its name or logo (and the name or logo of any subtenant or assignee including an Affiliate) in the reception area of the Premises and in the elevator lobby on the third floor of the Building.  Any and all costs in connection with the permitting, fabrication, installation, maintenance and removal of Tenant’s signs (including the cost of removal of the signs and repair to the Building caused by such removal) shall be borne by Tenant.  Tenant agrees to maintain each such sign, awning, canopy, decoration, lettering, advertising matter or other thing as may be approved, in good condition at all times.  Upon vacation of the Premises or earlier termination of this Lease, Tenant shall be responsible, at its sole cost, for the removal of such sign and the repair, painting and/or replacement of the structure to which the sign is attached including discoloration caused by such installation or removal; provided, however, with respect to the monument sign, Tenant shall only be required to remove its lettering or logo.  If Tenant fails to perform such work, Landlord may cause the same to be performed, and the cost thereof shall be Additional Rent due and payable within thirty (30) days after Tenant’s receipt of a written demand therefor.  The exterior signage rights set forth in this Section 4.23 shall be personal to the Original Tenant named herein and may not be assigned or transferred by Tenant in any manner other than to an Affiliate of Tenant pursuant to a Permitted Affiliate Transfer permitted under Section 4.16.5.

4.24        Subordination.  On or before the date which is thirty (30) days after the Effective Date, Landlord will provide a commercially reasonable subordination, non-disturbance and attornment agreement from Landlord’s existing lender.  Further, subject to Tenant’s receipt of a subordination, non-disturbance and attornment agreement on the applicable lender’s (or ground lessor’s or vendor’s, as applicable) commercially reasonable standard form, Tenant subordinates this Lease and all rights of Tenant under this Lease to any mortgage, deed of trust, ground lease or vendor’s lien, or similar instrument which may from time to time be placed upon the Premises (and all renewals, modifications, replacements and extensions of such encumbrances), and each such mortgage, deed of trust, ground lease or lien or other instrument shall be superior to and prior to this Lease.  Notwithstanding the foregoing, the holder or beneficiary of such mortgage, deed of trust, ground lease, vendor’s lien or similar instrument shall have the right to subordinate or cause to be subordinated any such mortgage, deed of trust, ground lease, vendor’s lien or similar instrument to this Lease or to execute a non-disturbance agreement in favor of Tenant on a commercially reasonable standard form utilized by such lender or ground lessor.  Within ten (10) business days following the request of Landlord or the holder of such mortgage or deed of trust or any ground lessor, Tenant shall execute, acknowledge and deliver promptly in recordable form any commercially reasonable instrument or subordination agreement that Landlord or such holder may request; provided, however, such instrument shall include a commercially reasonable non-disturbance provision.  Tenant further covenants and agrees that if the lender or ground lessor acquires the Premises as a purchaser at any foreclosure sale or otherwise, Tenant shall recognize and attorn to such party as landlord under this Lease (provided such party assumes this Lease), and shall make all payments required hereunder to such new landlord without deduction or set-off  (except as set forth to the contrary in this Lease with respect to any permitted set-off on a going forward basis) and, within ten (10) business days following the request of such purchaser or other successor, execute, deliver and acknowledge commercially reasonable documents confirming such attornment.  Tenant waives the provisions of any law or regulation, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure or termination or other proceeding is prosecuted or completed.

4.25        Intentionally Omitted.

4.26        Brokers.  In connection with this Lease, Landlord and Tenant each warrants and represents to the other that it has had dealings only with firm(s) set forth in Section 1 of this Lease and that it knows of no other person or entity who is or might be entitled to a commission, finder’s fee or other like payment in connection herewith and does hereby indemnify and agree to hold the other harmless from and against any and all loss, liability and expenses that either party may incur should such warranty and representation of the other party prove incorrect, inaccurate or false.

4.27        Limitation on Recourse.  Landlord has executed this Lease by its trustee signing solely in a representative capacity.  Notwithstanding anything contained in this Lease to the contrary, Tenant confirms that the covenants of Landlord are made and intended, not as personal covenants of the trustee, or for the purpose of binding the trustee personally, but solely in the exercise of the representative powers conferred upon the trustee by its principal.  Liability with respect to the entry and performance of this Lease by or on behalf of Landlord, however it may arise, shall be asserted and enforced only against  Landlord’s equity interest in the Building including, with respect to the Building, all rental income, net sales proceeds, net condemnation awards and any net insurance proceeds which Landlord receives which are not used to repair or rebuild the Building or Project.  Landlord’s Agents shall not have any personal liability or responsibility whatsoever arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises.

4.28        Mechanic’s Liens and Tenant’s Personal Property Taxes.

4.28.1        Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Premises or to charge the rentals payable under this Lease for any Claims in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs.  Tenant shall, within ten (10) Business Days of having notice of the same, pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or bond over such Claims and Tenant shall indemnify, defend and hold harmless Landlord from any and all Claims arising out of any such asserted Claims.  Tenant agrees to give Landlord prompt written notice of any such Claim.  Tenant shall notify Landlord in writing at least ten (10) Business Days in advance of any work to be done on, in, or about the Premises.  In the event of such scheduled work, whether Landlord received notice from Tenant or not, Landlord shall have the right, at any time and from time to time, to enter the Premises to post notices of non-responsibility in such locations as Landlord deems appropriate.  Notwithstanding anything in this Lease to the contrary, Landlord shall not be required to notify Tenant in advance of entering the Premises for the purpose of posting the notices of non-responsibility.

4.28.2                    Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises.  If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay them or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, Tenant shall reimburse Landlord for the sums so paid by Landlord, within thirty (30) days of Tenant’s receipt of a written demand by Landlord.

SECTION 5:  DEFAULT AND REMEDIES

5.1                Events of Default.

5.1.1                            The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant (“Event of Default”):

(a)       abandonment of all or any portion of the Premises for a period of thirty (30) consecutive days following written notice delivered by Landlord to Tenant, together with Tenant’s failure to maintain the Premises or to adequately secure the Premises;

(b)      failure by Tenant to make any payment of Base Rent, Additional Rent or any other sum payable by Tenant under this Lease within five (5) Business Days after written notice from Landlord;

(c)       failure by Tenant to observe or perform any covenant or condition of this Lease, other than the making of payments, where such failure shall continue for a period of thirty (30) days after written notice from Landlord specifying the alleged default (the “Default Notice”); provided, however, that if the nature of Tenant’s obligation is such that more than thirty (30) days are reasonably required for observance and performance, then Tenant shall not be in default if Tenant commences observance and performance within such thirty (30) day period and thereafter diligently and continuously prosecutes the same to completion;

(d)      Intentionally omitted;

(e)       (1) the making by Tenant of any general assignment or general arrangement for the benefit of creditors; (2) the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Tenant, unless the same is dismissed within sixty (60) days; (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease; (4) any execution, levy, attachment or other process of law against any property of Tenant or Tenant’s interest in this Lease, unless the same is dismissed within sixty (60) days; (5) adjudication that Tenant is bankrupt; (6) the making by Tenant of a transfer in fraud of creditors; or (7) the failure of Tenant to generally pay its debts as they become due;

(f)                  Intentionally omitted;

(g) Intentionally omitted;

(h)                         Intentionally omitted;

(i)           any use of non-union labor at the Premises in violation of the terms of this Lease which is not cured within five (5) Business Days of notice from Landlord;

(j)       any failure of Tenant to timely submit documents under Section 4.18 and/or Section 4.24 of this Lease following an additional five (5) Business Days’ notice; or

(k) Tenant’s failure to cause to be released or bonded over any mechanics liens filed against the Premises, Building or Project within twenty (20) days after notice that the same shall have been filed or recorded.

5.1.2                            When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure section 1161 or any similar or successor statute.  When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by Section 6.1 shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure section 1162 or any similar or successor statute.

5.1.3                            If a petition in bankruptcy is filed by or against Tenant, and if this Lease is treated as an “unexpired lease” under applicable bankruptcy law in such proceeding, then Tenant agrees that Tenant shall not attempt nor cause any trustee to attempt to extend the applicable time period within which this Lease must be assumed or rejected.

5.2                Remedies.  If any Event of Default occurs, Landlord may at any time after such occurrence, with or without notice or demand except as stated in this Section 5.2, and without limiting Landlord in the exercise of any right or remedy at law which Landlord may have by reason of such Event of Default, exercise the rights and remedies, either singularly or in combination, as are specified or described in the subparagraphs of this Section 5.2.

5.2.1                            Landlord may terminate this Lease and recover possession of the Premises, in which case Tenant shall immediately surrender possession of the Premises to Landlord and, in addition to any other rights and remedies Landlord may have at law and in equity, Landlord shall have the following rights:

(a)       To re-enter the Premises then or at any time thereafter and remove all persons and property and possess the Premises, without prejudice to any other remedies Landlord may have by reason of Tenant’s default or of such termination, and Tenant shall have no further claim hereunder.

(b)      To recover all damages incurred by Landlord by reason of the default, including without limitation (i) the worth at the time of the award of the payments, including interest, owed by Tenant to Landlord under this Lease that were earned or accrued but unpaid at the time of termination; (ii) the worth at the time of the award of the amount by which the payments owed by Tenant to Landlord under this Lease that would have been earned or accrued after the date of termination until the time of the award exceeds the amount of the loss of payments owed by Tenant to Landlord under this Lease for the same period that Tenant affirmatively proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the payments owed by Tenant to Landlord for the balance of the Term after the time of the award exceeds the amount of the loss of payments owed by Tenant for the same period that Tenant proves could have been reasonably avoided; (iv) all costs incurred by Landlord in retaking possession of the Premises and restoring them to good order and condition; (v) all costs, including without limitation brokerage commissions, advertising costs and restoration and remodeling costs, incurred by Landlord in reletting the Premises for the remainder of the Lease Term; plus (vi) any other amount, including without limitation attorneys’ fees and audit expenses, necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.  “The worth at the time of the award,” as used in clauses (i) and (ii) of this paragraph, is to be determined by computing interest as to each unpaid payment owed by Tenant to Landlord under this Lease, at Interest Rate permitted by law.  “The worth at the time of the award,” as referred to in clause (iii) of this paragraph, is to be determined by discounting such amount, as of the time of award, by the discount rate of the Federal Reserve Bank at the time of the award plus one percent (1%).

(c)       To remove, at Tenant’s sole risk, any and all personal property in the Premises and place such in a public or private warehouse or elsewhere at the sole cost and expense and in the name of Tenant.  Any such warehouser shall have all of the rights and remedies provided by law against Tenant as owner of such property.  If Tenant shall not pay the cost of such storage within thirty (30) days following Landlord’s written demand, Landlord may, subject to the provisions of applicable law, sell any or all such property at a public or private sale in such manner and at such times and places as Landlord deems proper, without notice to or demand upon Tenant.  Tenant waives all claims for damages caused by Landlord’s removal, storage or sale of the property and shall indemnify and hold Landlord free and harmless from and against any and all loss, cost and damage, including without limitation court costs and attorneys’ fees.

5.2.2                            Landlord may elect, in its absolute discretion, to maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises.  In such event, Landlord may enforce all of Landlord’s rights and remedies under this Lease, including the right to recover rent as it becomes due hereunder, and, at Landlord’s election, to re-enter and relet the Premises on such terms and conditions as Landlord deems appropriate.  Without limiting the generality of the foregoing, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations).  Landlord may execute any lease made pursuant hereto in its own name, and Tenant shall have no right to collect any such rent or other proceeds.  Landlord’s re-entry and/or reletting of the Premises, or any other acts, shall not be deemed an acceptance of surrender of the Premises or Tenant’s interest therein, a termination of this Lease or a waiver or release of Tenant’s obligations hereunder.  Landlord shall have the same rights with respect to Tenant’s improvements and personal property as under Section 5.2.1 above, even though such re-entry and/or reletting do not constitute acceptance of surrender of the Premises or termination of this Lease.

5.2.3                            If Landlord elects to terminate this Lease on account of any default by Tenant, Landlord may:

(a)       Terminate any sublease, license, concession, or other consensual arrangement for possession entered into by Tenant and affecting the Premises.

(b)      Choose to succeed to Tenant’s interest in such an arrangement.  If Landlord elects to succeed to Tenant’s interest in such an arrangement, Tenant shall, as of the date of notice by Landlord of that election, have no further right to, or interest in, the rent or other consideration receivable under that arrangement.

5.2.4                            None of the following remedial actions, singly or in combination, shall be construed as an election by Landlord to terminate this Lease unless Landlord has in fact given Tenant written notice that this Lease is terminated: (a) an act by Landlord to maintain or preserve the Premises; (b) any efforts by Landlord to relet the Premises; (c) any repairs or alterations made by Landlord to the Premises; (d) re-entry, repossession or reletting of the Premises by Landlord; or (e) the appointment of a receiver, upon the initiative of Landlord, to protect Landlord’s interest under this Lease.  If Landlord takes any of the foregoing remedial action without terminating this Lease, Landlord may nevertheless at any time after taking any such remedial action terminate this Lease by written notice to Tenant.

5.2.5                            If Landlord relets the Premises, Landlord shall apply the revenue from such reletting as follows:  first, to the payment of any indebtedness of Tenant to Landlord other than Base Rent, Additional Rent or any other sums payable by Tenant under this Lease; second, to the payment of any cost of reletting (including finders’ fees and leasing commissions) for the remainder of the Lease Term; third, to the payment of the cost of any alterations, improvements, maintenance and repairs to the Premises; and fourth, to the payment of Base Rent, Additional Rent and other sums due and payable and unpaid under this Lease.  Landlord shall hold and apply the residue, if any, to payment of future Base Rent, Additional Rent and other sums payable under this Lease as the same become due, and shall deliver the eventual balance, if any, to Tenant.  Should revenue from letting during any month, after application pursuant to the foregoing provisions, be less than the sum of the Base Rent, Additional Rent and other sums payable under this Lease and Landlord’s expenditures for the Premises during such month, Tenant shall be obligated to pay such deficiency to Landlord as and when such deficiency arises.

5.2.6                            Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any Base Rent, Additional Rent or other sum payable under this Lease or of any damages accruing to Landlord by reason of the violation of any of the covenants or conditions contained in this Lease.  In the event that Landlord terminates this Lease as a result of Tenant’s default hereunder, then to the extent required by applicable Governmental Requirements, Landlord shall use reasonable efforts to re-let the Premises.

5.3                Right to Perform.  If Tenant shall fail to pay any sum of money, other than Base Rent or Additional Rent, required to be paid by it under this Lease or shall fail to perform any other act on its part to be performed under this Lease, and such failure shall continue beyond the applicable notice and cure period set forth in Section 5.1.1, Landlord may (subject to the terms of Section 4.2 above), but shall not be obligated to, and without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such other act on Tenant’s part to be made or performed as provided in this Lease.  Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this Section 5.3 as in the case of default by Tenant in the payment of Base Rent.

5.4                Landlord’s Default.  Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice is delivered by Tenant to Landlord and to the holder of any mortgages or deeds of trust (collectively, “Lender”) covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord or Lender commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.  All obligations of Landlord hereunder shall be construed as covenants, not conditions.  In the event of any default, breach or violation of Tenant’s rights under this Lease by Landlord, Tenant’s exclusive remedies shall be an action for specific performance or an action for actual damages.  Except as expressly set forth in this Lease, Tenant hereby waives the benefit of any laws granting it the right to perform Landlord’s obligation, a lien upon the property of Landlord and/or upon Rent due Landlord, or the right to terminate this Lease or withhold Rent on account of any Landlord default.

5.5                Acceptance of Rent Without Waiving Rights.  Under the Section captioned “No Waiver of Remedies”, Landlord may accept Tenant’s payments without waiving any rights under this Lease, including rights under a previously served notice of default.  If Landlord accepts partial payments which cumulatively are less than the sum owed after serving a notice of default, Landlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously serviced notice of default without giving Tenant any further notice or demand.

SECTION 6:  MISCELLANEOUS  PROVISIONS

6.1                Notices.  Any notice, request, approval, consent or written communication required or permitted to be delivered under this Lease shall be: (a) in writing; and (b) transmitted by personal delivery, overnight courier or United States Certified Mail, return receipt requested.  Such writings shall be addressed to Landlord or Tenant, as the case may be, at the respective designated addresses set forth opposite their signatures, or at such other address(es) as they may, after the execution date of this Lease, specify by written notice delivered in accordance with this Section 6.1, with copies to the persons at the addresses, if any, designated opposite each party’s signature.

6.2                Attorney’s Fees and Expenses.  In the event either party requires the services of an attorney in connection with enforcing the terms of this Lease, or in the event suit is brought for the recovery of Base Rent, Additional Rent or any other sums payable under this Lease or for the breach of any covenant or condition of this Lease, or for the restitution of the Premises to Landlord or the eviction of Tenant during the Lease Term or after the expiration or earlier termination of this Lease, the prevailing party shall be entitled to a reasonable sum for attorney’s and paralegal’s fees, expenses and court costs, including those relating to any appeal.  The prevailing party shall be determined under Civil Code section 1717(b)(1) or any successor statute.

6.3                No Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of an amount less than the Base Rent or Additional Rent or any other sum due and payable under this Lease shall be deemed to be other than a payment on account of the Base Rent, Additional Rent or other such sum, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, nor preclude Landlord’s right to recover the balance of any amount payable or Landlord’s right to pursue any other remedy provided in this Lease or at law.

6.4                Successors; Joint and Several Liability.  Except as provided in the Section captioned “Limitation on Recourse” and subject to the Section captioned “Assignment and Subletting by Landlord”, all of the covenants and conditions contained in this Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns.  In the event that more than one person, partnership, company, corporation or other entity is included in the term “Tenant”, then each such person, partnership, company, corporation or other entity shall be jointly and severally liable for all obligations of Tenant under this Lease.

6.5                Choice of Law.  This Lease shall be construed and governed by the laws of the State of California without regard to choice of law principles.

6.6                No Waiver of Remedies.  The waiver by Landlord or Tenant of any covenant or condition contained in this Lease shall not be deemed to be a waiver of any subsequent breach of such covenant or condition nor shall any custom or practice which may develop between the parties in the administration of this Lease be construed to waive or lessen the rights of Landlord or Tenant, as applicable, to insist on the strict performance by the other party of all of the covenants and conditions of this Lease.  No act or thing done by Landlord or Landlord’s Agents during the Lease Term shall be deemed an acceptance or a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless made in writing and signed by Landlord.  The mention in this Lease of any particular remedy shall not preclude Landlord or Tenant (except as otherwise provided for herein) from any other remedy it might have, either under this Lease or at law, nor shall the waiver of or redress for any violation of any covenant or condition in this Lease or in any of the rules or regulations attached to this Lease or later adopted by Landlord, prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Landlord of Base Rent, Additional Rent or any other sum payable under this Lease with knowledge of a breach of any covenant or condition in this Lease shall not be deemed a waiver of such breach.  The failure of Landlord to enforce any of the rules and regulations attached to this Lease or later adopted, against Tenant or any other tenant in the Building, shall not be deemed a waiver.  Any waiver by Landlord or Tenant must be in writing and signed by the waiving party to be effective.  Payment by Tenant of any amount due and owing hereunder shall not constitute a waiver of any preceding breach by Landlord of any term, covenant or condition of this Lease.

6.7                Offer to Lease.  The submission of this Lease in a draft form to Tenant or its broker or other agent does not constitute an offer to Tenant to lease the Premises.  This Lease shall have no force or effect until:

(a) it is executed and delivered by Tenant to Landlord; and (b) it is executed and delivered by Landlord to Tenant.

6.8                            Force Majeure.  Except for Tenant’s monetary obligations (including, without limitation, Tenant’s obligation to pay Base Rent, Additional Rent and all other charges and sums due under this Lease, but subject to the provisions of Sections 4.9 and 4.10), in the event that Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act or obligation required under this Lease by reason of any of the following (“Force Majeure”): acts of God, strikes, lockouts, labor troubles or disputes, inability to procure or shortage of materials or labor, failure of power or utilities, delay in transportation, fire, vandalism, accident, flood, severe weather, other casualty, Governmental Requirements or delays (including mandated changes in the Plans and Specifications or the Tenant Improvements resulting from changes in pertinent Governmental Requirements or interpretations thereof), riot, insurrection, civil commotion, sabotage, explosion, war, natural or local emergency, acts or omissions of others, including the other party, or other reasons of a similar or dissimilar nature not solely the fault of, or under the exclusive control of, Landlord or Tenant, as the case may be, then performance of such act (other than Tenant’s monetary obligations, including, without limitation, Tenant’s obligation to pay Base Rent, Additional Rent and all other charges and sums due under this Lease) shall be excused for the period of the delay and the period for the performance of any such act (other than Tenant’s monetary obligations, including, without limitation, Tenant’s obligation to pay Base Rent, Additional Rent and all other charges and sums due under this Lease, but subject to the provisions of Sections 4.9 and 4.10) shall be extended for the period equivalent to the period of such delay.

6.9                            Consent.  Unless otherwise provided in this Lease, whenever a party’s consent, approval or other action is required under the terms of this Lease, such consent, approval or action shall not be unreasonably withheld, conditioned or delayed.

6.10        Severability; Captions.  If any clause or provision of this Lease is determined to be illegal, invalid, or unenforceable under present or future laws, the remainder of this Lease shall not be affected by such determination, and in lieu of each clause or provision that is determined to be illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.  Headings or captions in this Lease are added as a matter of convenience only and in no way define, limit or otherwise affect the construction or interpretation of this Lease.

6.11        Interpretation.  Whenever a provision of this Lease uses the term (a) “include” or “including”, that term shall not be limiting but shall be construed as illustrative, (b) “covenant”, that term shall include any covenant, agreement, term or provision, (c) “at law”, that term shall mean as specified in any applicable statute, ordinance or regulation having the force of law or as determined at law or in equity, or both, and (d) “day”, that uncapitalized word shall mean a calendar day.  This Lease shall be given a fair and reasonable interpretation of the words contained in it without any weight being given to whether a provision was drafted by one party or its counsel.

6.12        Incorporation of Prior Agreement; Amendments.  This Lease contains all of the agreements of the parties to this Lease with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose.  No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties to this Lease or their respective successors in interest.

6.13        Authority.  If Tenant is a partnership, company, corporation or other entity, Tenant represents and warrants to Landlord that each individual executing this Lease on its behalf is duly authorized to so execute and deliver this Lease and that all partnership, company, corporation or other entity actions and consents required for execution of this Lease have been given, granted or obtained.  If Tenant is a partnership, company, corporation or other business organization, it shall, within ten (10) Business Days after written demand by Landlord, deliver to Landlord satisfactory evidence of the due authorization of this Lease and the authority of the person executing this Lease on its behalf.

6.14        Time of Essence.  Time is of the essence with respect to the performance of every covenant and condition of this Lease.  Whenever in this Lease a payment is required to be made by one party to the other, but a specific date for payment is not set forth or a specific number of days within which payment is to be made is not set forth, or the words “immediately,” “promptly,” and/or “on demand,” or their equivalent are used to specify when such payment is due, then such payment shall be due thirty (30) days after the date that the party which is entitled to such payment sends written notice to the other party demanding such payment.

6.15        Survival of Obligations.  Notwithstanding anything contained in this Lease to the contrary or the expiration or earlier termination of this Lease, any and all obligations of Landlord and Tenant accruing prior to the expiration or termination of this Lease shall survive the expiration or earlier termination of this Lease, and Landlord and Tenant shall promptly perform all such obligations whether or not this Lease has expired or terminated.  Without limiting the foregoing, such obligations shall include any and all indemnity obligations set forth in this Lease.

6.16        Intentionally Omitted.

6.17                    Landlord’s Authorized Agents.  Notwithstanding anything contained in the Lease to the contrary, including without limitation, the definition of Landlord’s Agents, only officers of NewTower Trust Company and Bentall Kennedy (U.S.) L.P. (or other parties authorized in writing by such parties), are authorized to amend, renew or terminate this Lease, or to compromise any of Landlord’s claims under this Lease or to bind Landlord in any manner.  Without limiting the effect of the previous sentence, no property manager or broker shall be considered an authorized agent of Landlord to amend, renew or terminate this Lease, to compromise any of Landlord’s claims under this Lease or to bind Landlord in any manner.

6.18                    Right of First Refusal.  Landlord hereby grants to the Original Tenant and any Affiliate, during the Lease Term, as extended, a continuing right of first refusal with respect to space located on the first (1st) and second (2nd) floors of the Building, as further outlined on Exhibit “B-1” attached hereto and made a part hereof (collectively, the “First Refusal Space”).  Notwithstanding the foregoing, (i) such first refusal right shall commence only following the expiration or earlier termination of any existing lease pertaining to the First Refusal Space as of the date of this Lease (collectively, the “Superior Leases”), including any renewal or extension of such existing lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, and (ii) such first refusal right shall be subordinate and secondary to any lease by General Motors, LLC or its affiliates (including, without limitation, Jack Morton Worldwide, Martin Retail Group and Agency 720) (collectively, the “GM Group”) with respect to any portion of the First Refusal Space (the rights described in items (i) and (ii), above to be known collectively, for purposes of this Section 6.18 only, as “Superior Rights”).  Tenant’s right of first refusal shall be on the terms and conditions set forth in this Section 6.18.

6.18.1        Procedure.  Landlord shall notify Tenant (the “First Refusal Notice”) from time to time when Landlord receives a bona-fide written proposal (which may be in the form of a letter of intent or otherwise) from an unaffiliated third party that Landlord is willing to accept with respect to the lease of any portion of the First Refusal Space, where no holder of a Superior Right desires to lease such space.  The First Refusal Notice shall describe the space which is the subject of the proposal (which may include space outside of the First Refusal Space) and shall set forth the terms and conditions (including the proposed lease term) set forth in the proposal (collectively, the “Terms”); provided, however, in the event that Landlord delivers any First Refusal Notice to Tenant within the first nine (9) months of the initial Lease Term (also a “First Refusal Notice”), the Terms contained in such First Refusal Notice shall be the same economic terms and conditions applicable to the initial Premises as set forth in this Lease (except that the tenant improvement allowance and rental abatement applicable to the First Refusal Space, shall be proportionately and equitably adjusted (based upon the Tenant Improvement Allowance and Base Rent Abatement, respectively) taking into account the size of the applicable First Refusal Space and the number of months remaining in the Lease Term as of the rental commencement date for such First Refusal Space).  Notwithstanding the foregoing, Landlord’s obligation to deliver the First Refusal Notice shall not apply during the last nine (9) months of the initial Lease Term or any extended term unless Tenant has delivered an Interest Notice pursuant to Section 2.9 of this Lease.

6.18.2        Procedure for Acceptance.  If Tenant wishes to exercise Tenant’s right of first refusal with respect to the space described in the First Refusal Notice, then within seven (7) days after delivery of the First Refusal Notice to Tenant (the “Election Date”), Tenant shall deliver written notice to Landlord (“Tenant’s Election Notice”) pursuant to which Tenant shall elect either to (i) lease the entire space described in the First Refusal Notice upon the Terms set forth in the First Refusal Notice or (ii) refuse to lease such space identified in the First Refusal Notice, in which event Landlord may lease such space to any person or entity on any terms Landlord desires upon any terms that are not Substantially More Favorable (as defined below).  “Substantially More Favorable” terms shall mean that the present value of the Net Effective Rent (as defined below) offered to the potential tenant is less than ninety percent (90%) of the present value of the Net Effective Rent set forth in the applicable First Refusal Notice (in each case using a discount rate equal to the Interest Rate).  The term “Net Effective Rent” shall mean the net rental amount to be paid to Landlord, taking into account any tenant improvement expenses and allowances to be incurred by Landlord, any other monetary concessions granted by Landlord and any other monetary amounts paid by Landlord (such as brokerage commissions) amortized over the life of the lease term proposed in the First Refusal Notice or the terms offered to the potential tenant, as applicable.  In addition, if the size of the applicable First Refusal Space being offered in the First Refusal Notice changes by more than ten percent (10%), Landlord must deliver a new First Refusal Notice to Tenant.  Further, if Landlord does not execute a binding lease document (on terms that are not Substantially More Favorable) within one hundred fifty (150) days from the date that Tenant rejects (or is deemed to reject) the applicable First Refusal Notice, then Landlord must deliver a new First Refusal Notice to Tenant prior to entering into a lease agreement with respect to the applicable First Refusal Space.  Notwithstanding anything to the contrary contained herein, except with respect to a Tenant Notice, Tenant must elect to exercise its right of first refusal, if at all, with respect to all of the space described in each First Refusal Notice and Tenant may not elect to lease only a portion thereof.  If Tenant does not so respond in writing to Landlord’s First Refusal Notice by the Election Date, Tenant shall be deemed to have elected the option described in clause (ii) above.  Notwithstanding anything herein to the contrary, Tenant may only exercise its right of first refusal with respect to all of the space described in the First Refusal Notice, and not a portion thereof.

6.18.3        Lease of First Refusal Space.  If Tenant timely exercises Tenant’s right to lease the First Refusal Space as set forth herein, Landlord and Tenant shall execute an amendment to this Lease incorporating into this Lease the Terms applicable to such First Refusal Space.

6.18.4        Termination of Right of First Refusal.  Except as otherwise provided herein, the right of first refusal granted herein shall terminate as to a particular First Refusal Space upon the failure by Tenant to timely exercise its right of first refusal with respect to such First Refusal Space as offered by Landlord but shall remain in effect for any subsequent availability of all or any portion of the remaining First Refusal Space.  Tenant shall not have the right to lease the First Refusal Space if, as of the date of the attempted exercise of any right of first refusal by Tenant, or, at Landlord’s option, as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in default under this Lease after any applicable notice and cure periods or Tenant collectively with all Affiliates does not physically occupy at least fifty percent (50%) of the Premises.

6.18.5        Courtesy Notice.  In addition to the First Refusal Notice, Landlord agrees to provide Tenant with courtesy notices of any proposals (which may be in the form of a letter of intent or otherwise) with respect to any space available for lease at the other building located at the Project; provided, however, that Landlord shall have no liability to Tenant for Landlord’s failure to send such courtesy notices.

6.19                    Must-Take Space.  Upon the Must-Take Space Commencement Date (as defined below), the Premises shall be expanded to include the Must-Take Space, upon the terms and conditions set forth in this Section 6.19.

6.19.1        Description of Must-Take Space.  The “Must-Take Space,” as used in this Lease, shall mean that certain space containing approximately 8,723 rentable square feet located on the first (1st) floor of the Building, commonly referred to as Suites 150, 160 and 180, and depicted on “Exhibit B-2” attached hereto.

6.19.2        Must-Take Space Delivery Date.  Subject to all applicable legal requirements, commencing on the date (the “Must-Take Space Delivery Date”) Landlord delivers the Must-Take Space to Tenant in connection with the Must-Take Space Early Access (defined below) (which is estimated to be August 1, 2014), Tenant may enter into the Must-Take Space prior to the Must-Take Space Commencement Date (“Must-Take Space Early Access”) for the purpose of constructing the Must-Take Space Improvements (as defined below), installing Tenant’s cabling and furniture, fixtures and equipment and commencing business therein (to the extent legally permitted), and conducting Tenant’s business.  Such early entry in and of itself will not advance the Must-Take Space Commencement Date.  If the Must-Take Space Delivery Date is after August 1, 2014, Landlord shall provide Tenant with an additional day of Base Rent abatement in connection with the Must-Take Space for every day that Must-Take Space is delivered after August 1, 2014. Notwithstanding the foregoing, if the Must-Take Space Delivery Date does not occur by November 1, 2014 (the “Must-Take Space Outside Date”), then, as Tenant’s sole and exclusive remedy in connection therewith, Tenant, at Tenant’s sole option, shall be entitled to terminate the Lease in connection with the Must-Take Space only upon written notice (the “Must-Take Space Outside Date Termination Notice”) electing to terminate this Lease for the Must-Take Space only effective upon receipt of the Must-Take Space Outside Date Termination Notice by Landlord.  Except as provided herein below, the Outside Date Termination Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Must-Take Space Outside Date and not later than thirty (30) days after the Must-Take Space Outside Date.  If Tenant terminates the Lease pursuant to the right set forth herein, this Lease in connection with the Must-Take Space shall be null and void and of no further effect and Landlord and Tenant shall be released of all obligations in connection with this Lease for the Must-Take Space only as of the termination date set forth in Tenant’s notice, and Landlord shall return to Tenant all prepaid rent, letters of credits and deposits in connection with this Lease applicable to the Must-Take Space within fifteen (15) days following the Landlord’s receipt of Tenant’s Must-Take Space Outside Date Termination Notice.  Notwithstanding the foregoing or anything to the contrary set forth in this Lease, the Must-Take Space Outside Date shall be extended one (1) day for each day on which there is any delay in the Must-Take Space Delivery Date as a result of any Force Majeure event (not to exceed ninety (90) days in the aggregate and any holdover by the Existing Tenant in the Must-Take Space shall not be deemed a Force Majeure event).  All of the provisions of this Lease shall apply to Tenant during any early entry, including, without limitation, the indemnities set forth in this Lease, but excluding only the obligation to pay Base Rent and Operating Costs for the Must-Take Space until the Must-Take Space Commencement Date has occurred.  Landlord’s obligation to provide the services specified in Section 3.5.1, above, shall commence upon the Substantial Completion of the Must-Take Improvements or upon Tenant’s occupancy of the Must-Take Space for Tenant’s business; provided however that the Janitorial Services in the Must-Take Space shall not include any above-standard cleaning required as a result of Tenant’s construction of the Must-Take Improvements.  During any such early entry, Landlord shall not be responsible for any loss, including theft, damage or destruction to any work or material installed or stored by Tenant at the Must-Take Space or for any injury to Tenant or its agents, employees, contractors, subcontractors, subtenants, assigns, licensees or invitees, except to the extent such loss is caused by, related to or arising of the negligence or willful misconduct of Landlord or any of Landlord’s Agents.  Landlord shall have the right to post appropriate notices of non-responsibility and to require Tenant to provide Landlord with evidence that Tenant has fulfilled its obligation to provide insurance pursuant to the provisions of this Lease.

6.19.3        Must-Take Space Term.  The Must-Take Space shall become part of the Premises for all purposes under this Lease effective on April 1, 2015 (the “Must-Take Space Commencement Date”).  Except as otherwise provided in this Section 6.19, Tenant’s lease of the Must-Take Space shall be subject to every term and condition of this Lease.  The lease term for the Must-Take Space (the “Must-Take Space Term”), and Tenant’s obligation to pay Rent for the Must-Take Space, shall commence upon the Must-Take Space Commencement Date and shall expire co-terminously with the Lease Term for the Premises, as may be extended.

6.19.4        Base Rent.  The Base Rent payable for the Must-Take Space during the Must-Take Space Term shall be equal to the same rates of Base Rent per rentable square foot as applicable to the original Premises, subject to annual increases at the same time and at the same rates per rentable square foot as applicable to the original Premises.

6.19.5        Tenant’s Pro Rata Share.  Upon the Must-Take Space Commencement Date, Tenant’s Pro Rata Share shall be increased to be 51.66% to take into account the addition of the Must-Take Space.

6.19.6        Improvement of Must-Take Space.  Upon the Must-Take Space Commencement Date, Tenant shall accept the Must-Take Space in its then existing “AS IS” condition subject to Landlord’s obligations set forth in Section 2.8 of this Lease and Section 1 of the Tenant Work Letter (which will also apply to the Must-Take Space), and Landlord shall have no obligation to construct any improvements therein; provided, however, Tenant shall be entitled to a one-time tenant improvement allowance (“Must-Take Space Allowance”) in the amount of Seventy Four Thousand One Hundred Forty Five and 50/100 Dollars ($74,145.50) (i.e., $8.50 per rentable square foot of the Must-Take Space), for the cost relating to the initial design and the actual cost of constructing the Tenant’s improvements, which are permanently affixed to the Must-Take Space (“Must-Take Space Improvements”); provided however that, in no event shall Tenant be entitled to any credit for any unused portion of the Must-Take Space Allowance not used by Tenant by the date which is twelve (12) months following the Must-Take Space Delivery Date.  In no event will the Must-Take Space Allowance be used to pay for Tenant’s moving expenses or for furniture, artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the Must-Take Space.  Tenant shall construct the Must-Take Space Improvements in accordance with the provisions of “Exhibit C” attached hereto; provided, however, that for purposes of Tenant’s construction of the Must-Take Space Improvements, (i) references in “Exhibit C” to “Premises,” “Tenant Improvements,” “Tenant Improvement Allowance,” “Delivery Date” and “Commencement Date” shall be replaced with “Must-Take Space,” “Must-Take Space Improvements,” “Must-Take Space Allowance,” “Must-Take Space Delivery Date” and “Must-Take Space Commencement Date,” respectively, (ii) the words “Two Hundred Forty-Four Thousand Seven Hundred Fifty and NO/100 Dollars ($244,750.00)” in the first sentence of Section 2.1 of the Tenant Work Letter shall be replaced with “Seventy Four Thousand One Hundred Forty Five and 50/100 Dollars ($74,145.50)”, (iii) Section 2.2.1.8 shall be inapplicable with respect to the construction of the Must-Take Space Improvements, and (iv) the words “Section 1” in the first sentence of Section 5.1 of the Tenant Work Letter shall be replaced with the words “Section 6.19.3”.

6.19.7        Parking.  Upon the Must-Take Space Commencement Date, to account for the addition of the Must-Take Space to the original Premises, the number of parking passes which Tenant shall have the right to use shall be increased by a total of thirty five (35) parking passes, which parking passes shall permit Tenant to initially use up to (i) thirty three (33) unreserved parking spaces, on a first-

come, first-serve, non-exclusive basis, and (ii) two (2) reserved parking spaces located nearby or adjacent to the Reserved Spaces Location, all of which parking passes pertain to the parking stalls located on the Land and serving the Building during the Lease Term.  Tenant’s right to use the parking passes described in this Section 6.19.7 shall be upon the terms and conditions as set forth in Section 4.11 above.

6.19.8        Tenant’s Right to Use Existing Furniture in the Must-Take Space.  Upon the Must-Take Space Commencement Date, subject to availability, Tenant shall have the right to use the furniture and furniture systems currently existing in the Must-Take Space (the “Must-Take Space Furniture”), at no additional charge.  Tenant acknowledges that Tenant is leasing the Must-Take Space Furniture in its “as-is” condition.  Tenant shall be responsible for the repair and maintenance of the Must-Take Space Furniture during the Lease Term.  Landlord makes no representation and gives no warranty as to the condition of the Must-Take Space Furniture.  Within fifteen (15) days after the Must-Take Space Delivery Date, a representative of Landlord and a representative of Tenant shall perform a walk-through inspection of the Must-Take Space and shall jointly prepare a list of the actual Must-Take Space Furniture in the Must-Take Space.  Tenant, at its sole cost, shall insure and maintain the Must-Take Space Furniture in good working condition, except for normal wear and tear.  Tenant shall have the right to remove and/or modify the Must-Take Space Furniture subject to Landlord’s approval which shall not be unreasonably withheld, delayed or conditioned.  Landlord shall retain ownership of the Must-Take Space Furniture during the Lease Term.

6.19.9        Other Terms.  Except as specifically set forth in this Lease, effective from and after the Must-Take Space Commencement Date, (i) all other terms of this Lease shall apply to the Must-Take Space as though the Must-Take Space was originally part of the Premises, and (ii) all references in this Lease to Tenant Improvements shall mean, collectively, the Tenant Improvements and the Must-Take Space Improvements.

[Signatures on following page]

IN WITNESS WHEREOF, this Lease has been executed the day and year first above set forth.

Designated Address for Landlord:	LANDLORD:

c/o Bentall Kennedy	RUSSELL RANCH ROAD II LLC,
1215 Fourth Avenue, Suite 2400	a Delaware limited liability company
Seattle, WA 98161
Attn: Senior Vice-President - Asset	By:				MEPT Edgemoor REIT LLC, a Delaware
Management	limited liability company
its Manager

With a copy to:	By:	MEPT Russell Ranch Road LLC, a
Delaware limited liability company
NewTower Trust Company		its Managing Member
Multi-Employer Property Trust
c/o NewTower Trust Company		By:	Bentall Kennedy (U.S.) LP,
Attn: President/MEPT or Patrick O.			its Authorized Signatory
Mayberry
Three Bethesda Metro Center, Suite 1600			By:	Bentall Kennedy (U.S.) G.P. LLC,
Bethesda, Maryland 20814				its General Partner
Facsimile: (240) 235-9961
				By:	/s/ Mark D. Reinikke
					Name:	Mark D. Reinikke
					Its:	SVP

with a copy to Manager at:				By:	/s/ Hans von Trotha
					Name:	Hans von Trotha
IDS Real Estate Group					Its:	Assistant Vice President
515 S. Figueroa Street, 16th Floor
Los Angeles, California 90071
Facsimile: 213-627-9937
Attn: David G. Mgrublian, C.E.O.

Designated Address for Tenant before and after Commencement Date:

Before Commencement Date:	TENANT:

Kythera Biopharmaceuticals, Inc.	KYTHERA BIOPHARMACEUTICALS, INC.,
27200 West Agoura Road, Suite 200	a Delaware corporation
Calabasas, California 91301
Facsimile: 818-587-4591	By:				/s/Keith R. Leonard
Attn: General Counsel and CFO	Name:	Keith R. Leonard
	Its:				President & CEO
Following Commencement Date:
	By:	/s/ John Smither
Kythera Biopharmaceuticals, Inc.	Name:	John Smither
30930 Russell Ranch Road, Suite 300	Its:				CFO
Westlake Village, California 91362
Attn: General Counsel and CFO

1

EXHIBIT A to Lease

LEGAL DESCRIPTION OF LAND

That certain property located in the City of Westlake Village, County of Los Angeles, State of California more particularly described as:

LOT 8, TRACT NO. 46799-03, IN THE CITY OF WESTLAKE VILLAGE, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 1247 PAGES 7 THROUGH 11 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPTING THEREFROM ALL OF THE OIL, GAS AND OTHER HYDROCARBON SUBSTANCES LYING BELOW A DEPTH OF 500 FEET, MEASURED, VERTICALLY, FROM THE SURFACE OF SAID LAND, WITHOUT, HOWEVER, ANY RIGHT TO ENTER UPON THE SURFACE OF SAID LAND NOR INTO THAT PORTION OF THE SUBSURFACE THEREOF LYING ABOVE A DEPTH OF 500 FEET, MEASURED VERTICALLY FROM SAID SURFACE AS GRANTED TO AMERICAN-HAWAIIAN STEAMSHIP COMPANY, RECORDED APR1L 28, 1996 AS INSTRUMENT NO. 3963 IN BOOK D-3928 PAGE 542, OFFICIAL RECORDS

Ex. A

EXHIBIT B to Lease

DRAWING SHOWING LOCATION OF THE PREMISES

Ex. B

EXHIBIT B-1 to Lease

DRAWING SHOWING LOCATION OF THE FIRST REFUSAL SPACE

Ex. B-1

Ex. B-1

EXHIBIT B-2 to Lease

DRAWING SHOWING LOCATION OF THE MUST-TAKE SPACE

Ex. B-2

EXHIBIT B-3 to Lease

DRAWING SHOWING LOCATION OF THE FITNESS CENTER

Ex. B-3

EXHIBIT C to Lease

TENANT WORK LETTER

(Tenant to Construct Improvements)

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Premises.  This Work Letter and Construction Agreement is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises.  Notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter, the Contractor (defined below) and all of Tenant’s Construction Agents (defined below) relating to the design and construction of the Tenant Improvements shall satisfy those union labor requirements set forth in the Lease in the paragraph captioned “Tenant’s Work Performance”, and no portion of the Tenant Improvement Allowance will be disbursed for non-union labor, unless otherwise specifically designated by Landlord in writing in its sole and absolute discretion.

SECTION 1

DELIVERY OF THE PREMISES AND BASE BUILDING

Upon the full execution and delivery of this Lease by Landlord, except as otherwise provided in the Lease, Landlord shall deliver the Premises and “Base Building”, as that term is defined below, to Tenant, and Tenant shall accept the Premises and Base Building from Landlord in their presently existing “as-is” condition in accordance with the terms of this Lease including, without limitation, the terms of Section 2.8 of the Lease. The “Base Building” shall consist of those portions of the Premises which were in existence prior to the construction of tenant improvements by Tenant in the Premises.  Landlord shall be responsible for causing the Base Building, as of the Commencement Date, to be in good condition and working order, free of defects (with any necessary repairs to be performed by Landlord, at Landlord’s expense, and not as an Operating Cost at any time discovered during the initial term of the Lease), and shall comply with applicable Governmental Requirements which were enacted prior to the date of the substantial completion of the Tenant Improvements and applicable to new construction for unoccupied space, whether or not then being enforced and disregarding variances and grandfathered/grandmothered rights (collectively, the “Code”) at Landlord’s sole cost, but only to the extent that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy, or its equivalent, for the Premises.  Additionally, Landlord shall, at its sole cost and expense remove the existing security guard station in the Building lobby and redress the lobby from any damage resulting from such removal.  Said work shall be completed prior to or within ninety (90) days following the Commencement Date.

SECTION 2

TENANT IMPROVEMENTS

2.1                            Tenant Improvement Allowance.  Tenant shall be entitled to a one-time tenant improvement allowance (“Tenant Improvement Allowance”) in the amount of Two Hundred Forty-Four Thousand Seven Hundred Fifty and NO/100 Dollars ($244,750.00), for the cost relating to the initial design and the actual cost of constructing the Tenant’s improvements, which are permanently affixed to the Premises (“Tenant Improvements”).  Except as set forth in this Tenant Work Letter or in the Lease, in no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance.  Additionally, in no event shall Tenant be

Ex C

entitled to any credit for any unused portion of the Tenant Improvement Allowance not used by Tenant by the date which is twelve (12) months following the Delivery Date.  In addition, Landlord shall pay up to $0.15 per rentable square foot of the Premises (“Landlord’s Drawing Contribution”), to be deducted from the Tenant Improvement Allowance, for the cost of preliminary space planning for the Premises.

2.2                            Disbursement of the Tenant Improvement Allowance

2.2.1                Tenant Improvement Allowance Items.  Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”) and, except as otherwise specifically and expressly provided in this Tenant Work Letter or the Lease, Landlord shall not deduct any other expenses from the Tenant Improvement Allowance.  The Tenant Improvement Allowance Items shall include, without limitation, the following:

2.2.1.1              Costs for the payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter and fees of Tenant’s consultants for project management and other engineers and/or consultants for design, construction and move into the Premises, including for lighting, HVAC, generators, roof top installation, and audio video equipment;

2.2.1.2              The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3              The cost of construction of the Tenant Improvements, inclusive of supplemental HVAC and other backup power components, and including, without limitation, demolition, testing and inspection costs, utility hook-up charges (if any), after hours freight elevator usage (and services in connection with oversize or overweight items for which Landlord’s elevator warranty requires an on-site elevator operator), hoisting and trash removal costs, and contractors’ fees and general conditions;

2.2.1.4              The cost of any changes in the Base Building when such changes are required by the Construction Drawings (except to the extent Landlord’s obligation hereunder), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5              The cost of any changes to the Construction Drawings or Tenant Improvements required by Code, but to the extent changes are required because Landlord did not deliver the building to Tenant in the condition required by this Lease, Landlord shall pay for such costs separate and apart from, and in addition to, the Tenant Improvement Allowance;

2.2.1.6              Sales and use taxes and Title 24 fees, art fees and taxes, gross receipts taxes and any other taxes imposed on or pertaining to the Tenant Improvements;

2.2.1.7              Payment to Landlord of a construction coordination fee equal to the lesser of (i) two percent (2%) of the hard costs of construction and (ii) two percent (2%) of the Tenant Improvement Allowance;

2.2.1.8              Costs expended by Tenant in connection with the acquisition and installation, in or for the Premises, of cabling, security systems, signage and furniture, fixtures and equipment; provided, however, Tenant shall not be entitled to use the Tenant Improvement Allowance in connection with the above-referenced items in an amount which exceeds $5.00 for each rentable square foot of the Premises; and

2.2.1.9 All other costs to be expended by Tenant and reasonably approved Landlord in connection with the construction of the Tenant Improvements.

2.2.2                Disbursement of Tenant Improvement Allowance.  During the design and construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

2.2.2.1              Monthly Disbursements.  On or before the twenty-fifth (25th) day of each calendar month (“Submittal Date”) during the design and construction of the Tenant Improvements, Tenant shall deliver to Landlord:  (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter (or reimbursement to Tenant if Tenant has already paid the Contractor or other person or entity entitled to payment), approved by Tenant, in an industry standard form reasonably agreed upon by Landlord and Tenant, reasonably detailing the portion of the work completed; (ii) invoices from all of “Tenant’s Construction Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises (or stored therein or offsite or those items where deposits are standard in the industry) for the applicable payment period; (iii) executed conditional and/or unconditional mechanic’s lien releases, as applicable, from all of Tenant’s Construction Agents which shall substantially comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 8134 and either Section 8136 or Section 8138 (the “Releases”); provided, however, that with respect to fees and expenses of the Architect, or construction or project managers or other similar consultants, and/or any other pre-construction items for which the payment scheme set forth in items (i) through (iii), above, of this Tenant Work Letter, is not applicable (collectively, the “Non Contribution Items”), Tenant shall only be required to deliver to Landlord on or before the applicable Submittal Date, a reasonably particularized invoice of the cost for the applicable Non-Contribution Items (unless Landlord has received a preliminary notice in connection with such costs in which event conditional lien releases must be submitted in connection with such costs); and (iv) all other information relating to the construction of the Tenant Improvements as is reasonably requested in good faith by Landlord.  Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request vis-à-vis Landlord.  Thereafter, within thirty (30) days after receipt of such items, Landlord shall deliver a check to Tenant made payable to Tenant (or to Contractor or such other of Tenant’s Construction Agents as requested by Tenant) in payment of the lesser of:  (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided, however, that no such retention shall be duplicative of the retention Tenant would otherwise withhold (but will not withhold) pursuant to its agreement with such Contractor and no such deduction shall be applicable to the fees of the Architect, Engineers, Tenant’s project consultant, or to any pure suppliers of furniture systems or appliances delivered to the Premises, and (C) with respect to payment requests in connection with the construction of the Tenant Improvements only, Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request. In the event that Landlord or Tenant identifies any material non-compliance with the “Approved Working Drawings,” as that term is defined in Section 3.2 below, or substandard work, Landlord or Tenant as appropriate shall be provided a detailed statement identifying such material non-compliance or substandard work by the party claiming the same, and if the work creates a Project Impact (as that term is defined in Section 4.4 of the Lease), Tenant shall cause such work to be corrected so that no Project Impact exists.  If Tenant receives a check payable to anyone other than solely to Tenant for a monthly disbursement pursuant to this Section 2.2.2.1, Tenant may return such check to Landlord and receive a check made payable only to Tenant, if Tenant provides the releases and evidence required above to receive a check payable solely to Tenant

2.2.2.2              Final Retention.  Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant (or such of Tenant’s Construction Agents as requested by Tenant) shall be delivered by Landlord to Tenant following the completion of construction of the Tenant Improvements, provided that (i) Tenant delivers to Landlord properly executed Releases, (ii) Landlord has determined that no Project Impact exists, and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed.

2.2.2.3              Other Terms.  Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.  To the extent that a dispute shall arise as to whether certain amounts of the Tenant Improvement Allowance are due and/or payable to Tenant, any amounts which are not the subject of such dispute, shall be disbursed by Landlord, subject to the terms of this Tenant Work Letter.  All Tenant Improvement Allowance Items (other than those under Section 2.2.1.8, above) for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Lease.

SECTION 3

CONSTRUCTION DRAWINGS

3.1                            Selection of Architect/Construction Drawings.  Tenant shall retain an architect approved by Landlord (the “Architect”) to prepare the Construction Drawings, which approval shall not be unreasonably withheld or conditioned and shall be granted or denied within five (5) Business Days following Landlord receipt of written request therefor. View Design Group is hereby pre-approved as the Architect if selected by Tenant.  Tenant shall retain (if applicable) the engineering consultants reasonably designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural and life-safety work in the Premises, which work is not part of the Base Building; provided, however, to the extent such Engineers designated by Landlord are not competitively priced and reasonably available, Tenant shall be permitted to retain engineering consultants selected by Tenant and reasonably approved by Landlord.  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings”.  All Construction Drawings shall comply with reasonable industry standard drawing formats and specifications, and shall be subject to Landlord’s reasonable approval, which approval shall not be withheld unless a Project Impact exists.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith, except to the extent that Landlord has specifically required a particular modification to the Construction Drawings as a condition to Landlord’s approval of the same, and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

3.2                            Approved Working Drawings.  Landlord shall, within five (5) Business Days after Landlord’s receipt of final versions of all of the Working Drawings, either (i) approve the Working Drawings, (ii) approve the Working Drawings subject to specified conditions which must be stated in a reasonably clear and complete manner to be satisfied by Tenant prior to obtaining permits as set forth below, to the extent the Working Drawings contain a Project Impact, or (iii) disapprove and return the Working Drawings to Tenant with requested revisions to the extent the Working Drawings contain a Project Impact.  If Landlord disapproves the Working Drawings, Tenant may resubmit the Working Drawings to Landlord at any time, and Landlord shall approve or disapprove the resubmitted Working Drawings, based upon the criteria set forth in this Section 3.2, within three (3) Business Days after Landlord receives such resubmitted Working Drawings.  Such procedure shall be repeated until the Working Drawings are approved.  If Landlord fails to respond to such request for approval within such period, Tenant may deliver a written “reminder notice”, informing Landlord that it has failed to respond, and warning that a continued failure may result in a “deemed approval”.  If Landlord fails to respond to such “reminder notice” within three (3) Business Days, then Landlord shall be deemed to have approved the submitted plans.  Tenant shall submit the approved final Working Drawings (the “Approved Working Drawings”) to the City in which the Building is located and diligently pursue its receipt of all applicable building permits.  Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy.  No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.

3.3                            Change Orders.  In the event Tenant desires to materially change the Approved Working Drawings, Tenant shall deliver notice (the “Drawing Change Notice”) of the same to Landlord, setting forth in detail the changes (the “Tenant Change”) Tenant desires to make to the Approved Working Drawings.  Landlord shall, within five (5) Business Days of receipt of a Drawing Change Notice, either (i) approve the Tenant Change, or (ii) disapprove the Tenant Change and deliver a notice to Tenant specifying in reasonably sufficient detail the reasons for Landlord’s disapproval; provided, however, that Landlord may only disapprove of the Tenant Change if the Tenant Change contains a Project Impact.  Any additional costs which arise in connection with such Tenant Change shall be paid by Tenant pursuant to Section 4.2.1 of this Tenant Work Letter; provided, however, that to the extent the Tenant Improvement Allowance has not been fully disbursed, such payment shall be made out of the Tenant Improvement Allowance subject to the terms of this Tenant Work Letter.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1                            Tenant’s Selection of Contractors.

4.1.1                The Contractor.  Subject to Landlord’s union requirements, a general contractor shall be retained by Tenant to construct the Tenant Improvements and Tenant shall contract directly with such “Contractor”.  Landlord may file a Notice of Non-Responsibility regarding payments under Tenant’s contract with the Contractor.  Such general contractor (“Contractor”) shall be selected by Tenant in accordance with the terms of this Lease.

4.1.2                Tenant’s Construction Agents.  All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Construction Agents”) shall meet all of Landlord’s union requirements and must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed and shall be granted or denied within three (3) Business Days of Tenant’s notice to Landlord requesting Landlord’s approval of same (provided that any matters relating to union requirements shall not be subject to a reasonableness standard).  If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval.

4.2                            Construction of Tenant Improvements by Tenant’s Agency.

4.2.1                Construction Contract; Cost Budget.  Tenant shall submit a copy of the construction contract and general conditions with Contractor (the “Contract”) to Landlord for Landlord’s records and to allow Landlord to confirm proper insurance and licensing requirements have been satisfied.  Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”).  Prior to the commencement of construction of the Tenant Improvements, Tenant shall supply Landlord with cash in an amount (the “Over-Allowance Amount”) equal to the difference between the amount of the Final Costs and the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements).  The Over-Allowance Amount shall be disbursed by Landlord on a pari passu basis with the disbursement of the Tenant Improvement Allowance.  In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be paid by Tenant to Landlord immediately as an addition to the Over-Allowance Amount or at Landlord’s option, Tenant shall make payments for such additional costs out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord’s approval, prior to Tenant paying such costs.  Tenant shall provide Landlord with updated construction schedules and budgets on a regular basis during the course of construction of the Tenant Improvements, and in any event within fifteen (15) days after request by Landlord.

4.2.2                Tenant’s Construction Agents.

4.2.2.1              Landlord’s General Conditions for Tenant’s Construction Agents and Tenant Improvement Work.  Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in material accordance with the Approved Working Drawings, as modified by Change Orders (if any); (ii) Tenant’s Construction Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) Business Days of receipt thereof, inform Tenant’s Construction Agents of any changes which are necessary thereto, and Tenant’s Construction Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all reasonable and non-discriminatory rules made by Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements; provided that such rules and regulations are reasonably consistent with the practices of landlords of Comparable Buildings.

4.2.2.2              Indemnity.  Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Construction Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment.

4.2.2.3              Requirements of Tenant’s Construction Agents.  Each of Tenant’s Construction Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof.  Each of Tenant’s Construction Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors.  The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby.  All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either; provided that Landlord shall only enforce such guarantee or warranty if Tenant fails to do so in a reasonable time following notice thereof from Landlord.  Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.3.1   Lien-Free Basis.  Tenant’s Contractor and agents shall perform all work on a lien-free basis.  If a lien is filed or recorded against the Building or Project due to, or in any way associated with, the construction of the Tenant Improvements, Tenant agrees to have such lien released of record (in a manner and form reasonably approved by Landlord) within fifteen (15) days of Landlord’s notice to Tenant regarding same.  If Tenant fails to cause the release of such lien within such fifteen (15) day period to Landlord’s satisfaction, Landlord may cause the removal of such lien, and Tenant agrees to repay Landlord for all costs and expenses incurred by Landlord to release the lien (including, but not limited to, the payment of the amount stated in the lien, any filing, processing, recording and attorneys’ fees) within thirty (30) days of Landlord’s request therefor, and such amount shall be considered Additional Rent due under the Lease.  If Tenant fails to pay Landlord as aforesaid, such failure shall be deemed an uncured noticed material default under the Lease, and Landlord may pursue any remedy provided for under the Lease, at law or in equity.

4.2.2.4              Insurance Requirements

4.2.2.4.1   General Coverages.  All of Tenant’s Construction Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease (provided that the limits of liability to be carried by Tenant’s Construction Agents, shall be in an amount and with companies which are customary for such respective Tenant’s Construction Agents employed by tenants constructing improvements in the Comparable Buildings owned by institutional landlords).

4.2.2.4.2   Special Coverages.  Tenant shall carry “Builder’s All Risk” insurance in an amount not more than the amount of the Contract covering the construction of the Tenant Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof.  Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord and are generally required by landlords of Comparable Buildings including, but not limited to, the requirement that all of Tenant’s Construction

Agents shall carry excess liability and Products and Completed Operating Coverage insurance, each in amounts not less than $500,000 for each incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.2.4.3   General Terms.  Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site.  All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance.  In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense.  Tenant’s Construction Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for the term of the policy following completion of the work and acceptance by Landlord and Tenant and shall be on a “claims-made” form.  All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Construction Agents.  All insurance, except Workers’ Compensation, maintained by Tenant’s Construction Agents shall preclude subrogation claims by the insurer against anyone insured thereunder.  Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter and each party’s rights with respect to the waiver of subrogation.

4.2.3                Governmental Compliance.  The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4                Inspection by Landlord.  Landlord shall have the right to inspect the Tenant Improvements at all reasonable times during the course of construction of the Tenant Improvements, provided, however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same.  Should Landlord disapprove any portion of the Tenant Improvements because a Project Impact exists (which Project Impact was not previously approved by Landlord), Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved.  Any Project Impact, defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a Project Impact, defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such Project Impact, defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, following notice to Tenant and a reasonable period of time for Tenant to cure (which period shall in no event be less than ten (10) Business Days), take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such Project Impact, defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5                Meetings.  Commencing upon the execution of this Lease, Tenant and Landlord shall hold meetings at a location determined by Tenant as required at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated by the partners, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Construction Agents shall attend such meetings.  One such meeting each month shall include the review of Contractor’s current request for payment.

4.3                      Notice of Completion; Copy of “As Built” Plans.  Within ten (10) Business Days after completion of construction of the Tenant Improvements, Tenant shall prepare a Notice of Completion, which Landlord shall promptly execute if factually correct, and Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation.  If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense.  At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to their actual knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

SECTION 5

LEASE COMMENCEMENT DATE DELAYS

5.1                            Commencement Date Delays.  The Commencement Date shall occur as provided in Section 1 of this Lease, provided that the Commencement Date shall be extended by the number of days of actual delay of the Substantial Completion of the Tenant Improvements and/or Tenant’s move into the Premises to the extent caused by a “Commencement Date Delay,” as that term is defined, below, but only to the extent such Commencement Date Delay causes the Substantial Completion of the Tenant Improvements to occur more than ninety (90) days after the Delivery Date.  As used herein, the term “Commencement Date Delay” shall mean only a “Force Majeure Delay” or a “Landlord Delay,” as those terms are defined below in this Section 5.1 of this Tenant Work Letter.  As used herein, the term “Force Majeure Delay” shall mean only an actual delay resulting from strikes, fire, wind, damage or destruction to the Building, explosion, casualty, flood, hurricane, tornado, the elements, acts of God or the public enemy, sabotage, war, invasion, insurrection, rebellion, civil unrest, riots, or earthquakes, failure of utilities, inability to secure labor or materials or reasonable substitutions therefor or inability to secure permits and inspections due to a city-wide absence of inspectors (provided that no Force Majeure Delay shall commence to accrue until after Tenant shall have delivered written notice thereof to Landlord).  As used in this Tenant Work Letter, “Landlord Delay” shall mean actual delays in the construction of the Tenant Improvements to the extent resulting from (i) failure of Landlord to timely approve or disapprove any Working Drawings or Change Orders or any other items set forth in this Tenant Work Letter requiring Landlord’s approval within time periods set forth in this Tenant Work Letter or this Lease, as applicable, or otherwise within a reasonable period of time (except to the extent deemed approved); (ii) material and unreasonable interference by Landlord, its agents or Landlord’s Agents (except as otherwise allowed under this Tenant Work Letter) with the Substantial Completion of the Tenant Improvements;

(iii) any delay in funding the Tenant Improvement Allowance (except as otherwise allowed under this Tenant Work Letter) and (iv) Landlord’s failure to deliver the Premises in the required condition.

5.2                            Determination of Landlord Delay.  If Tenant contends that a Landlord Delay has occurred, Tenant shall notify Landlord in writing of (i) the event which constitutes such Landlord Delay and (ii) the date upon which such Landlord Delay is anticipated to end.  If such actions, inaction or circumstance described in the notice set forth in (i) above of this Section 5.2 of this Tenant Work Letter (the “Delay Notice”) are not cured by Landlord within two (2) business days of Landlord’s receipt of the Delay Notice and if such action, inaction or circumstance otherwise qualify as a Landlord Delay, then a Landlord Delay shall be deemed to have occurred commencing as of the date of Landlord’s receipt of the Delay Notice and ending as of the date such delay ends.

5.3                            Definition of Substantial Completion of the Tenant Improvements.  For purposes of this Section 5, “Substantial Completion of the Tenant Improvements” shall mean the issuance of a temporary certificate of occupancy or its equivalent for the Premises and completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, including, with respect to the Tenant Improvements, any furniture, fixtures, work stations, build-in furniture or equipment necessary to obtain a temporary certificate of occupancy or its equivalent (including the final inspection sign-off), with the exception of any punch list items.

SECTION 6

MISCELLANEOUS

6.1                            Tenant’s Representative.  Tenant has designated Keith Klein and John Smither as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.2                            Landlord’s Representative.  Landlord has designated David Saeta as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.3                            Time of the Essence in This Tenant Work Letter.  Time is of the essence with respect to the performance by Tenant of every provision of this Tenant Work Letter.  Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

6.4                            Tenant’s Lease Default.  Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease or this Tenant Work Letter has occurred at any time on or before the Substantial Completion of the Tenant Improvements (including, without limitation, Tenant’s use of non-union labor in connection with the Tenant Improvements), then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).

Notwithstanding the foregoing, if a default by Tenant is cured, forgiven or waived, Landlord’s suspended obligations shall be fully reinstated and resumed, effective immediately.

6.5                            Additional Services.  If the construction of the Tenant Improvements shall require that additional services or facilities (including, but not limited to, hoisting, cleanup or other cleaning services, trash removal, field supervision, or ordering of materials) be provided by Landlord, then Tenant shall pay Landlord for such items at Landlord’s cost or at a reasonable charge if the item involves time of Landlord’s personnel only. Subject to Landlord’s reasonable and non-discriminatory scheduling requirements, Landlord shall permit Tenant and Contractor to use the Building’s elevators and related facilities of the Building to the extent the same is reasonably necessary for Tenant, Tenant’s Construction Agents and/or the Contractor to construct the Tenant Improvements, and for Tenant’s initial move into the Premises, including the installation of Tenant’s furniture, fixtures, and equipment.  Materials stocking will be scheduled in advance after or before Building working hours.  In addition, Landlord shall provide, and, except as set forth above, neither Tenant nor Tenant’s Construction Agents nor the Contractor or subcontractors shall be charged for the use of, parking (in areas reasonably designated by Landlord), electricity, restrooms, HVAC, water, freight elevator and/or loading docks during the construction of the Tenant Improvements.  Notwithstanding the foregoing, if Tenant, Tenant’s Construction Agents or the Contractor requires any of the foregoing in connection with any use reasonably unrelated to Tenant’s construction and/or installation of the Tenant Improvements, Tenant shall pay the applicable cost of such service.

6.6                            Construction Defects.  Landlord shall have no responsibility for the Tenant Improvements and Tenant will remedy, at Tenant’s own expense, and be responsible for any and all defects in the Tenant Improvements that may appear during or after the completion thereof whether the same shall affect the Tenant Improvements in particular or any parts of the Premises in general.  Tenant shall indemnify, hold harmless and reimburse Landlord for any costs or expenses incurred by Landlord by reason of any defect in any portion of the Tenant Improvements constructed by Tenant or Tenant’s contractor or subcontractors, or by reason of inadequate cleanup following completion of the Tenant Improvements.

6.7                            Coordination of Labor.  Without limiting the union labor requirements set forth in the Lease and this Work Letter, all of Tenant’s contractors, subcontractors, employees, servants and agents must work in harmony with and shall not interfere with any labor employed by Landlord, or Landlord’s contractors or by any other tenant or its contractors with respect to any portion of the Building.

6.8                            Work in Adjacent Areas.  Any work to be performed in areas adjacent to the Premises shall be performed only after obtaining Landlord’s express written permission, which shall not be unreasonably withheld, conditioned or delayed, and shall be done only if an agent or employee of Landlord is present; Tenant will reimburse Landlord for the expense of any such employee or agent.

6.9                            HVAC Systems.  Tenant agrees to be entirely responsible for the maintenance or the balancing of any heating, ventilating or air conditioning system installed by Tenant and/or maintenance of the electrical or plumbing work installed by Tenant and/or for maintenance of lighting fixtures, partitions, doors, hardware or any other installations made by Tenant.

6.10                    Approval of Plans.  Landlord will not check Tenant drawings for building code compliance.  Approval of the Construction Drawings by Landlord is not a representation that the drawings are in compliance with the requirements of governing authorities, and it shall be Tenant’s responsibility to meet and comply with all federal, state, and local code requirements.  Approval of the Working Drawings does not constitute assumption of responsibility by Landlord or its architect for their accuracy, sufficiency or efficiency, and Tenant shall be solely responsible for such matters.

6.11                    Books and Records.  At its option, Landlord, at any time within one (1) year after final disbursement of the Tenant Improvement Allowance to Tenant, and upon at least ten (10) days prior written notice to Tenant, may cause an audit to be made of Tenant’s books and records relating to Tenant’s expenditures in connection with the construction of the Tenant Improvements.  Tenant shall maintain complete and accurate books and records in accordance with generally accepted accounting principles of these expenditures for at least three (3) years.  Tenant shall make available to Landlord’s auditor at the Premises within ten (10) Business Days following Landlord’s notice requiring the audit, all books and records maintained by Tenant pertaining to the construction and completion of the Tenant Improvements.  In addition to all other remedies which Landlord may have pursuant to the Lease, Landlord may recover from Tenant the reasonable cost of its audit if the audit discloses that Tenant falsely reported to Landlord expenditures which were not in fact made or falsely reported a material amount of any expenditure or the aggregate expenditures.

6.12                    Reimbursement of Increased Construction Costs; Base Building Code Compliance; Hazardous Substances.  Subject to the terms and provisions of this Tenant Work Letter, in the event that Tenant’s actual cost of constructing the Tenant Improvements is increased as a result of either (i) the failure of the Base Building to comply with Code (provided that such failure is not a result of Tenant’s specific use or occupation of the Premises or unique improvements (i.e., not typical office improvements) performed by or at the direction of Tenant), or (ii) the discovery, presence, removal, encapsulation and/or remediation of any Hazardous Substances in or from the Premises in violation of Governmental Regulations or as a result of the construction of the Tenant Improvements  (provided that such Hazardous Substances are not introduced into the Premises by Tenant or Tenant’s Construction Agents (each a “Code Compliance/Haz Mat Violation”), Landlord shall be required to reimburse Tenant in an amount equal to the reasonable, actual, documented increase in Tenant’s cost of constructing the Tenant Improvements resulting from such Code Compliance/Haz Mat Violation (the “Code Compliance/Haz Mat Reimbursement”).  Tenant’s request for such payment shall be submitted in accordance and otherwise comply with the requirements set forth in Section 2.2.2.1 above (except that no Code Compliance/Haz Mat Reimbursement shall be subject to a Final Retention by Landlord or any further restriction based on the then remaining amount of the Tenant Improvement Allowance), which shall include Landlord’s receipt from Tenant of a reasonably particularized invoice documenting and evidencing such Code Compliance/Haz Mat Violation, and Tenant’s increased construction costs resulting therefrom.

EXHIBIT D to Lease

FORM OF COMMENCEMENT DATE MEMORANDUM

Russell Ranch Road, LLC, as Landlord, and                                                      as Tenant, executed that Office Lease dated as of                                                 , 2014 (the “Lease”).

The Lease contemplates that this document shall be delivered and executed as set forth in the paragraph entitled “Commencement Date Memorandum”.  This Commencement Date Memorandum shall become part of the Lease.

Landlord and Tenant agree as follows:

1.                      The Commencement Date of the Lease is                                                             .

2.                      The end of the Lease Term and the date on which this Lease will expire is                                             .

3.                      The Lease is in full force and effect as of the date of this Commencement Date Memorandum.  By execution of this Commencement Date Memorandum, Tenant confirms that, to Tenant’s actual knowledge as of the date of the Commencement Date Memorandum (a) Tenant has no claims against Landlord and (b) Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord.

4.                      The Premises consist of approximately                      rentable square feet.

5.                          Base Rent:

The amount of Base Rent and the portion of the Lease Term during which such Base Rent is payable shall be determined from the following table:

Applicable Portion of Lease Term		Rate	Annual Base	Monthly Base
Beginning	Ending	Per/Rentable Sq. Ft./ Annum	Rent	Rent Installment (Annual ÷ 12)

6.                      Tenant’s Pro Rata Share is                                  percent (                  %).

Ex. D

LANDLORD:					Dated:

RUSSELL RANCH ROAD II LLC,					TENANT:
a Delaware limited liability company

By:	MEPT Edgemoor REIT LLC, a Delaware
limited liability company
its Manager

	By:	MEPT Russell Ranch Road LLC, a			By:
		Delaware limited liability company			Name:
		its Managing Member			Its:

		By:	Bentall Kennedy (U.S.) LP,
its Authorized Signatory

			By:	Bentall Kennedy (U.S.) G.P.
LLC,
its General Partner

By:
Its:
Date:

Ex. D

EXHIBIT E to Lease

RULES AND REGULATIONS

1.                      All signs or lettering visible from the exterior of the Premises shall be subject to compliance with all Governmental Requirements and the master signage criteria approved by the applicable Governmental Agency, and further subject to the approval of Landlord, not to be unreasonably withheld, conditioned or delayed.

2.                      If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, Tenant shall immediately discontinue such use.  No awning shall be permitted on any part of the Premises.  Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.

3.                      Tenant shall not obstruct any sidewalk, halls, passages, exits, entrances, elevators, escalators, or stairways of the Building.  The halls, passages, exits, entrances, elevators, escalators and stairways are not open to the general public.  Landlord shall in all cases retain the right to control and prevent access to such areas of all persons whose presence in the reasonable judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Land, Building and the Building’s tenants; provided that, nothing in this Lease contained shall be construed to prevent such access to persons with whom any Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities.  Tenant shall not go upon the roof of the Building (except as expressly set forth in the Lease).

4.                      The directory of the Building will be provided exclusively for the display of the name and location of tenants (including subtenants and assigns) only, and Landlord reserves the right to exclude any other names therefrom.

5.                      Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage to any Tenant’s property by any janitor, any of Landlord’s Agents or any other person.

6.                      Landlord may make a reasonable charge for any keys.  Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises.  Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of all doors which Tenant then has in its possession.

7.                      Intentionally Omitted.

8.                      If Tenant requires Telecommunication Services, computer circuits, burglar alarm or similar services or other utility services, it shall first obtain Landlord’s reasonable approval of the construction or installation of such services.  Application for such services shall be made in accordance with the procedure prescribed by Landlord in subsection 3.5.2 of the Lease.

9.                      Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by Governmental Requirements.  Landlord shall have the right to reasonably prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building.  Heavy objects shall, if considered reasonably necessary by Landlord, stand on such platforms as reasonably determined by Landlord to be reasonably necessary to properly distribute the weight.  Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.  The persons employed to move such equipment in or out of the Building must be reasonably acceptable to Landlord.  Except to the extent caused by the negligence or willful misconduct of Landlord, Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and, subject to the waiver

Ex. E

of subrogation, all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

10.              Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities permitted by the Lease.  Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations nor shall Tenant bring into or keep in or about the Premises any birds or animals (other than service animals).

11.              Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

12.              Tenant shall not waste any utility provided by Landlord and agrees to cooperate fully with Landlord in a commercially reasonable manner to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice.

13.              Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building.

14.              Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be reasonably established from time to time by Landlord, and on Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified.  Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons.  Except for Landlord’s or Landlord’s Agents’ negligence or willful misconduct, Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person.  Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

15.              Tenant shall use commercially reasonable efforts to close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas or air outlets before Tenant and its employees leave the Premises.

16.              Intentionally Omitted.

17.              The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be deposited in them.  The expenses of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant if it or its employees or invitees shall have caused it.

18.              Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises.  Tenant shall not make any room-to-room solicitation of business from other occupants in the Project.  Tenant shall not use the Premises for any business or activity other than that specifically provided for in the Lease.

19.              Intentionally Omitted.

20.              Other than in connection with ordinary interior decorating, Tenant shall not mark, drive nails, screws or drill into the partitions, woodwork or plaster or in any way deface the Premises.  Tenant shall not affix any floor covering to the floor of the Premises in any manner except as reasonably approved by Landlord.  Tenant shall repair any damage resulting from noncompliance with this rule.

21.              Intentionally Omitted.

22.              Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building or Land are prohibited, and Tenant shall cooperate to prevent the same.

23.              Landlord reserves the right to exclude or expel from the Building and Land any person who, in Landlord’s reasonable judgment, is intoxicated, under the influence of liquor or drugs or in violation of any of these Rules and Regulations.

24.              Tenant shall store all of its trash and garbage within the Premises.  Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of

Ex. E

trash and garbage disposal.  All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

25.              The Premises shall not be used for lodging or any illegal purpose.  No cooking shall be done or permitted by Tenant, except that use by Tenant of Underwriters’ Laboratory approved equipment for microwave, toaster, brewing coffee, tea, hot chocolate and similar beverages shall be permitted; provided that, such equipment and its use is in accordance with all Governmental Requirements.

26.              Tenant shall not use in the Premises or in the public halls of the Building any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may reasonably approve.  Tenant shall not bring any other vehicles of any kind into the Building.

27.              Without the prior written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

28.              Tenant shall comply with all safety, fire protection and evacuation procedures and regulations reasonably established by Landlord or any governmental agency.

29.              Except to the extent of the negligence or willful misconduct of Landlord or Landlord’s Agents (provided that nothing herein shall require Landlord to provide security or monitor the Premises), Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

30.              The requirements of Tenant will be attended to only upon appropriate application to the Manager of the Building by an authorized individual.  Employees of Landlord are not required to perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord is required to admit Tenant to any space other than the Premises without specific instructions from Landlord.

31.              Tenant shall not leave vehicles in the parking areas overnight (on a long term storage basis) nor park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or nonmotor driven bicycles or four-wheeled trucks.  Tenant shall comply with the terms and conditions of the Parking Encumbrance.

32.              Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other person, nor prevent Landlord from thereafter revoking such waiver and enforcing any such Rules and Regulations against any or all of the tenants of the Building.

33.              These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the covenants and conditions of any lease of premises in the Building.  If any provision of these Rules and Regulations conflicts with any provision of the Lease, the terms of the Lease shall prevail.

34.              Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its reasonable judgment, may from time to time be needed for safety and security, the care and cleanliness of the Building and Land, the preservation of good order in the Building and the maintenance or enhancement of the value of the Building as a rental property.  Tenant agrees to abide by all the Rules and Regulations stated in this exhibit and any additional rules and regulations which are so made by Landlord.

35.              Tenant shall be responsible for the observance of all of the foregoing rules by Tenant and Tenant’s Agents.

Ex. E

EXHIBIT F-1 to Lease

RESERVED SPACES LOCATION

Ex. F-1

EXHIBIT G to Lease

MASTER SIGNAGE PROGRAM

[ATTACHED]

Ex. G

EXHIBIT G-1 to Lease

BUILDING SIGNAGE

30870
Russell Ranch Road
Building 2
30930
Russell Ranch Road
Building 1
Color Key:

Site Plan - From Russell Ranch Road

WESTLAKE LANDMARK

IDS

AHT ARCHITECTS

AD/S

LP1a

Ex. G-1

6' 0"
5' 0"
WESTLAKE LANDMARK
30930
6" base

Back View
Scale: 1/2"=1'-0"

May 6, 2005 from WLV.org, Westlake Village Municipal Code, Article 9 Zoning Regulations
Planning Department: 818.706.1613, Scott Wells

"9.18.090. Permitted Signs: Commercial and Industrial Zones.:
—2. For each commercial, industrial and public/institutional complex, center, or park:
"a. Not more than one monument sign, not to exceed thirty-five (35) square feet in area and five (5) feet in height may be erected to identify the complex, center or park. No side of such sign shall exceed two (2) times the dimension of any other side."

(Ord. No. 108, Amended 07/24/90; Ord. No. 116, Amended, 07/10/91; Ord. No. 133, Amended, 11/10/92; Ord. No. 169-99, Amended, 5/24/99)

NOTE;
Refer to AHT Sketches SK-060419 A & B for construction of sign structure by GC and AD/S drawing 1b for install of sign panels

Address Numbers:
3" x 1/4" letters
☐ Brushed Stainless Steel
Gill Sans Bold
▶ pinned off sign

30930
Russell Ranch Road
Building 1

30870
Russell Ranch Road
Building 2

3"
Align
30930
WESTLAKE
LANDMARK
A Company Name
A Longer Company Name
ACN
Name of Company
Another Name/Partners, LLC

3"
Each Tenant Nameplate (20):
53-1/2" x 4-1/4" x
1" Fabricated Aluminum panels
▣ painted Medium Sandstone, Pantone 7509C
Gill Sans Regular, C, 1-1/2"L/R
☐ White vinyl letters
▶ panel with Z-clip mounting for future possible removal
1-1/4" inset
3/4" reveals

Back Support Panels (2):
54" x 26"
and
End Back Support Panel:
9-1/2"+/- x x 26"

1/8" Aluminum panel painted to match building mullions similar to
☐ Frazee #8743M, Polished Oak
▶ Attach to existing sign structure

Project Symbol:
2" & 1 3/4" x 1/4"
■ Aluminum letters painted Black with Symbol painted
☐ Yellow, Pantone 124C
■ and Blue, Pantone 2718C
▶ D/F tape & silicone to structure

End Panels (10):
9-1/2"+/- x 4-1/4" x
1" Fabricated Aluminum panels painted
▣ Medium Sandstone, Pantone 7509C
Attach to back support
▶ panel with Z-clip mounting for future possible removal
1-1/4" inset

1'-2"

Front View

Street End View

#1.1, Monument sign, double-faced - 5 panels per side

WESTLAKE LANDMARK

IDS REAL ESTATE GROUP

Scale: 1"=1'-0"
Date: 4.21.06

AHT ARCHITECTS

AD/S ARCHITECTURAL DESIGN & SIGNS

2550 Palisades Drive
Corona, CA 92880
Tel 951 278 0680
Fax 951 278 0681

Project No.

Approved by

Date

Drawing 1

EXHIBIT  H to Lease

FURNITURE

Quantity	Item Description
57/ 55	5 x 8 Kimball workstations – Countrywide standard specification
21/ 20	8x 8 Kimball workstations – Countrywide standard specification
14 / 9	Existing work / storage areas with lateral 2 drawer cabinets total 48. Kimball printer / work / storage areas with 2 drawer lateral underneath, various lengths and numbers of 2 drawer lateral cabinets
1	Kimball reception workstation – Countrywide standard specification
2l / 20	Kimball task chairs “Event Side” (In 8 x8 workstations – gray fabric
53 / 57	National workstation chairs “Gotcha” – gray fabric
34 / 37	National conference chairs “Triumph” – tan fabric low back
6 / 0	National conference chairs “Triumph”– blue fabric low back
14	National executive chairs “Triumph” – black fabric high back
75 66	National side chairs “Triumph” – blue fabric low back
30 /26	National U-shaped desk “Arrowood”
1	National L-shaped desk “Arrowood”
36 / 34	National 2 drawer lateral file “Arrowood”
7 6	National hutch (various types) “Arrowood”
19 / 15	National bookshelf “Arrowood”
6	National 40” round conference table
2 / 0	National credenza “Arrowood”[1]
2	Kimball L-shaped desk “Senator”
4	Kimball 2 drawer lateral file “Senator”
1	Kimball credenza “Senator”
1	Kimball hutch “Senator”
2	Kimball bookshelf “Senator”
1 / 0	Kimball 6’ rectangle conference table “Senator”
2	Kimball 10’ racetrack conference table
2	Kimball 5’ round conference table
1	Kimball 6’ racetrack conference table
2	Telephone stands
18 / 14	2 drawer lateral file – metal[2]
[1]	3 drawer lateral file – metal
6	4 drawer lateral file – metal
2	5 drawer lateral file – metal
3	7’ steel shelves
2	HON 2 door cabinets – metal
3	Inglis Refrigerators Tenant property

1 Loose; located in large conference room

2 Loose; not located under a workstation or in a Kimball-systems furniture printer/work area

Ex. H

EXHIBIT I to Lease

FORM OF LETTER OF CREDIT

L/C DRAFT LANGUAGE

IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF

DATE:

BENEFICIARY:

APPLICANT:

AMOUNT: US$000,000.00 (XXXXXXXXXXXXXXXXXXXXXXXXXX U.S. DOLLARS)

EXPIRATION DATE:

LOCATION: AT OUR COUNTERS IN SANTA CLARA, CALIFORNIA

DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF       IN YOUR FAVOR AVAILABLE BY YOUR DRAFTS DRAWN ON US AT SIGHT IN THE FORM OF “EXHIBIT B” ATTACHED AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1.              THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY.

2.              SIGHT DRAFTS DRAWN ON US.

3.              A DATED CERTIFICATION FROM THE BENEFICIARY SIGNED BY AN AUTHORIZED OFFICER, FOLLOWED BY HIS/HER DESIGNATED TITLE, STATING THE FOLLOWING:

(A) “AN EVENT OF DEFAULT (AS DEFINED IN THE LEASE) HAS OCCURRED BY                          AS TENANT UNDER THAT CERTAIN LEASE AGREEMENT BETWEEN TENANT, AND                             AS LANDLORD. FURTHERMORE THIS IS TO CERTIFY THAT: (I) LANDLORD HAS GIVEN WRITTEN NOTICE TO TENANT TO CURE THE DEFAULT PURSUANT TO THE TERMS OF THE LEASE NO.                            DATED                     ; (II) SUCH DEFAULT HAS NOT BEEN CURED UP TO THIS DATE OF DRAWING UNDER THIS LETTER OF CREDIT; AND (III) LANDLORD IS AUTHORIZED TO DRAWN DOWN ON THE LETTER OF CREDIT.

AND

(B)  THIS IS TO CERTIFY THAT LANDLORD WILL HOLD THE FUNDS DRAWN UNDER THIS LETTER OF CREDIT AS SECURITY DEPOSIT FOR TENANT OR APPLY SAID FUNDS TO TENANT’S OBLIGATION UNDER THE LEASE.”

PARTIAL DRAWS ARE ALLOWED. THIS ORIGINAL LETTER OF CREDIT MUST ACCOMPANY ANY DRAWINGS HEREUNDER FOR ENDORSEMENT OF THE DRAWING AMOUNT AND WILL BE RETURNED TO THE BENEFICIARY UNLESS IT IS FULLY UTILIZED.

Ex. I

IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF

DATED

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST       DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE SEND YOU A NOTICE BY REGISTERED MAIL/OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESS THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND                                 .

THIS LETTER OF CREDIT MAY ONLY BE TRANSFERRED IN ITS ENTIRETY BY THE ISSUING BANK, ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATIONS, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U.S. DEPARTMENT OF TREASURY AND U.S. DEPARTMENT OF COMMERCE, UPON OUR RECEIPT OF THE ATTACHED “EXHIBIT A” DULY COMPLETED AND EXECUTED BY THE BENEFICIARY AND ACCOMPANIED BY THE ORIGINAL LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY, TOGETHER WITH THE PAYMENT OF OUR TRANSFER FEE 1/4 OF 1% OF THE TRANSFER AMOUNT (MINIMUM USD250.00). THE CORRECTNESS OF THE SIGNATURE AND TITLE OF THE PERSON SIGNING THE TRANSFER FORM MUST BE VERIFIED BY YOUR BANK.

DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF CREDIT.

DOCUMENTS MUST BE FORWARDED TO US BY OVERNIGHT DELIVERY SERVICE TO: SILICON VALLEY BANK, 3003 TASMAN DRIVE, SANTA CLARA CA 95054, ATTN: INTERNATIONAL DIVISION.

WE HEREBY AGREE WITH THE DRAWERS, ENDORSERS AND BONAFIDE HOLDERS THAT THE DRAFTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO THE DRAWEE, IF NEGOTIATED ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT.

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER INDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

Ex. I

EXHIBIT “A”

DATE:

To:	SILICON VALLEY BANK
	3003 TASMAN DRIVE		RE:	STANDBY LETTER OF CREDIT
	SANTA CLARA. CA 95054			NO.	ISSUED BY
	ATTN:	INTERNATIONAL DIVISION		SILICON VALLEY BANK, SANTA CLARA
		STANDBY LETTERS OF CREDIT		L/C AMOUNT:

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WIHTOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,	SIGNATURE AUTHENTICATED

The name(s), title(s), and signature(s) conform to that/those on file with us for the company and the signature(s) is/are authorized to execute this instrument.

We further confirm that the company has been identified applying the appropriate due diligence and enhanced due diligence as required by BSA and all its subsequent amendments.

(BENEFICIARY’S NAME)

SIGNATURE OF BENEFICIARY

SIGNATURE AUTHENTICATED
(Name of Bank)

(NAME OF BANK)	(Address of Bank)

(City, State, Zip Code)
AUTHORIZED SIGNATURE
(Authorized Name and Title)

(Authorized Signature)

(Telephone number)

Ex. I

EXHIBIT “B”

DATE:		REF. NO.

AT SIGHT OF THIS DRAFT

PAY TO THE ORDER OF		US$

USDOLLARS

DRAWN UNDER SILICON VALLEY BANK, SANTA CLARA, CALIFORNIA, STANDBY LETTER OF CREDIT NUMBER NO. DATED

TO:	SILICON VALLEY BANK
3003 TASMAN DRIVE
	SANTA CLARA, CA 95054	(BENEFICIARY’S NAME)

Authorized Signature

GUIDELINES TO PREPARE THE DRAFT

1.              DATE: ISSUANCE DATE OF DRAFT.

2.              REF. NO.: BENEFICIARY’S REFERENCE NUMBER, IF ANY.

3.              PAY TO THE ORDER OF: NAME OF BENEFICIARY AS INDICATED IN THE L/C (MAKE SURE BENEFICIARY ENDORSES IT ON THE REVERSE SIDE).

4.              US$: AMOUNT OF DRAWING IN FIGURES.

5.              USDOLLARS: AMOUNT OF DRAWING IN WORDS.

6.              LETTER OF CREDIT NUMBER: SILICON VALLEY BANK’S STANBY L/C NUMBER THAT PERTAINS TO THE DRAWING.

7.              DATED: ISSUANCE DATE OF THE STANDBY L/C.

8.              BENEFICIARY’S NAME: NAME OF BENEFICIARY AS INDICATED IN THE L/C.

9.              AUTHORIZED SIGNATURE: SIGNED BY AN AUTHORIZED SIGNER OF BENEFICIARY.

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS DRAFT, PLEASE CALL OUR L/C PAYMENT SECTION AND ASK FOR:

ENRICO NICOLAS: 408-654-7127

LINDA WU: 408-654-7716

Ex. I

EXHIBIT J to Lease

JANITORIAL SPECIFICATIONS

A.  OFFICE AREAS

Daily:

All cleaning in the Premises will be performed five days each week, including either Monday through Friday or Sunday through Thursday, and excluding the holidays set forth in the lease.

1.            Empty and wipe all waste receptacles; remove waste materials from the Premises; replace liners as necessary.

2.            Dust with treated cloth the tops of all desks, credenzas, files, fixtures, windowsills, and all other horizontal surfaces (within reach). Papers on desktops will not be moved.

3.            Remove fingerprints, smudges, etc. from doors, doorframes, partition glass, sidelights, walls, and around light switches.

4.            Vacuum all rugs and carpet unobstructed by furniture, replacing chairs to their original positions. Spot clean minor stains as necessary.

5.            Dust mop wood, resilient and composition floor areas with treated dust mops. Spot mop as necessary.

6.            Dust mop all marble floors with untreated dust mop.

7.            Spot mop all spills on hard surfaces floors as necessary.

8.            Turn off lights except as otherwise directed.

9.            Secure all locks and doors.

Monthly:

1.            Dust all doorjambs

2.            Dust all areas above and below the janitor’s normal reach (not to exceed 10 ft.).

3.            Detail vacuum edges of carpet and all other carpeted areas not reached by normal vacuuming on a daily basis.

4.            Vacuum or dust all air vents.

Quarterly:

1.            Machine scrub and refinish all building standard resilient floors.

2.            Vacuum all fabric furniture.

B.  ELEVATOR LOBBIES AND PUBLIC CORRIDORS

Nightly:

All of the following cleaning services will be performed five days each week, including either Monday through Friday or Sunday through Thursday and excluding the holidays set forth in the Lease:

1.            Dust mop wood, resilient and composition floor areas with treated dust mops. Spot mop as necessary.

Ex. J

2.            Dust mop all marble floors with untreated dust mop.

3.            Remove finger prints from walls, doors, frames and hardware, etc.

4.            Clean and dust, directory board glass and ledges.

5.            Dust all artwork and picture frames.

6.            Secure all doors as directed.

Weekly:

1.            Spot wash all lobby walls and doors.

2.            Clean all door kick plates and thresholds.

3.            Dust all doorjambs.

Quarterly:

1.            Thoroughly scrub and refinish all resilient floors.

C.  PUBLIC RESTROOMS

Daily:

All of the following cleaning services will be performed five days each week, including either Monday through Friday or Sunday through Saturday and excluding the holidays set forth in the Lease.

1.            Empty and sanitize all trash receptacles and sanitary napkin disposal units. Replace waste bags and liners.

2.            Wash and disinfectant all basins, bowls, both sides of the toilet seats, and urinals (including tile walls near urinals).  Damp wipe all partitions, clean flushometers, piping, toilet seat hinges and other metal surfaces.  Clean underside of rim on urinals and bowls.

3.            Wash and polish all mirrors, powder shelves, bright work (including exposed piping below wash basins), towel dispensers, receptacles and any other metal surfaces.

4.            Spot wash walls and doors.

5.            Dust all ledges and tops of partitions.

6.            Fill toilet tissue, soap, paper towels and sanitary dispensers.

7.            Sweep and damp-mop all hard surface floor areas with germicidal solution.

Monthly:

1.            Wash and all partitions and tile walls.

2.            Vacuum or wash as necessary all ventilation grills.

3.            Dust all doors and doorjambs

4.            Machine-scrub all hard surface floors.

D.  LUNCH ROOMS AND KITCHEN AREAS

Nightly:

All of the following cleaning services will be performed five days each week, including either Monday through Friday or Sunday through Thursday and excluding the holidays set forth in the Lease:

Ex. J

1.            Remove trash and place for disposal. Change all liners nightly.

2.            Wipe tables, chairs and countertops.

3.            Clean kitchen sink.

4.            Wipe front of oven refrigerator and dishwasher.

5.            Sweep and spot mop floor.

6.            It is understood that Landlord shall have no obligation (a) to wash or otherwise clean dishes, glasses and other utensils used (or preparing food or beverages or (b) to remove or store such dishes, glasses and other utensils in order to clean any area, fixture  or surface or the Premises.

Weekly:

1.            Clean out and wipe down refrigerators every Friday.

Monthly:

1.            Spot wash doors and walls.

2.            Scrub and refinish resilient floors.

E.  JANITORIAL ROOMS, STORAGE ROOMS AND CLOSETS

Nightly:

All of the following cleaning services will be performed five days each week, including either Monday through Friday or Sunday through Thursday and excluding the holidays set forth in the Lease:

1.            Remove trash from all of the above listed areas.

2.            Maintain an orderly arrangement of all janitorial supplies and paper products in the storage rooms and service sink closets.

3.            Maintain in a clean and orderly arrangement all equipment stored in these areas, such as mops, buckets, brooms, vacuum cleaners, scrubbers, etc.

4.            Clean and disinfect service sinks as required.

5.            Sweep and damp-mop service sink closet floors. Deodorize and disinfect as required.

6.            Sweep storeroom floors.

F.  ELEVATORS CABS

Nightly:

All of the following cleaning service’ will be performed five days each week, including either Monday through Friday or Sunday through Thursday, and excluding the holidays set forth In the Lease:

1.            Dust all walls, doors and ceiling.

2.            Vacuum carpets and spot clean stains.

3.            Spot clean elevator saddles.

4.            Clean all metal work.

Monthly:

Ex. J

1.            Dust air duct grilles.

2.            Wash all elevator door fronts.

3.            Clean and vacuum all elevator saddles.

G.  STAIRWAYS

Nightly:

1                Police all stairways

Monthly:

1.            Sweep all stairways

2.            Dust all stairway lights within reach

3.            Dust all doors.

4.            Dust all handrails.

5.            Spot wash walls.

Quarterly:

1.            Damp mop all stairways.

H.  EXTERIOR STRUCTURE AND GROUNDS SERVICES

Nightly:

All of the following cleaning services will be performed five days each week, including either Monday through Friday or Sunday through Thursday, and excluding the holidays set forth in the Lease:

1.            Inspect entire perimeter or project.

2.            Spot sweep accumulations of dirt, papers and leaves in all common areas where wind tends to cause a collection of this debris.

I. GENERAL PROVISIONS

All cleaning services shall be performed after Regular Business Hours except as otherwise specifically requested by Tenant and except for exterior window washing and other exterior services. However, in no event shall such exterior services unreasonably interfere with Tenant’s use or enjoyment of the Premises or the Project.

The janitorial and cleaning services shall be comparable to the janitorial and cleaning services of comparable buildings with respect to the level of quality and the manner in which such services are performed. This cleaning specification may be reasonably changed or altered by landlord from time to time to facilitate conformity with the latest methods of maintenance and cleaning technology generally recognized as acceptable for the Comparable Buildings, subject to Tenant’s approval with respect to the conformity of such changes with the latest methods of maintenance and cleaning technology generally recognized as acceptable for comparable buildings, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord reserves the right to reasonably alter the

Ex. J

level of service from time to time as determined by Landlord to be appropriate for a first-class office building, subject to Tenant’s approval, which shall not be unreasonably withheld, conditioned or delayed. However, in no event the level of quality of service be diminished by such changes. In the event Tenant requires a higher level of service beyond that which was required to be provided or was actually provided on the Commencement Date, pursuant to this Lease to suit it particular needs, the cost of such additional service shall be borne by Tenant.

Ex. J

SCHEDULE 4.11

PARKING ENCUMBRANCE

Restaurant Parking

Prior to the issuance of building permits, the developer shall pay to the City traffic mitigation fees pursuant to Section 6 of Development Agreement No. 89-002 (Westlake North).

If necessitated by adjacent restaurant development within Planning Area A of the Westlake North Specific Plan, the developer shall execute, to the reasonable satisfaction of the City, a shared parking agreement with Huntington Hotel Development, owners of Planning Area A (Parcel Map 060324), to provide up to 40 parking spaces on Planning Area B for use by future restaurant patrons on Planning Area A after 6.00 p.m. on weekdays and weekends.  Said agreement shall remain in effect until it can be demonstrated to the reasonable satisfaction of the City that said parking spaces no longer required to support said adjacent restaurant uses, or until such agreement is so demonstrated to preclude occupancy of the subject office buildings approved herein by a use otherwise permitted by the Westlake North Specific Plan. In the event that the later is demonstrated, the owner of the subject property shall negotiate in good faith a new agreement for shared parking for and alternative number of spaces at an alternative location.